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Subject to Completion, dated March 1, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

2,000,000 Preferred Securities
SPECTRUM CAPITAL TRUST II
    % Cumulative Preferred Securities

Fully, Irrevocably and Unconditionally Guaranteed
on a Subordinated Basis as Described in this Prospectus by

SPECTRUM BANCORPORATION, INC.

    The preferred securities of Spectrum Capital Trust II offered by this prospectus represent an indirect interest in   % junior subordinated debentures of Spectrum Bancorporation, Inc. The junior subordinated debentures of Spectrum have the same payment terms as the preferred securities and will be purchased and held by Spectrum Capital Trust II using proceeds of this offering.

    Spectrum Capital Trust II has applied to list the preferred securities for trading on the American Stock Exchange under the trading symbol SBK.Pr.B. The preferred securities are expected to begin trading on the American Stock Exchange when they are issued.

    You should consider the "Risk Factors" beginning on page 9 before investing in the Preferred Securities.

    The preferred securities are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Preferred Security	Total
Price to Investors	$10.00	$20,000,000
Proceeds to Spectrum Capital Trust II	$10.00	$20,000,000
Underwriting Commissions	$.35	$700,000
Proceeds to Spectrum	$9.65	$19,300,000

    The underwriters have entered into a firm commitment underwriting agreement with Spectrum and Spectrum Capital Trust II, which means that all securities will be purchased by the underwriters, if any are. In addition, the underwriters may purchase up to 300,000 additional preferred securities to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Howe Barnes Investments, Inc.	D.A. Davidson & Co.

            , 2001

[Map of the states of South Dakota, Nebraska, Iowa and Missouri showing the Spectrum Bancorporation, Inc. and Great Western Bank banking locations]

[INSIDE FRONT COVER]

TABLE OF CONTENTS

Prospectus Summary	2
Recent Developments	7
Risk Factors	9
Selected Consolidated Financial Data of Spectrum	15
Selected Consolidated Financial Data of Great Western Securities	17
Unaudited Pro Forma Condensed Combined Financial Statements	18
Special Note Regarding Forward-Looking Statements	22
Use of Proceeds	22
Accounting and Regulatory Treatment	23
Capitalization	24
Management's Discussion and Analysis of Financial Condition and Results of Operations	26
Description of Great Western Securities	48
Business	56
Management	63
Principal Stockholders	66
Related Party Transactions	67
Supervision and Regulation	70
Description of the Preferred Securities	76
Description of Junior Subordinated Debentures	90
Book-Entry Issuance	99
Description of Preferred Securities Guarantee	101
Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Preferred Securities Guarantee	104
Material Federal Income Tax Consequences	106
ERISA Considerations	110
Underwriting	111
Reports of Spectrum	113
Available Information	113
Legal Matters	113
Experts	113
Index to Financial Statements	F-1

    You should only rely on the information contained or incorporated by reference in this prospectus. Spectrum has not, and its underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Spectrum is not, and its underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

    You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all the information you should consider. You should also read the more detailed information set forth in this prospectus, the consolidated financial statements of Spectrum and related notes. Unless otherwise indicated, all information in this prospectus assumes that the underwriters' over-allotment option is not exercised.

Spectrum and Spectrum Capital Trust II

    Spectrum is a $971 million multibank holding company, offering full service community banking through two banks with 17 banking locations in South Dakota, two banks with 22 banking locations in southern Iowa and one bank with two banking locations in northern Missouri. Spectrum's operating strategy is to provide high quality community banking services to its customers and increase market share through solicitation of new business and repeat business and referrals from customers. Spectrum's external expansion strategy is the acquisition of community banks in or near its primary market areas, or in strategic markets primarily within the Midwest and the establishment of new branches in these markets.

    Spectrum has agreed to acquire Great Western Securities, Inc., a $703 million one-bank holding company for Great Western Bank, which serves the Omaha, Nebraska metropolitan area through 12 locations. Spectrum will acquire 50% of Great Western Securities common stock for $65,613,000, consisting of $55,613,000 of cash and $10,000,000 of preferred stock. In addition, Spectrum will purchase the shares of Great Western Bank not owned by Great Western Securities for $2,387,000 in cash.

    Deryl F. Hamann, Chairman, Chief Executive Officer and principal stockholder of Spectrum, owns as trustee for his children the remaining 50% of the common stock of Great Western Securities. Mr. Hamann's interest in Great Western Securities will be converted into common stock of Spectrum as a result of the merger between the two companies. Mr. Hamann and members of his family will continue to own substantially all of Spectrum's common stock. The merger is expected to occur in March, 2001.

    The table below represents the relative portions of the pro forma consolidated surviving entity attributable to Spectrum and Great Western Securities as of and for the six month period ended December 31, 2000. For purposes of this table, all purchase accounting adjustments have been allocated to Great Western Securities and all adjustments related to the offering have been allocated to Spectrum. Additional information regarding the merger is contained below under "Recent Developments" and "Unaudited Pro Forma Condensed Combined Financial Statements."

	Spectrum		Great Western Securities
	Dollar Amount	Percent of Total	Dollar Amount	Percent of Total	Pro Forma Combined
	(dollars in thousands)
Assets	$971,446	58.0%	$702,597	42.0%	$1,674,043
Loans	685,275	57.4	508,036	42.6	1,193,311
Deposits	800,624	60.0	533,210	40.0	1,333,834
Stockholders' equity	53,913	59.8	36,217	40.2	90,130
Net income	2,905	48.7	3,060	51.3	5,965

    Spectrum's principal executive office is located at 10834 Old Mill Road, Suite One, Omaha, Nebraska 68154-2648. Its telephone number is (402) 333-8330.

    Spectrum Capital Trust II is a business trust created for the purpose of offering the preferred securities and purchasing the junior subordinated debentures of Spectrum. Spectrum Capital Trust II's principal executive office and telephone number are the same as Spectrum's.

The Offering

Preferred Securities Issuer	Spectrum Capital Trust II.
Securities Offered
Spectrum Capital Trust II is offering 2,000,000 of its preferred securities, which generally represent an indirect interest in junior subordinated debentures issued by Spectrum and held by Spectrum Capital Trust II. Spectrum believes that the preferred securities provide access to 30-year financing on more favorable terms to Spectrum than other financing alternatives.

Trust securities include the preferred securities being sold to the public and common securities being sold to Spectrum. Spectrum Capital Trust II will use the proceeds from the sale of trust securities to buy the % junior subordinated debentures due , 2031 from Spectrum with the same payment terms as the preferred securities.
Quarterly Distributions Are Payable to You on the Preferred Securities	The distributions payable on each preferred security will:
• be fixed and accumulate at a rate per year of %;
• accrue from the date of issuance of the preferred securities; and
• be payable after each calendar quarter on January 31, April 30, July 31 and October 31 of each year that the preferred securities are outstanding, beginning on April 30, 2001.
Spectrum and Spectrum Capital Trust II May Defer Distributions to You on the Preferred Securities
Spectrum Capital Trust II will defer distributions on the preferred securities if Spectrum defers interest payments on the junior subordinated debentures. Spectrum generally has the right, if not in default, to defer interest payments on the junior subordinated debentures at one or more times for up to 20 consecutive quarters. During any deferral period, you will still accrue unpaid distributions at the annual rate of %, plus you will earn interest at the annual rate of %, compounded quarterly, on any unpaid distributions.

You Will Still Be Taxed Even If Distributions on the Preferred Securities Are Deferred
If distributions on the preferred securities are deferred, you will be required to accrue interest income and include it in your gross income for federal income tax purposes for as long as the junior subordinated debentures remain outstanding, even if you are a cash basis taxpayer. For further information on deferrals and their tax consequences, see "Risk Factors—Distributions on the preferred securities may be deferred; you may have to include interest in your taxable income before you receive cash," "Description of Junior Subordinated Debentures—Option to Extend Interest Payment Period" and "Material Federal Income Tax Consequences—Interest Income and Original Issue Discount."
You Will Be Required to Sell Your Preferred Securities to Spectrum Capital Trust II When the Junior Subordinated Debentures Mature or If They Are Prepaid
The junior subordinated debentures will mature on , 2031. You will be required to sell your preferred securities to Spectrum Capital Trust II upon the stated maturity date of the junior subordinated debentures or earlier if they are prepaid. In the case of prepayment of the junior subordinated debentures, Spectrum Capital Trust II will redeem your preferred securities on the date of payment of the junior subordinated debentures.
If the Junior Subordinated Debentures Are Prepaid, Your Preferred Securities Will Be Redeemed	If Spectrum obtains any required regulatory approval, Spectrum may prepay:
• all or some of the junior subordinated debentures on or after , 2006; or
• all of the junior subordinated debentures at any time upon the occurrence of events which may have a significant adverse effect on Spectrum's benefits of having the preferred securities outstanding.

Upon any prepayment of the junior subordinated debentures, your preferred securities will be redeemed for $10 per preferred security plus any accrued and unpaid distributions to the date of redemption. For further information on redemption, see "Description of the Preferred Securities—Redemption—Mandatory and Optional Rights of Spectrum" and "Description of Junior Subordinated Debentures—Redemption."

At Its Option, Spectrum May Require You to Exchange Your Preferred Securities for Its Junior Subordinated Debentures
Spectrum has the right at any time to terminate Spectrum Capital Trust II and distribute the junior subordinated debentures to you in exchange for your preferred securities. However, Spectrum must receive prior approval of the Federal Reserve and pay the creditors of Spectrum Capital Trust II. Upon a termination of Spectrum Capital Trust II, you will receive junior subordinated debentures in exchange for the same principal amount of your holdings in preferred securities. For further information concerning distribution of the junior subordinated debentures, see "Description of the Preferred Securities—Distribution of Junior Subordinated Debentures." If the junior subordinated debentures are distributed, Spectrum will use its best efforts to list them on the American Stock Exchange or the Nasdaq National Market in place of the preferred securities, but there is no assurance that the listing will occur or that the junior subordinated debentures will be marketable.
Your Preferred Securities Are Fully and Unconditionally Guaranteed by Spectrum on a Subordinated Basis as Described in This Prospectus	Spectrum will fully, irrevocably and unconditionally guarantee Spectrum Capital Trust II's obligations under the preferred securities on a subordinated basis.

If Spectrum does not make a payment on the junior subordinated debentures when obligated to do so, Spectrum Capital Trust II will not have sufficient funds to make payments on the preferred securities. The preferred securities guarantee does not cover payments when Spectrum Capital Trust II does not have sufficient funds. In case Spectrum fails to make a payment of principal and interest on the junior subordinated debentures when obligated, you may proceed directly against Spectrum.
For further information concerning the preferred securities guarantee of Spectrum, see "Description of Preferred Securities Guarantee."
How Preferred Securities Rank in Payment Compared to Other Obligations of Spectrum	Spectrum's obligations under its preferred securities guarantee and the junior subordinated debentures are unsecured and rank:
• junior in right of payment to all current and future senior and subordinated debt of Spectrum;
• junior to Spectrum's current and future subordinated capital notes and other capital notes;

• senior to Spectrum's preferred stock; and
• equal in priority to Spectrum's subordinated debentures associated with the $20.4 million of trust preferred securities issued by Spectrum Capital Trust I.

In addition, because Spectrum is a multibank holding company, all existing and future liabilities of Spectrum's subsidiaries will rank prior to all obligations of Spectrum relating to the preferred securities and the junior subordinated debentures. There is no limit on the amount of other preferred securities or other junior subordinated debentures of Spectrum that may be issued in the future. Future issuance of this type will rank equally with Spectrum's obligations under the junior subordinated debentures and its preferred securities guarantee. The preferred securities will generally rank equally and payments on them will be made proportionately with the common securities of Spectrum Capital Trust II, which will be held by Spectrum.
You Will Have Limited Voting Rights
As a holder of preferred securities, you will have limited voting rights. These rights relate only to the termination of Spectrum Capital Trust II and removal of the property trustee and the indenture trustee of Spectrum Capital Trust II. See "Description of the Preferred Securities— Voting Rights; Amendment of the Trust Agreement."
Use of Proceeds of Sale of the Preferred Securities
The proceeds of the sale of the preferred securities will be invested by Spectrum Capital Trust II in the junior subordinated debentures. The net proceeds to Spectrum from the sale of junior subordinated debentures will be used to acquire Great Western Securities, and its subsidiary, Great Western Bank, Omaha, Nebraska. Pending their application, the net proceeds may be invested in certificates of deposit or short-term, marketable, investment grade interest-bearing securities. See "Use of Proceeds."

RECENT DEVELOPMENTS

    Spectrum has agreed to acquire by merger Great Western Securities, a holding company for Great Western Bank, Omaha, Nebraska. Spectrum has also agreed to acquire from an unrelated party the 4.67% of Great Western Bank which Great Western Securities does not own.

    Deryl F. Hamann, Chairman, Chief Executive Officer and principal shareholder of Spectrum, owns as trustee for his children, 50% of the common stock of Great Western Securities. As a result of the merger, the trusts will receive 46,319 shares of common stock of Spectrum, constituting 36.94% of Spectrum's then outstanding common stock. This aspect of the merger is not an arm's length transaction because Mr. Hamann and members of his family own substantially all of the common stock of Spectrum before the merger and will own substantially all of the common stock of Spectrum after the merger. The number of shares of common stock of Spectrum issuable in the merger to the trusts was determined by a valuation dated as of November 30, 2000 by The Financial Valuation Group, an unaffiliated party.

    The remaining 50% of the common stock of Great Western Securities, all of its outstanding preferred stock and 4.67% of the common stock of Great Western Bank are being acquired from an unrelated party for a total of $58,000,000 in cash and $10,000,000 of Spectrum's series 3 preferred stock. This aspect of the merger is an arm's length transaction which was negotiated by Mr. Hamann, on behalf of Spectrum, and the unrelated party.

    Spectrum plans to fund the $58,000,000 of cash needed in the acquisition as follows:

  •
  $35,000,000 of proceeds from the sale of Spectrum's subordinated capital notes to Capital Investors, LLC, a Nebraska limited liability company owned by certain common stockholders of Spectrum.

  •
  $18,900,000 from the net proceeds to Spectrum of the sale of its junior subordinated debentures which will be purchased by Spectrum Capital Trust II with the proceeds from the sale of the preferred securities offered by this prospectus.

  •
  $4,100,000 from a combination of cash on hand and receipt of a special dividend from Great Western Bank following the merger.

    Capital Investors, LLC is a newly formed special purpose entity owned by stockholders of Spectrum for the purpose of financing the purchase of Spectrum's subordinated capital notes. This structure was designed to meet requirements of the third party lender to Capital Investors and to qualify Spectrum's subordinated capital notes as Tier II capital for regulatory purposes. The subordinated capital notes will bear interest at a floating rate of one percent per annum over prime rate and will be due            , 2011 with interest payable quarterly. Spectrum has the right to prepay the subordinated capital notes without penalty. Depending upon the availability of funds and Spectrum's capital requirements, Spectrum intends to prepay the subordinated capital notes at the rate of 20% of the original principal amount each year beginning in 2007 through 2011. Spectrum's obligations under its preferred securities guarantee and the junior subordinated debentures are unsecured and rank junior to Spectrum's obligations under its subordinated capital notes.

    Capital Investors has negotiated a loan from an unaffiliated bank of $35,000,000 to purchase Spectrum's subordinated capital notes. Capital Investors expects the loan to have the following terms. Capital Investors is to have the option to either fix the rate of interest at the five-year treasury rate plus 350 basis points but not less than the lender's cost of funds plus 250 basis points at the date the loan is closed, or to select a rate of interest at LIBOR plus 215 basis points fixed at intervals ranging from 30 days to 180 days. Interest is to be payable quarterly on the loan and principal is to be payable annually in each year beginning 2007 through 2011. If the loan had been made on February 15, 2001, Spectrum believes Capital Investors would have selected the 180-day LIBOR rate which would have been 7.45% per annum. Capital Investors will collateralize its borrowing by pledging the subordinated capital notes to the unaffiliated bank. In addition, the stockholders of Spectrum will pledge their common stock as additional collateral for Capital Investors' loan.

    Spectrum is negotiating a $5,000,000 revolving line of credit from the unaffiliated bank, to be used by Spectrum as a short-term liquidity facility and not to fund the merger transaction. Spectrum will enter into a covenant with the unaffiliated lender not to pledge the stock of its subsidiary banks except to the lender as collateral for Spectrum's loans.

    Spectrum intends to complete the merger as soon as practicable after the closing of the sale of the preferred securities offered by this prospectus and has until March 31, 2001 to do so under the merger agreement. Spectrum has received regulatory approval for the merger from the Federal Reserve. This approval is specifically conditioned upon Spectrum's commitment that it will be well capitalized one year after the merger. Spectrum will be adequately capitalized under regulatory standards upon closing of the issuance of the preferred securities and consummation of the merger, but not well capitalized. While Spectrum anticipates that it will be well capitalized one year after the merger, if it is not, it may be subject to regulatory action which could preclude payment of interest on the junior subordinated debentures and result in a deferral of payments on the preferred securities. See "Risk Factors" and "Supervision and Regulation."

RISK FACTORS

    You should carefully read the following risk factors and other sections of this prospectus before purchasing any preferred securities.

Risk Factors Relating to the Preferred Securities

    If Spectrum does not make payments under the junior subordinated debentures, Spectrum Capital Trust II will be unable to pay distributions and liquidation amounts and the preferred securities guarantee will not apply.

    The ability of Spectrum Capital Trust II to pay distributions and the liquidation amount of $10 per preferred security is solely dependent upon the ability of Spectrum to make the related payments on the junior subordinated debentures when due. If Spectrum defaults on its obligation to pay principal or interest on the junior subordinated debentures, Spectrum Capital Trust II will not have sufficient funds to pay distributions or the liquidation amount. In that case, you will not be able to rely upon the preferred securities guarantee for payment of these amounts because the preferred securities guarantee only applies if Spectrum makes a payment of principal or interest on the junior subordinated debentures.

    If the subsidiary banks are unable to pay sufficient dividends to Spectrum, then Spectrum likely will be unable to make payments on the junior subordinated debentures, thereby leaving insufficient funds for Spectrum Capital Trust II to make payments to you on the preferred securities.

    Spectrum's ability to pay interest and principal on the junior subordinated debentures to Spectrum Capital Trust II depends upon the cash dividends Spectrum receives from its subsidiary banks. The investment in these banks constitutes most of Spectrum's assets. Dividend payments from the banks to Spectrum are subject to, among other things:

  •
  regulatory limitations, generally based on current and retained earnings and capital maintenance requirements, imposed by various bank regulatory agencies;

  •
  profitability, financial condition and capital expenditures and other cash flow requirements of the banks; and

  •
  prior claims of creditors of the banks.

    Distributions on the preferred securities may be deferred; you may have to include interest in your taxable income and pay tax on the interest before you actually receive the cash payment.

    It is possible that you will not receive cash distributions on your preferred securities for one or more periods of up to five years. If this occurs, you will still be required to include accrued interest in your income for United States federal income tax purposes before you actually receive the cash distributions.

    Spectrum has the right, at one or more times, to defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated debentures. This right exists only if no event of default under the junior subordinated debentures has occurred and is continuing. If Spectrum exercises this right, Spectrum Capital Trust II would defer distributions on the preferred securities during any deferral period. However, you would still accrue the right to unpaid distributions at the annual rate of       % of the liquidation amount of $10 per preferred security, and you will earn interest at the annual rate of      %, compounded quarterly, on any unpaid distributions.

    During a deferral period and for as long thereafter as the junior subordinated debentures remain outstanding, you will be required to accrue interest income, as original issue discount, for United States federal income tax purposes in respect of your pro rata share of the junior subordinated debentures held by Spectrum Capital Trust II. As a result, you must include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving cash. You will also not receive the cash distributions related to any accrued and unpaid interest from Spectrum Capital Trust II if you sell the preferred securities before the end of any deferral period. While Spectrum will take the position that original issue discount will not arise before any first deferral period, it is possible that all interest on the junior subordinated debentures would be required to be accounted for as original issue discount. In these circumstances, stated interest would not separately be reported as taxable income.

    In the future Spectrum's regulators may impose restrictions on the ability to pay interest on the junior subordinated debentures.

    Spectrum may also be precluded from making interest payments on the junior subordinated debentures by regulators in order to address any perceived deficiencies in liquidity or regulatory capital levels at the holding company level. Spectrum will be adequately capitalized under regulatory tests at closing of the issuance of the preferred securities and consummation of the Great Western Securities merger, but not well capitalized. Spectrum has committed to regulators that it will be well capitalized within one year from its purchase of Great Western Securities. If Spectrum is not well capitalized at that time or falls below that level in the future, it may be subject to regulatory action. Such regulatory action may require Spectrum to obtain consent from its regulators prior to paying dividends on its capital stock or interest on the junior subordinated debentures. In the event the regulators withhold their consent to Spectrum's payment of interest on the junior subordinated debentures, Spectrum would exercise its right to defer interest payments on the junior subordinated debentures, and Spectrum Capital Trust II would not have funds available to make distributions on the trust preferred securities during such period. The commencement of a deferral period would likely cause the market price of the preferred securities to decline. Spectrum cannot assure you that the regulators will not attempt to preclude it from making interest payments on the junior subordinated debentures. See "Supervision and Regulation."

    The market price of the preferred securities is likely to decline if Spectrum defers payment on the junior subordinated debentures.

    Spectrum has no current intention of exercising its right to defer interest payments on the junior subordinated debentures. However, if Spectrum exercises its right in the future, the market price of the preferred securities is likely to be adversely affected. If you sell the preferred securities during an interest deferral period, you may not receive the same return on your investment as someone else who continues to hold the preferred securities.

    You are subject to risk that your preferred securities will not be outstanding for thirty years due to tax or regulatory events that may trigger the redemption of the junior subordinated debentures by Spectrum and prepayment of the preferred securities prior to the stated maturity date, preventing you from achieving your anticipated rate of return due to the possible unavailability of comparable investment opportunities.

    You are subject to prepayment risk of your preferred securities, making a potential long-term investment a much shorter term one without penalty to Spectrum or Spectrum Capital Trust II. If prepayment occurs, you may not be able to reinvest in securities that would produce a rate of return comparable to the return that you would achieve if the preferred securities remain outstanding for thirty years. Spectrum may cause an early redemption of the preferred securities:

  •
  In whole or in part, beginning on            , 2006, at the option of Spectrum.

  •
  In whole upon an adverse change in (1) the federal tax laws or the interpretation of the tax laws, (2) the laws or regulations requiring Spectrum Capital Trust II to be registered as an investment company, or (3) the laws or regulations denying treatment of all or a substantial portion of the preferred securities as core capital.

    The exercise of these redemption rights is subject to Spectrum having received prior approval of the Federal Reserve, if required.

    Spectrum's obligations under the junior subordinated debentures are unsecured and will rank junior in priority of payment to Spectrum's senior and subordinated debt, including subordinated capital notes, which generally includes indebtedness, liabilities or obligations of Spectrum, contingent or otherwise, and will rank equal in priority with the preferred securities that Spectrum has currently outstanding.

    At December 31, 2000, the aggregate amount of Spectrum's senior and subordinated debt was $79,928,000, excluding deposits. Spectrum will issue an additional $35,000,000 of subordinated capital notes to Capital Investors to be used in part to acquire Great Western Securities, which also will be senior to the preferred securities. Spectrum's obligations under the junior subordinated debentures will also be effectively subordinated to all existing and future liabilities and obligations of its subsidiaries, including its subsidiary banks.

    Distribution of junior subordinated debentures to holders of preferred securities may decrease the market value of the investment since it will not be in the form of preferred securities.

    Your investment in the preferred securities may decrease in value if the junior subordinated debentures are distributed to you. The financial markets are accustomed to the investment in the form of preferred securities. Spectrum cannot predict the liquidity or market prices for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities. If the junior subordinated debentures are distributed, Spectrum will use its best efforts to list them on the American Stock Exchange or the Nasdaq National Market in place of the preferred securities.

    You may not be able to directly enforce rights against Spectrum if an event of default occurs.

    If an event of default under the junior subordinated debentures occurs and is continuing, this event will also be an event of default under the preferred securities. In that case, the holders of the preferred securities would rely on the enforcement by the property trustee of its rights as holder of the junior subordinated debentures against Spectrum. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights any record holder may take action directly against Spectrum to enforce the property trustee's rights. If a default under the preferred securities occurs that is attributable to Spectrum's failure to pay interest or principal on the junior subordinated debentures when obligated to do so, a record holder of the preferred securities may proceed directly against Spectrum. The holders of preferred securities will not be able to exercise directly any other remedies available to the holders of the junior subordinated debentures unless the property trustee fails to do so.

    Limited covenants relating to the preferred securities and the junior subordinated debentures do not protect you.

    The covenants in the governing documents relating to the preferred securities and the junior subordinated debentures are limited. As a result, the governing documents do not protect you in the event of an adverse change in Spectrum's financial condition or results of operations. Nor do the governing instruments limit the ability of Spectrum or any of its subsidiaries to incur additional debt. You should not consider any limitations found in the governing documents to be a significant factor in evaluating whether Spectrum will be able to comply with its obligations under the junior subordinated debentures or the preferred securities guarantee.

    Selling the preferred securities between record dates may result in tax liability to you.

    The preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures. If you dispose of your preferred securities between record dates for payments on the preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include accrued but unpaid interest on the junior subordinated debentures allocable to the preferred securities through the date of disposition in your income as ordinary income. If interest on the junior subordinated debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying junior subordinated debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss which cannot be applied to offset ordinary income for federal income tax purposes, subject to exceptions. See "Material Federal Income Tax Consequences—Interest Income and Original Issue Discount" and "—Sales or Redemption of Preferred Securities" for more information on possible adverse tax consequences to you.

    The price of your preferred securities could decrease if the public market is limited.

    Although Spectrum Capital Trust II has made application for listing of the preferred securities on the American Stock Exchange, there can be no assurance that the application will be approved or that an active and liquid trading market for the preferred securities will develop or be sustained due to a possible limited number of owners of the preferred securities or lack of interest by persons who may want to trade the preferred securities. An inactive or illiquid trading market could adversely affect the price of your preferred securities.

Risk Factors Relating to Spectrum

    If Spectrum's allowance for loan losses is not adequate to cover actual losses, Spectrum's earnings could decrease, increasing the likelihood of deferral on the debentures.

    Spectrum faces the risk that the allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses could materially and adversely affect results of operations. The inability of borrowers to repay loans can erode earnings and capital of banks. Like all financial institutions, Spectrum maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance for loan losses is based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio and commitments to extend credit, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond management's control, and these losses may exceed current estimates.

    State and federal regulatory agencies, as an integral part of their examination process, review Spectrum's loans and its allowance for loan losses. Management believes that Spectrum's allowance for loan losses is adequate to cover anticipated losses. There can be no assurance, however, that management will not determine a need to further increase the allowance for loan losses or that regulators, when reviewing Spectrum's loan portfolios in the future, will not require Spectrum to increase this allowance, either of which could adversely affect Spectrum's earnings. Further, there can be no assurance that Spectrum's actual loan losses will not exceed its allowance for loan losses.

    If economic conditions in Spectrum's primary market area deteriorate, Spectrum's revenues could decrease, increasing the likelihood of deferral on the debentures.

    Spectrum's financial results may be adversely affected by changes in prevailing economic conditions in the Midwest, including declines in real estate values, rapid changes in interest rates, increased fuel costs, adverse employment conditions and the monetary and fiscal policies of the federal government.

At December 31, 2000, Spectrum had $426,828,000 of commercial and agricultural loans representing 62.29% of net loans and Great Western Securities had $184,303,000 of commercial, financial and agricultural loans representing 36.22% of net loans. All of these loans were commercial or financial in nature. Great Western Securities had substantially no agricultural loans. Changes in any of the prevailing economic conditions in South Dakota, eastern Nebraska, southern Iowa and northern Missouri could adversely affect borrowers' abilities to repay commercial and agricultural loans. At December 31, 2000, Spectrum had $381,610,000 of loans secured by real estate representing 55.69% of net loans and Great Western Securities had $252,958,000 of loans secured by real estate representing 49.70% of net loans. Declines in real estate values could adversely affect the amounts realized by Spectrum in the event of loan defaults and subsequent foreclosures. In addition, a significant percentage of the loans of Spectrum are to individuals and businesses in non-metropolitan areas. There can be no assurance that positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have a significant adverse effect on Spectrum.

    A decrease in interest rate spreads would have a negative effect on the net interest income and profitability of Spectrum, and there can be no assurance that a decrease will not occur.

    Spectrum's profitability is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities. Although management believes that the maturities of Spectrum's assets are moderately balanced in relation to maturities of liabilities, this balance involves estimates as to how changes in the general level of interest rates will affect the yields earned on assets and the rates paid on liabilities

    Spectrum faces significant competition, which may negatively impact earnings, financial condition and results of operations.

    Spectrum competes for loans and deposits with other local, regional and national commercial banks, savings banks, savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and nonfinancial institutions, many of which have substantially greater resources than Spectrum, including higher lending limits and more extensive financial, technical and marketing resources. The same is true for Great Western Bank which operates exclusively in the Omaha, Nebraska metropolitan area where unlimited branch banking is permitted. In addition, interstate banking is permitted in South Dakota, Nebraska, Iowa and Missouri. As a result, management believes that Spectrum may experience greater competition in its market areas that may adversely affect interest margins, capital and its ability to grow.

    If Spectrum is unable to maintain adequate management to successfully integrate Great Western Bank into its operations, Spectrum's earnings could decrease.

    As a result of the merger, Great Western Securities will comprise 42.0% of the assets of Spectrum on a pro forma basis. The merger will occur shortly following a change in the presidency of Great Western Bank. The president of the bank resigned in January, 2001 and was succeeded by Spectrum's executive vice president. Spectrum's chairman and CEO and its executive vice president are also the president and executive vice president of Great Western Securities. Spectrum's chairman is also chairman of the Executive Committee of Great Western Bank, and has served in that capacity for over 20 years. He became chairman of Great Western Bank in January, 2001, replacing the former chairman who will leave the board of directors upon Spectrum's acquisition of his 50% interest in Great Western Securities. Management of Spectrum believes there will be no other substantial changes in senior personnel or operations of Great Western Bank. There can be no assurance, however, that Spectrum will be able to retain Great Western Bank's senior management or be able to successfully integrate the bank's operations into Spectrum.

    Great Western Bank is one of 18 lenders recently named as defendants in a purported class action lawsuit.

    On November 21, 2000, certain purported class action members filed an amended petition in an action then pending in an Iowa district court in Lee County, Iowa against Thousand Adventures, Inc., also known as TAI, to add as defendants 18 lenders, including Great Western Bank, with respect to retail installment sales contracts originated by TAI in connection with its sale of campground memberships. The bank had loaned money to TAI secured by retail installment sale contracts. The bank denies any wrongdoing and plans to vigorously contest all aspects of this lawsuit including whether the case can properly proceed as a class action. In the event the lawsuit were determined adversely to Great Western Bank, it could have a material adverse effect on the financial condition or results of operations of Great Western Bank and Spectrum, but the amount of the alleged damages are unspecified and cannot now be accurately estimated by Great Western Bank. See, "Description of Great Western Securities—Legal Proceedings."

SELECTED CONSOLIDATED FINANCIAL DATA OF SPECTRUM

    The following table presents selected consolidated financial data for Spectrum for each of the years in the five-year period ended June 30, 2000 and for the six-month periods ended December 31, 2000 and 1999. The data set forth below as of, and for the six-month periods ended December 31, 2000 and 1999 is unaudited and, in the opinion of management of Spectrum, reflects all adjustments considered necessary for a fair presentation of the results for such interim periods. The interim results are not necessarily indicative of results that may be expected for future periods, including the year ending June 30, 2001. The data set forth below includes the accounts of Citizens Bank, Carlisle, Iowa, from January 14, 2000, the date of acquisition of Citizens Bank, Carlisle, and the accounts of Iowa State Bank, Hamburg, Iowa and United National Bank of Iowa, Sidney, Iowa from August 1, 2000, the effective date of the acquisition of those banking subsidiaries of Hamburg Financial, Inc. The completed acquisitions were accounted for under the purchase method of accounting. The following table should be read in conjunction with the consolidated financial statements of Spectrum and the notes thereto appearing elsewhere in this prospectus and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The merger of Spectrum and Citizens Corporation on August 7, 2000 has been accounted for at historical cost in a manner similar to a pooling-of-interests combination and, accordingly, the consolidated financial statements prior to the combination have been restated to include the accounts and results of operations of Citizens Corporation. See "Related Party Transactions." The Selected Consolidated Financial Data below takes into account this restatement.

	At or for the Six Months Ended December 31,			At or for the Year Ended June 30,
	2000		1999	2000	1999	1998	1997	1996
	(dollars in thousands, except per common share data)
Consolidated statement of income:
Interest income	$38,343		$27,791	$61,363	$51,709	$47,089	$42,025	$33,833
Interest expense	21,597		14,107	31,515	25,548	24,273	20,829	16,406
Net interest income	16,746		13,684	29,848	26,161	22,816	21,196	17,427
Provision for loan losses	1,052		829	2,036	1,563	1,434	1,619	3,045
Other income	4,181		3,531	7,233	6,662	5,169	4,179	3,672
Other expenses	12,571		9,321	21,057	18,621	16,020	15,118	12,548
Income taxes	2,387		2,325	4,440	4,089	3,184	2,602	1,970
Minority interest in earnings of subsidiaries	240		202	404	357	312	261	248
Net income	4,677		4,538	9,144	8,193	7,035	5,775	3,288
Per common share data:
Earnings per share	$58.19		$56.34	$113.62	$101.42	$86.71	$70.81	$36.03
Dividends	16.51	(1)	3.01	12.45	11.49	3.93	6.74	0.00
Tangible book value per share(2)	535.72		504.21	483.05	472.29	402.73	332.11	259.90
Consolidated balance sheet:
Assets	970,346		741,674	850,776	684,236	616,526	550,503	479,864
Loans, net of unearned fees	696,060		548,636	634,757	522,800	456,911	407,410	340,214
Allowance for loan losses	10,785		7,250	8,197	6,838	6,276	6,300	5,659
Deposits	800,624		599,940	691,535	569,971	512,342	455,454	406,521
Long-term notes payable	52,707		39,289	50,932	41,116	38,792	39,730	24,524
Company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures	20,400		20,400	20,400	—	—	—	—
Nonperforming assets	9,675		7,114	9,567	7,854	8,500	7,807	3,418
Stockholders' equity	53,913		44,395	47,822	41,768	36,471	29,968	24,407

(1)
Prior to its merger with Spectrum, Citizens Corporation distributed $1,200,000 in the form of subordinated capital notes, representing a distribution of income taxed to shareholders while it qualified as an "S" corporation. These subordinated capital notes are now obligations of Spectrum. See "Capitalization."

(2)
Stockholders' equity less preferred stock less cost in excess of net assets acquired (goodwill), divided by period end shares of common stock.

	At or for the Six Months Ended December 31,				At or for the Year Ended June 30,
	2000		1999		2000		1999		1998		1997		1996
Key ratios(3):
Net interest margin(4)	3.99%		4.16%		4.21%		4.34%		4.24%		4.53%		4.59%
Return on average assets	1.02		1.33		1.19		1.25		1.20		1.13		0.79
Return on average stockholders' equity	18.43		21.09		19.67		20.47		21.01		21.37		13.55
Nonperforming loans to total loans	1.33		1.28		1.49		1.48		1.84		1.89		0.89
Loan charge-offs to average loans(3)	0.09		0.05		0.10		0.21		0.46		0.26		0.23
Allowance for loan losses to total loans	1.55		1.32		1.29		1.31		1.37		1.55		1.66
Allowance for loan losses to nonperforming loans	116.25		103.23		86.70		88.37		74.73		82.02		187.94
Tier I risk-based capital	9.47		10.96		9.80		8.10		7.99		7.71		7.37
Total risk-based capital	11.24		13.19		11.60		9.30		9.25		8.97		8.54
Tier I leverage ratio	6.97		8.52		7.20		6.40		5.83		5.59		5.56
Stockholders' equity to assets	5.56		5.99		5.62		6.10		5.92		5.44		5.09
Ratio of earnings to combined fixed charges and preference security dividends(5):
Including interest on deposits	1.33	x	1.49	x	1.43	x	1.48	x	1.42	x	1.40	x	1.28	x
Excluding interest on deposits	2.88	x	3.73	x	3.32	x	4.29	x	3.64	x	3.80	x	2.97	x

(3)
The ratios for the six months ended December 31, 2000 and 1999 other than loan charge-offs to average loans have been annualized and are not necessarily indicative of the results for the entire year.

(4)
The net interest margin is presented on a tax equivalent basis.

(5)
The ratio of earnings to combined fixed charges and preference security dividends is computed by dividing (x) the sum of income before income taxes and fixed charges by (y) fixed charges and dividends on Spectrum's series 1 and 2 preferred stock. Fixed charges consist of interest on borrowings, amortization of debt expense, and implicit interest on leases.

SELECTED CONSOLIDATED FINANCIAL DATA OF GREAT WESTERN SECURITIES

    The following table presents selected consolidated financial data for Great Western Securities for each of the years in the three-year period ended June 30, 2000 and for the six-month periods ended December 31, 2000 and 1999. The data set forth below as of, and for the six-month periods ended December 31, 2000 and 1999 is unaudited and, in the opinion of management of Great Western Securities, reflects all adjustments considered necessary for a fair presentation of the results for such interim periods. The interim results are not necessarily indicative of results that may be expected for future periods, including the year ending June 30, 2001. The following table should be read in conjunction with the consolidated financial statements of Great Western Securities and the notes thereto appearing elsewhere in this prospectus and the information contained in "Description of Great Western Securities."

	At or for the Six Months Ended December 31,				At or for the Year Ended June 30,
	2000		1999		2000		1999		1998
	(dollars in thousands except per common share data)
Consolidated statement of income:
Interest income	$26,406		$21,643		$45,442		$39,883		$35,487
Interest expense	13,765		9,890		21,358		17,440		16,037
Net interest income	12,641		11,753		24,084		22,443		19,450
Provision for loan losses	429		220		1,880		442		1,101
Other income	3,253		4,601		14,800		7,840		7,571
Other expenses	9,189		9,605		20,442		19,537		15,998
Income taxes	2,229		2,265		5,903		3,551		3,427
Minority interest in earnings of subsidiaries	189		201		513		328		358
Net income	3,858		4,063		10,146		6,425		6,137
Per common share data:
Earnings per share	$6,028		$6,353		$15,902		$10,016		$9,550
Cash dividends	1,582		396		1,384		712		316
Tangible book value per share(1)	84,233		68,116		75,628		62,706		55,053
Consolidated balance sheet:
Assets	668,323		595,886		650,442		556,355		481,543
Loans, net of unearned fees(2)	516,800		442,693		476,184		395,264		364,718
Allowance for loan losses	7,864		5,975		7,134		5,754		5,346
Deposits	532,410		479,972		539,162		444,700		409,281
Long-term notes payable	40,204		13,926		25,738		19,412		17,343
Nonperforming assets	8,064		5,064		4,664		3,446		5,632
Stockholders' equity	54,035		43,849		49,397		41,230		36,381
Key Ratios(3):
Net interest margin	4.10%		4.42%		4.32%		4.67%		4.72%
Return on average assets	1.18		1.42		1.68		1.24		1.36
Return on average stockholders' equity	14.93		19.10		22.39		16.56		18.41
Nonperforming loans to total loans	1.56		1.14		0.98		0.85		1.53
Loan charge-offs (net) to average loans(3)	(0.06)		0.00		0.11		0.01		0.06
Allowance for loan losses to total loans	1.52		1.35		1.50		1.46		1.47
Allowance for loan losses to nonperforming loans	97.69		118.06		153.12		170.49		96.06
Tier I risk-based capital	10.06		10.02		9.83		9.20		9.67
Total risk-based capital	11.31		11.17		11.08		10.41		10.92
Tier I leverage ratio	8.31		7.98		8.25		7.97		8.39
Stockholders' equity to assets	8.09		7.36		7.59		7.41		7.56
Ratio of earnings to combined fixed charges and preference security dividends(4):
Including interest on deposits	1.45	x	1.65	x	1.76	x	1.58	x	1.57	x
Excluding interest on deposits	4.77	x	5.32	x	6.42	x	5.75	x	8.25	x

(1)
Stockholders' equity less preferred stock less cost in excess of net assets acquired (goodwill), divided by period end shares outstanding of common stock.

(2)
Before allowance for loan losses.

(3)
The ratios for the six months ended December 31, 2000 and 1999 other than loan charge-offs to average loans have been annualized and are not necessarily indicative of the results for the entire year.

(4)
The ratio of earnings to combined fixed charges and preference security dividends is computed by dividing (x) the sum of income before income taxes and fixed charges by (y) fixed charges and dividends on Great Western's preferred stock. Fixed charges consist of interest on borrowings, amortization of debt expense, and implicit interest on leases.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined balance sheet as of December 31, 2000 and unaudited pro forma condensed, combined statements of income for the six months ended December 31, 2000 and the year ended June 30, 2000 combine Spectrum's historical consolidated financial statements with the historical consolidated financial statements of Great Western Securities and are intended to give you a better picture of what the companies might have looked like as a combined entity. The unaudited pro forma condensed combined balance sheet assumes that the Great Western Securities acquisition was consummated on the balance sheet date. The unaudited pro forma condensed combined statements of income assume that the Great Western Securities acquisition was consummated at the beginning of the periods indicated. The companies may have performed differently if they had been combined.

    The acquisition of Great Western Securities will be accounted for as a purchase and results of operation of Great Western Securities from the date of acquisition will be included in the consolidated financial statements of Spectrum. The net assets previously attributed to the ownership of Deryl F. Hamann will be recorded at predecessor cost, due to Mr. Hamann's continuing interest. The remaining net assets will be recorded at fair value.

    The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. You should not rely on the pro forma information as being indicative of the consolidated financial position or results of future operations of the combined entity or of the actual results that would have been achieved had the acquisition been consummated as of the dates indicated above.

    The unaudited pro forma condensed combined financial statements do not incorporate, nor do they assume, any benefits for cost savings or synergies of the combined entity.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2000

			Pro Forma Adjustments
		Great Western Securities					Pro Forma Combined
	Spectrum		Debits		Credits
	(dollars in thousands)
ASSETS
Cash and due from banks	$32,369	$20,532	$53,900	(a)	$53,000	(b)	$53,801
Federal funds sold	51,432	8,000	—		5,000	(b)	54,432

Total cash and cash equivalents	83,801	28,532	53,900		58,000		108,233
Certificates of deposit	5,263	—	—		—		5,263
Securities available for sale	147,827	109,217	—		—		257,044
Loans receivable, net	685,275	508,936	—		900	(d)	1,193,311
Premises and equipment, net	20,227	9,677	1,700	(d)	—		31,604
Accrued interest receivable	11,032	4,632	—		—		15,664
Cost in excess of net assets acquired	9,855	—	31,155	(d)	—		41,010
Mortgage servicing rights	—	4,079	30	(d)	—		4,109
Core deposit intangibles	—	—	10,000	(d)	—		10,000
Other assets	7,066	3,250	1,100	(a)	3,611	(d)	7,805

	$970,346	$668,323	$97,885		$62,511		$1,674,043

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Non interest bearing	$81,813	$73,670	—		—		$155,483
Interest bearing	718,811	$458,740	—		800	(d)	1,178,351
Total deposits	800,624	532,410	—		800		1,333,834
Federal funds purchased and securities sold under agreements to repurchase	26,733	31,674	—		—		58,407
Notes payable	51,995	40,204	—		—		92,199
Subordinated capital notes	1,200	—	—		35,000	(a)	36,200
Company obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures	20,400	—	—		20,000	(a)	40,400
Accrued interest and other liabilities	11,368	7,392	—		—		18,760

	912,320	611,680	—		55,800		1,579,800

Minority interest in subsidiaries	4,113	2,608	2,608	(c)	—		4,113
Commitments and contingencies
Stockholders' equity
Preferred stock	1,700	800	800	(c)	10,000	(b)	11,700
Common stock	79	63	17	(c)	—		125
Additional paid-in capital	2,069	10	10	(c)	—		2,069
Retained earnings	49,627	52,668	26,744	(c)	—		75,551
Accumulated other comprehensive income (loss)	438	494	247	(c)	—		685

	53,913	54,035	27,818		10,000		90,130

	$970,346	$668,323	$30,426		$65,800		$1,674,043

(a)
This adjustment represents the sale of $20,000,000 of trust preferred securities and payment of the related estimated issuance costs of $1,100,000 as provided under "Use of Proceeds", and the issuance of $35,000,000 of subordinated capital notes.

(b)
This adjustment represents the payment for the acquisition of 50% of the outstanding shares of common stock and 100% of the outstanding shares of preferred stock of Great Western Securities, and the minority interest in Great Western Bank, for $58,000,000 in cash and the issuance of $10,000,000 in non-cumulative preferred stock of Spectrum.

(c)
This adjustment eliminates the minority interest of Great Western Bank, the capital stock related to the preferred stock of Great Western Securities and 50% of the capital stock related to the common stock of Great Western Securities related to its acquisition. This leaves in stockholders' equity the capital stock related to 50% of the common stock of Great Western Securities, that has been under common control with Spectrum and is now being converted into 46,319 newly issued shares of Spectrum common stock.

(d)
This adjustment represents the purchase price adjustments to mark 50% of Great Western Securities' assets and liabilities to fair value upon the consummation of the acquisition and results in recording $31,155,000 in cost in excess of net assets acquired (goodwill).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

SIX MONTHS ENDED DECEMBER 31, 2000

			Pro Forma Adjustments
		Great Western Securities					Pro Forma Combined
	Spectrum		Debits		Credits
	(dollars in thousands)
Interest income on:
Loans receivable	$32,333	$22,654	—		$150	(a)	$55,137
Taxable securities	4,232	3,317	—		—		7,549
Nontaxable securities	479	114	—		—		593
Dividends on securities	122	4	—		—		126
Federal funds sold and other	1,177	317	—		—		1,494

	38,343	26,406	—		150		64,899

Interest expense on:
Deposits	17,889	12,195	—		200	(a)	29,884
Federal funds purchased and securities sold under agreements to repurchase	506	669	—		—		1,175
Notes payable and company obligated mandatorily redeemable preferred securities	3,202	901	2,769	(b)	—		6,872

	21,597	13,765	2,769		200		37,931

Net interest income	16,746	12,641	2,769		350		26,968
Provision for loan losses	1,052	429	—		—		1,481

Net interest income after provision for loan loss	15,694	12,212	2,769		350		25,487

Other income:
Service charges and other fees	2,761	1,575	—		—		4,336
Net gains from sale of loans	469	—	—		—		469
Loan servicing fees	—	822	4	(a)	—		818
Gain (loss) on securities, net	13	—	—		—		13
Trust department income	172	577	—		—		749
Other	766	279	—		—		1,045

	4,181	3,253	4		—		7,430

Other expenses:
Salaries and employee benefits	6,650	5,308	—		—		11,958
Occupancy expenses, net	858	632	14	(a)	—		1,504
Amortization of mortgage servicing rights acquired	—	169	—		—		169
Data processing	919	443	—		—		1,362
Equipment expenses	506	543	—		—		1,049
Advertising	511	295	—		—		806
Amortization of cost in excess of net assets acquired	—	—	623	(c)	—		623
Amortization of core deposit intangible	—	—	900	(a)	—		900
Other operating expenses	3,127	1,799	—		—		4,926

	12,571	9,189	1,537		—		23,297

Income before income taxes and minority interest in net income of subsidiaries	7,304	6,276	4,310		350		9,620
Income taxes	2,387	2,229	—		1,201	(d)	3,415

Income before minority interest in net income of subsidiaries	4,917	4,047	4,310		1,551		6,205
Minority interest in net income of subsidiaries	240	189	—		189	(e)	240

Net income	4,677	3,858	4,310		1,740		5,965

(a)
This adjustment represents accretion/amortization of the fair value adjustments of acquired loans, premises and equipment, mortgage servicing rights, certificates of deposit and core deposits of Great Western Securities over 3, 30, 6, 2 and 10 years, respectively. Mortgage servicing and core deposit adjustments are amortized using accelerated methods.

(b)
This adjustment represents the interest expense on $20,000,000 of trust preferred securities and $35,000,000 of subordinated capital notes to be issued to finance the merger .

(c)
This adjustment represents the amortization on $31,155,000 of goodwill over 25 years.

(d)
This adjustment represents the income tax effect of the above adjustments.

(e)
This adjustment eliminates the minority interest in net income of Great Western Securities.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

YEAR ENDED JUNE 30, 2000

			Pro Forma Adjustments
		Great Western Securities					Pro Forma Combined
	Spectrum		Debits		Credits
	(dollars in thousands)
Interest income on:
Loans receivable	$51,509	$38,457	—		$300	(a)	$90,266
Taxable securities	7,027	6,501	42	(f)	—		13,486
Nontaxable securities	864	237	—		—		1,101
Dividends on securities	194	0	—		—		194
Federal funds sold and other	1,769	246	13	(f)	—		2,002

	61,363	45,441	55		300		107,049

Interest expense on:
Deposits	25,816	18,477	—		400 55	(a) (f)	43,838
Federal funds purchased and securities sold under agreements to repurchase	1,193	1,724	—		—		2,917
Notes payable and company obligated mandatorily redeemable preferred securities	4,506	1,157	5,537	(b)	—		11,200

	31,515	21,358	5,537		455		57,955

Net interest income	29,848	24,083	5,592		755		49,094
Provision for loan losses	2,036	1,880	—		—		3,916

Net interest income after provision for loan losses	27,812	22,203	5,592		755		45,178

Other income:
Service charges and other fees	4,259	4,185	—		—		8,444
Net gains from sale of loans	628	0	—		—		628
Loan servicing fees	0	3,474	8	(a)	—		3,466
Gain on sale of mortgage servicing rights acquired	0	6,307	—		—		6,307
Gain (loss) on securities, net	(13)	(765)	—		—		(778)
Trust department income	313	1,055	—		—		1,368
Other	2,046	544	—		—		2,590

	7,233	14,800	8		—		22,025

Other expenses:
Salaries and employee benefits	10,938	11,501	—		—		22,439
Occupancy expenses, net	1,249	769	28	(a)	—		2,046
Amortization of mortgage servicing rights acquired	0	1,973	—		—		1,973
Data processing	1,719	439	—		—		2,158
Equipment expenses	719	975	—		—		1,694
Advertising	1,098	802	—		—		1,900
Amortization of cost in excess of net assets acquired	424	0	1,246	(c)	—		1,670
Amortization of core deposit intangible	0	0	1,800	(a)	—		1,800
Other operating expenses	4,910	3,983	—		—		8,893

	21,057	20,442	3,074		—		44,573

Income before income taxes and minority interest in net income of subsidiaries	13,988	16,561	8,674		755		22,630
Income taxes	4,440	5,902	—		2,402	(d)	7,940

Income before minority interest in net income of subsidiaries	9,548	10,659	8,674		3,157		14,690
Minority interest in net income of subsidiaries	404	513	—		513	(e)	404

Net income	9,144	10,146	8,674		3,670		14,286

(a)
This adjustment represents accretion/amortization on the fair value adjustments of acquired loans, premises and equipment, mortgage servicing rights, certificates of deposit and core deposits of Great Western Securities over 3, 30, 6, 2 and 10 years, respectively. Mortgage servicing and core deposit adjustments are amortized using accelerated methods.
(b)
This adjustment represents the interest expense on $20,000,000 of trust preferred securities and $35,000,000 of subordinated capital notes to be issued to finance the merger.
(c)
This adjustment represents the amortization on $31,155,000 of goodwill over 25 years.
(d)
This adjustment represents the income tax effect of the above adjustments.
(e)
This adjustment eliminates the minority interest in net income of Great Western Securities.
(f)
This adjustment eliminates intercompany interest income and expense.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in or incorporated by reference into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Spectrum intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements may include, among other things:

  •
  statements relating to projected growth; anticipated improvements in earnings, earnings per share and other financial performance measures; and management's long-term performance goals;

  •
  statements relating to the anticipated effects on results of operations or financial condition from expected developments or events, including the merger;

  •
  statements relating to Spectrum's business and growth strategies, including potential acquisitions; and

  •
  any other statements which are not historical facts.

    Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause Spectrum's actual results, performance or achievements, or industry results, to differ materially from its expectations of future results, performance or achievements expressed or implied by such forward-looking statements. In addition, Spectrum's past results of operations do not necessarily indicate its future results. Spectrum discusses these and other uncertainties in the "Risk Factors" section of this prospectus.

USE OF PROCEEDS

    All of the proceeds from the sale of preferred securities will be invested by Spectrum Capital Trust II in the junior subordinated debentures of Spectrum. The net proceeds to Spectrum from the sale of the junior subordinated debentures, after deducting estimated underwriting commissions and offering expenses, will be $18,900,000, or $21,795,000 if the underwriters' over-allotment option is exercised in full. Spectrum intends to use its net proceeds to pay a portion of the $68,000,000 acquisition price for Great Western Securities. The remaining purchase price will be provided by the issuance of $10,000,000 of Spectrum's series 3 preferred stock, issuance of $35,000,000 of subordinated capital notes and cash on hand, including receipt of a special dividend from Great Western Bank up to $5,000,000.

    Pending their application, the net proceeds may be invested in certificates of deposit, loan participations, or short-term, marketable, investment grade interest-bearing securities. If the Great Western Securities merger is not consummated, the net proceeds will be used to retire Spectrum's outstanding notes payable and the balance will be used for general corporate purposes.

ACCOUNTING AND REGULATORY TREATMENT

    The trust will be treated, for financial reporting purposes, as Spectrum's totally owned subsidiary and, accordingly, the accounts of the trust will be included in Spectrum's consolidated financial statements. The preferred securities, together with Spectrum's existing trust preferred securities, will be presented as a separate line item in Spectrum's consolidated balance sheet under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Debentures" or other similar caption. In addition, appropriate disclosures about the preferred securities, the guarantee and the debentures will be included in the notes to Spectrum's consolidated financial statements. For financial reporting purposes, Spectrum will record distributions payable on the preferred securities as interest expense in its consolidated statements of income.

    Spectrum's future reports filed under the Securities Exchange Act will include a footnote to the audited consolidated financial statements stating that:

  •
  the trust is wholly owned;

  •
  the sole assets of the trust are the debentures, specifying the debentures' outstanding principal amount, interest rate and maturity date; and

  •
  Spectrum's obligations described in the prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by it of the obligations of the trust under the preferred securities.

    Spectrum has not included separate financial statements of the trust in this prospectus. Spectrum does not consider that separate financial statements would be material to holders of preferred securities because it will own all of the trust's voting securities, the trust has no independent operations and Spectrum guarantees the payments on the preferred securities to the extent described in this prospectus.

CAPITALIZATION

    The following table sets forth the unaudited consolidated capitalization of Spectrum as of December 31, 2000 and as adjusted to give effect to: (1) the issuance of the preferred securities by Spectrum Capital Trust II in this offering; (2) the issuance of the subordinated capital notes; and (3) the Great Western Securities merger including the issuance of series 3 preferred stock and the use of estimated net proceeds as described in "Use of Proceeds." This data should be read in conjunction with the "Selected Consolidated Financial Data," "Unaudited Pro Forma Condensed Combined Financial Statements" and the consolidated financial statements included elsewhere in this prospectus.

	December 31, 2000
	Actual	As Adjusted
	(dollars in thousands)
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	$26,733	$58,407
Federal Home Loan Bank and Federal Reserve Bank borrowings	39,995	80,199
Notes payable	12,000	12,000
Subordinated capital notes(1)	1,200	36,200

Total borrowings	79,928	186,806

Company obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures(2)(3)	20,400	40,400

Stockholders' equity:
Preferred stock, $100 par value, 500,000 shares authorized serial preferred stock — 9,000 shares of series 1 8% non-voting cumulative preferred; 8,000 shares of series 2 10% non-voting non-cumulative preferred; 100,000 shares of series 3 variable rate non-voting non-cumulative preferred(4); issued and outstanding	1,700	11,700
Common stock, $1.00 par value; 1,000,000 shares authorized; 79,068 and 125,387 shares issued and outstanding	79	125
Additional paid-in capital	2,069	2,069
Retained earnings	49,627	75,551
Accumulated other comprehensive income (loss)	438	685

Total stockholders' equity	$53,913	$90,130

Capital ratios(5)
Tier I leverage ratio(6)	6.97%	4.71%
Tier I capital to risk-weighted assets(7)	9.47%	6.10%
Total risk-based capital to risk-weighted assets	11.24%	11.08%

(1)
Capital Investors, LLC, owned by stockholders of Spectrum, has subscribed for $35,000,000 of subordinated capital notes due            , 2011. The proceeds of the subordinated capital notes together with the proceeds of the preferred securities issued by Spectrum Capital Trust II will be used for the acquisition of Great Western Securities. Spectrum has the right to prepay the capital notes without penalty. Depending upon the availability of funds and Spectrum's capital requirements, Spectrum intends to prepay the capital notes at the rate of 20 percent of the original principal amount, per annum, beginning in 2007 through 2011.

(2)
Spectrum Capital Trust II, a wholly-owned subsidiary of Spectrum, will hold, as its sole asset, $20,618,560 principal amount of junior subordinated debentures, of which $20,000,000 will be purchased with the proceeds of the preferred securities issued by Spectrum Capital Trust II. The remaining $618,560 of junior subordinated debentures will be purchased with the proceeds of the common securities issued by Spectrum Capital Trust II. Spectrum will own all of the common securities.

(3)
Spectrum Capital Trust I, a wholly-owned subsidiary of Spectrum, holds $21,030,930 principal amount of junior subordinated debentures, of which $20,400,000 were purchased with the proceeds of the preferred securities it issued on August 18, 1999. These junior subordinated debentures will mature on August 18, 2029, which date may be accelerated to a date not earlier than August 18, 2004 upon meeting conditions in the indenture relating to the junior subordinated debentures. These preferred securities rank equally and are subject to mandatory redemption on the same terms and conditions as the preferred securities offered by this prospectus.

(4)
Spectrum will issue $10,000,000 of series 3 variable rate preferred stock in conjunction with the acquisition of Great Western Securities.

(5)
The capital ratios, as adjusted, are computed including the estimated net proceeds from the sale of the preferred securities, the issuance of the series 3 preferred stock and the issuance of the subordinated capital notes and a revaluation of the assets and liabilities of Great Western, to the extent of 50% of the net changes, in a manner consistent with Federal Reserve guidelines.

(6)
The Tier I leverage ratio is core capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

(7)
Federal Reserve guidelines for calculation of core capital to risk-weighted assets limit the amount of cumulative preferred stock which can be included in core capital to 25% of total core capital. A portion of the preferred securities offered hereby, aggregated with the existing preferred securities, totaling $30,885,992, will be included as core capital for Spectrum, and the remaining $9,514,008 will be included as total capital for Spectrum. Spectrum's series 1 cumulative preferred stock of $900,000 and subordinated capital notes of $36,200,000 also will be included in total capital.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Environment and Risk Factors

    The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this prospectus. Spectrum's future operating results may be affected by various trends and factors that are beyond Spectrum's control. These include the factors set forth in "Risk Factors" and "Special Note Regarding Forward-Looking Statements." Accordingly, past results and trends may not be reliable indicators of future results or trends. With the exception of historical information, the matters discussed below include forward-looking statements that involve risks and uncertainties. Spectrum cautions readers that a number of important factors discussed below could affect Spectrum's actual results and cause actual results to differ materially from those in the forward-looking statements.

Recent Mergers and Acquisitions

    Since the 1970s, Deryl F. Hamann and his family have had various ownership interests in affiliated banks and their holding companies. Recently, to simplify the corporate structure, Spectrum became the surviving corporation in a merger with two of its affiliated bank holding companies, retaining an Iowa charter to facilitate acquisitions within that state. Later, another affiliate, Citizens Corporation, was merged into Spectrum and its subsidiary bank, Citizens Bank, Chariton, Iowa was merged into Citizens Bank, Mt Ayr, Iowa. Management does not expect these affiliated mergers to have a material effect on the business or earnings of Spectrum. The mergers have been accounted for at historical cost in a manner similar to pooling-of-interests combinations and, accordingly, the consolidated financial statements prior to the combinations have been restated to include the accounts and results of operations of the acquired entities.

    On January 14, 2000, Spectrum chartered Citizens Bank, Carlisle, Iowa, which purchased certain assets and assumed certain deposits of the failed Hartford-Carlisle Savings Bank. In addition to the main office in Carlisle, the bank has facilities in Hartford and Runnells, Iowa. On December 26, 2000 the bank moved its main office from Carlisle to Clive, Iowa, a suburb of Des Moines, and retained all of its existing banking facilities. Liquid assets of $4,800,000; loans, net of unearned fees, of $34,539,000, and deposits of $69,846,000 were acquired in connection with the purchase and assumption. Spectrum owns 95.24% of the stock of this bank.

    On August 7, 2000, Spectrum acquired Hamburg Financial, Inc., and its subsidiary banks, Iowa State Bank, Hamburg, Iowa, and United National Bank of Iowa, Sidney, Iowa. On that date, these banks were merged into Citizens Bank, Mount Ayr. Loans, net of unearned fees, of $48,989,000, and deposits of $56,196,000 were acquired in connection with the purchase. This acquisition added $2,811,000 of nonperforming loans which Spectrum took into account in negotiating its purchase price and the amount of reserve for loan losses it required the seller to establish in the banks.

Proposed Acquisition

    Spectrum has agreed to acquire Great Western Securities by merger and purchase the minority outstanding stock of Great Western Bank, Omaha, Nebraska, not owned by Great Western Securities, so that, at closing, Spectrum will be the surviving entity in the merger and own 100% of Great Western Bank. At December 31, 2000, Great Western Securities had assets of $668,323,000; loans, net of unearned fees, of $516,800,000; and deposits of $532,410,000. Following the acquisition, Great Western Bank will become Spectrum's largest bank. Great Western Bank will provide a link between Spectrum's South Dakota and Iowa operations by giving Spectrum a substantial presence in the Omaha market. For more information of the business of Great Western Securities, see "Description of Great Western Securities."

Results of Operations

  General

    Net income for the six-month period ended December 31, 2000 was $4,677,000, up 3.06% compared to net income of $4,538,000 for the six-month period ended December 31, 1999. Net income for the year ended June 30, 2000 was $9,144,000, compared to net income of $8,193,000 for the year ended June 30, 1999 and net income of $7,035,000 for the year ended June 30, 1998. The increase in net income for all periods reflected greater volumes of loans and deposits due to Spectrum's internal growth, significantly offset by factors related to recent acquisitions.

    The operations of Citizens Bank, Carlisle have adversely affected Spectrum's net income since its chartering in January, 2000. During the six-month period ended December 31, 2000, Citizens Bank, Carlisle had net income of $45,000, which included net interest income of $1,137,000, a provision for loan losses of $565,000, amortization of intangible assets of $183,000, and data processing conversion costs of $69,000. During the year ended June 30, 2000, Citizens Bank, Carlisle had a net loss of $233,000, which included net interest income of $933,000, a provision for loan losses of $415,000 and amortization of intangible assets of $168,000. The large provisions for loan losses during these periods is the result of establishing an allowance for loan losses account on the portfolio of loans acquired shortly after inception of the bank. In addition, the bank will incur extraordinary expenses during the current fiscal year to construct or purchase its permanent main office in Clive, Iowa.

    Spectrum's net income for the six-month period ended December 31, 2000 was also adversely affected compared to the six-month period ended December 31, 1999 by the amortization of intangible assets of $58,000 incurred in connection with the acquisition of Hamburg Financial and its subsidiary banks. In addition, Spectrum incurred expenses related to the opening of F&M Bank's branch in Gettysburg, South Dakota ($27,000) and in connection with the development of a marketing plan with respect to the proposed opening of new branches by F&M Bank in Sioux Falls, South Dakota in the spring of 2001 ($296,000).

    Management believes the long-term growth and earnings potential of expanding into these additional markets, including the higher growth markets of Des Moines and Sioux Falls, justifies the costs associated with acquiring these additional locations and facilities.

    During the six-month period ended December 31, 2000, on an annualized basis, Spectrum's return on average assets was 1.02% compared to 1.33% for December 31, 1999. This decrease is primarily attributable to the recent acquisitions, as discussed above. For the years ended June 30, 2000, 1999 and 1998, the return on average assets was 1.19%, 1.25% and 1.20%. During the six-month period ended December 31, 2000, on an annualized basis, Spectrum's return on average stockholders' equity was 18.43%, compared to 21.09% for December 31, 1999. For the years ended June 30, 2000, 1999 and 1998, the return on average stockholders' equity was 19.67%, 20.47% and 21.01%.

  Net Interest Income

    Net interest income represents the amount by which interest income on interest-earning assets, including loans and securities, exceeds interest paid on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of Spectrum's earnings. Interest rate fluctuations, as well as changes in the amount and type of interest-earning assets and interest-bearing liabilities, combine to affect net interest income.

    The following tables present the average balances of Spectrum for the six-month periods ended December 31, 2000 and 1999 and indicate the interest earned or paid on each major category of interest-earning assets and interest-bearing liabilities on a fully taxable-equivalent basis, assuming a 34% tax rate, and the average rates earned or paid on each major category. This analysis details the contribution of interest-earning assets and the overall impact of the cost of funds on net interest income.

	Six-Month Period Ended December 31,
	2000			1999
	Average Balance	Interest Income/ Expense	Yield/ Rate(1)	Average Balance	Interest Income/ Expense	Yield/ Rate(1)
	(dollars in thousands)
Interest-earning assets:
Loans, net of unearned fees(2)	$674,623	$32,333	9.59%	$535,262	$23,622	8.83%
Investment securities:
Taxable	123,012	4,354	7.08	96,201	3,044	6.33
Tax exempt (tax equivalent)	20,596	726	7.05	16,869	645	7.65
Federal funds sold and other interest bearing assets	34,461	1,177	6.83	20,871	699	6.70

Total interest-earning assets	$852,692	$38,590	9.05	$669,203	$28,010	8.37

Interest-bearing liabilities:
Demand, savings and money market deposits	$233,641	$4,437	3.80	$149,260	$2,127	2.85
Time deposits	464,013	13,452	5.80	400,868	9,550	4.76

Total interest-bearing deposits	697,654	17,889	5.13	550,128	11,677	4.25
Federal Home Loan Bank borrowings, federal funds purchased and securities sold under agreements to repurchase	70,197	2,223	6.33	46,886	1,490	6.36
Notes payable	9,867	465	9.43	4,931	198	8.03
Company obligated mandatorily redeemable preferred securities	20,400	1,020	10.00	14,840	742	10.00

Total interest-bearing liabilities	$798,118	$21,597	5.41%	$616,785	$14,107	4.57%

Net interest income		$16,993			$13,903

Interest rate spread(3)			3.64%			3.80%
Net interest margin(4)			3.99%			4.16%
Ratio of average interest-bearing liabilities to average interest-earning assets	93.60%			92.17%

(1)
Annualized.

(2)
Nonaccrual loans are included in the Average Balance columns, and income recognized on these loans, if any, is included in the Interest Income/Expense columns. Interest income on loans includes fees on loans, which are not material in amount.

(3)
The interest rate spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4)
The net interest margin is equal to net interest income divided by average interest-earning assets, on an annualized basis.

    Net interest income on a tax-equivalent basis for the six months ended December 31, 2000 was $16,993,000, an increase of $3,090,000 or 22.23% from net interest income of $13,903,000 for the six-month period ended December 31, 1999. Interest income for the six-month period ended December 31, 2000 was $38,590,000 an increase of $10,580,000 or 37.77% from interest income of $28,010,000 for the six-month period ended December 31, 1999. The interest income increase is primarily due to higher average balances of interest-earning assets, some of which were a result of the acquisitions of Citizens Bank, Carlisle and Hamburg Financial, Inc. Average interest-earning assets for the six-month period ended December 31, 2000 were $852,692,000 an increase of $183,489,000 or 27.42% from average interest-earning assets of $669,203,000 for the six-month period ended December 31, 1999. The average yield on interest-earning assets increased to 9.05% for the six months ended December 31, 2000 from 8.37% for the comparable period in 1999 due primarily to an increase in loan rates.

    Net interest expense for the six months ended December 31, 2000 was $21,597,000, an increase of $7,490,000 or 53.09% from net interest expense of $14,107,000 for the same period in 1999. The increase in average balances of time deposits to $464,013,000 for the six months ended December 31, 2000 from $400,868,000 for the comparable period in 1999 was due primarily to core growth at Spectrum's subsidiary banks and acquisitions and made up much of the increased interest expense.

    The cost of interest-bearing liabilities for the six months ended December 31, 2000 was 5.41% compared to 4.57% for the same period ended December 31, 1999, and, when combined with noninterest-bearing deposits, the cost of funds for the six months ended December 31, 2000 was 4.95% compared to 4.19% for the comparable period in 1999.

    While the overall yield on loans was higher, it did not compensate for the increase in the average cost of deposits combined with the increase in the ratio of interest-bearing liabilities to interest-earning assets. As a result of these factors, net interest margin, on a tax-equivalent basis, decreased to 3.99% in the six-month period ended December 31, 2000, from 4.16% in the comparable period in 1999.

    The following table presents the average balances of Spectrum for each of the last three fiscal years and indicates the interest earned or paid on each major category of interest-earning assets and interest-bearing liabilities on a fully taxable-equivalent basis, assuming a 34% tax rate, and the average rates earned or paid on each major category. This analysis details the contribution of interest-earning assets and the overall impact of the cost of funds on net interest income.

	Year Ended June 30,
	2000			1999			1998
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
	(dollars in thousands)
Interest-earning assets:
Loans, net of unearned fees(1)(2)	$567,658	$51,509	9.07%	$479,533	$43,262	9.02%	$428,454	$39,623	9.25%
Investment securities:
Taxable	106,127	7,221	6.80	97,274	6,228	6.40	83,401	5,239	6.28
Tax exempt (tax equivalent)	17,710	1,309	7.39	14,722	1,186	8.06	16,388	1,324	8.08
Federal funds sold and other interest bearing assets	28,149	1,769	6.28	21,012	1,436	6.83	20,012	1,353	6.76

Total interest-earning assets	$719,644	$61,808	8.59	$612,541	$52,112	8.51	$548,255	$47,539	8.67

Interest-bearing liabilities:
Demand, savings and money market deposits	$190,591	$5,789	3.04	$164,610	$4,372	2.66	$139,940	$4,089	2.92
Time deposits	379,947	20,027	5.27	321,471	17,632	5.48	290,381	16,490	5.68

Total interest-bearing deposits	570,538	25,816	4.52	486,081	22,004	4.53	430,321	20,579	4.78
Federal Home Loan Bank borrowing, federal funds purchased and securities sold under agreements to repurchase	59,965	3,657	6.10	47,306	2,639	5.58	46,318	2,695	5.82
Notes payable	3,158	231	7.31	12,367	905	7.32	12,681	999	7.88
Company obligated mandatorily redeemable preferred securities	18,110	1,811	10.00	0	0	0	0	0	0

Total interest-bearing liabilities	$651,771	$31,515	4.84%	$545,754	$25,548	4.68%	$489,320	$24,273	4.96%

Net interest income		$30,293			$26,564			$23,266

Interest rate spread(3)			3.75%			3.83%			3.71%
Net interest margin(4)			4.21%			4.34%			4.24%
Ratio of average interest-bearing liabilities to average interest-earning assets	90.57%			89.10%			89.25%

(1)
The data includes the accounts of Citizens Bank, Carlisle from January 14, 2000, the date of its acquisition, and those of Iowa State Bank and United National Bank of Iowa from August 1, 2000, the effective date of the acquisition of Hamburg Financial, Inc. The completed acquisitions were accounted for under the purchase method of accounting.

(2)
Nonaccrual loans are included in the Average Balance columns and income recognized on these loans, if any, is included in the Interest Income/Expense columns. Interest income on loans includes fees on loans, which are not material in amount.

(3)
The interest rate spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4)
The net interest margin is equal to net interest income divided by average interest-earning assets.

    Net interest income, on a tax-equivalent basis, was $30,293,000 for the year ended June 30, 2000, an increase of $3,729,000 from $26,564,000 in 1999. This increase resulted primarily from an increase of $107,103,000 in average interest-earning assets to $719,644,000 for the year ended June 30, 2000 from $612,541,000 in 1999. The majority of the asset growth was due to growth in the loan and securities portfolios, both from internal growth and acquisitions. Average loans increased $88,125,000 to $567,658,000 for the year ended June 30, 2000 from $479,533,000 in 1999.

    Interest expense increased $5,967,000 to $31,515,000 for the year ended June 30, 2000 from $25,548,000 in 1999. The cost of interest-bearing liabilities for the year ended June 30, 2000 was 4.83% compared to 4.68% in 1999. When combined with noninterest-bearing deposits, the cost of funds was 4.41% for the year ended June 30, 2000, compared to 4.25% in 1999. The average balance of Federal Home Loan Bank borrowings, federal funds purchased, and securities sold under agreements to repurchase increased to $59,965,000 in 2000, an increase of $12,659,000 from $47,306,000 in 1999. This source was used to supplement core deposits in funding the loan growth.

    As a result of these factors, net interest margin, on a tax-equivalent basis, decreased to 4.21% for the year ended June 30, 2000 compared to 4.34% for the year ended June 30, 1999.

    Net interest income, on a tax-equivalent basis, was $26,564,000 for the year ended June 30, 1999, an increase of $3,298,000 from $23,266,000 in 1998. This increase resulted primarily from an increase of $64,286,000 in average interest-earning assets to $612,541,000 for the year ended June 30, 1999 from $548,255,000 in 1998. The majority of the asset growth was due to growth in the loan portfolio. Average loans increased $51,079,000 to $479,533,000 for the year ended June 30, 1999 from $428,454,000 in 1998.

    Interest expense increased $1,275,000 to $25,548,000 for the year ended June 30, 1999 from $24,273,000 in 1998. The cost of interest-bearing liabilities for the year ended June 30, 1999 was 4.68% compared to 4.96% in 1998. When combined with non-interest-bearing deposits, the cost of funds was 4.45% for the year ended June 30, 1998. The average balances of Federal Home Loan Bank borrowings, federal funds purchased, and securities sold under agreements to repurchase increased to $47,306,000 in 1999, an increase of $988,000 from $46,318,000 in 1998. These sources also were used to supplement core deposits in funding loan growth.

    Net interest margin, on a tax-equivalent basis, increased to 4.34% for the year ended June 30, 1999 compared to 4.24% for the year ended June 30, 1998.

    The following table presents the changes in the components of net interest income and identifies the portion of each change due to differences in the average volume of interest-earning assets and interest-bearing liabilities and the portion of each change due to the average rate on those assets and liabilities. The changes in interest due to both volume and rate changes in the table have been allocated to volume or rate change in proportion to the absolute dollar amounts of the change in each.

				Year Ended June 30,
	Six-Month Period Ended December 31, 2000 vs. December 31, 1999
				2000 vs. 1999			1999 vs. 1998
	Increase (Decrease) Due to Changes In:			Increase (Decrease) Due to Changes In:			Increase (Decrease) Due to Changes In:
	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
	(dollars in thousands)
Interest-earning assets:
Loans, net of unearned fees	$6,548	$2,163	$8,711	$7,995	$252	$8,247	$4,636	$(997)	$3,639
Investment securities:
Taxable	919	391	1,310	589	404	993	887	102	989
Tax exempt (tax equivalent)	210	(129)	81	228	(105)	123	(135)	(3)	(138)
Federal funds sold	464	14	478	456	(123)	333	69	14	83

Total interest income	8,141	2,439	10,580	9,268	428	9,696	5,457	(884)	4,573

Interest-bearing liabilities:
Demand, savings and money market deposits	1,454	856	2,310	743	674	1,417	672	(389)	283
Time deposits	1,642	2,260	3,902	3,093	(698)	2,395	1,734	(592)	1,142

Total interest-bearing deposit expense	3,096	3,116	6,212	3,836	(24)	3,812	2,406	(981)	1,425
Federal Home Loan Bank borrowing, federal funds purchased and securities sold under agreements to repurchase	748	(15)	733	755	263	1,018	57	(113)	(56)
Notes payable	227	40	267	(673)	(1)	(674)	(24)	(70)	(94)
Company obligated mandatorily redeemable preferred securities	278	—	278	1,811	0	1,811	0	0	0

Total interest expense	4,349	3,141	7,490	5,729	238	5,967	2,439	(1,164)	1,275

Increase in net interest income	$3,792	$(702)	$3,090	$3,539	$190	$3,729	$3,018	$280	$3,298

  Provision for Loan Losses

    The amount of the provision for loan losses is based on a quarterly or a more frequent evaluation of the loan portfolio, especially nonperforming and other potential problem loans. During these evaluations, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of nonperforming loans; historical loss experience; results of examinations by regulatory agencies; expectations of current economic conditions and their impact on particular industries and individual borrowers; the market value of collateral; the strength of available guarantees; concentrations of credits; and other judgmental factors. In addition, the chief credit officer of Spectrum, assisted by personnel of affiliated banks and an unaffiliated company performs loan review services on a periodic basis.

    The provision for loan losses for the six-month period ended December 31, 2000, was $1,052,000 compared to $829,000 for the six-month period ended December 31, 1999. This represents an increase of $223,000, or 26.90%. The provision for loan losses for the year ended June 30, 2000, was $2,036,000, compared to $1,563,000 for the previous year, an increase of $473,000 or 30.26%, primarily due to the acquisition of Citizens Bank, Carlisle. The provision in 1999 represented an increase of $129,000, or 9.00%, from the 1998 provision.

  Other Income

    The following table presents Spectrum's other income for the indicated periods.

	Six Month Period Ended December 31,		Year Ended June 30,
	2000	1999	2000	1999	1998
	(dollars in thousands)
Service charges and other fees	$2,761	$2,121	$4,259	$3,344	$2,458
Net gains from sale of loans	469	323	628	1,120	803
Gain (loss) on securities, net	13	—	(13)	27	180
Other income	938	1,087	2,359	2,171	1,728

Total other income	$4,181	$3,531	$7,233	$6,662	$5,169

    During the six-month period ended December 31, 2000, total other income increased to $4,181,000 from $3,531,000 for the six months ended December 31, 1999 due primarily to an increase in service charges and other fees. Net gains from the sale of loans arise when the subsidiary banks originate loans and sell them in the secondary market with servicing released. For this they receive a fee that is realized immediately into income. Total other income for the year ended June 30, 2000 increased to $7,233,000 compared to $6,662,000 in 1999, an increase of $571,000 due primarily to increased income from service charges and other fees. Total other income for the year ended June 30, 1999 compared to 1998 increased by $1,493,000, primarily due to increases in service charges and other fees and miscellaneous items of other income.

  Other Expenses

    The following table presents Spectrum's other expenses for the indicated periods.

	Six-Month Period Ended December 31,		Year Ended June 30,
	2000	1999	2000	1999	1998
	(dollars in thousands)
Salaries and employee benefits	$6,650	$4,897	$10,938	$10,011	$8,902
Occupancy expenses, net	858	592	1,249	1,062	904
Data processing	919	1,020	1,719	1,537	878
Other expenses	4,144	2,812	7,151	6,011	5,336

Total other expense	$12,571	$9,321	$21,057	$18,621	$16,020

    Other expenses increased $3,250,000, or 34.87%, to $12,571,000 during the six months ended December 31, 2000 from $9,321,000 during the six months ended December 31, 1999 primarily due to increases in salaries and employee benefits. Other expenses increased $2,436,000 or 13.08%, to $21,057,000 in 2000 from $18,621,000 in 1999, primarily due to increases in all categories related to Spectrum's growth. Other expenses increased $2,601,000, or 16.24%, in 1999 from $16,020,000 in 1998, primarily due to increases in salaries and benefits.

    Salaries and employee benefits rose $1,753,000, or 35.80%, to $6,650,000 for the six-month period ended December 31, 2000, from $4,897,000 for the corresponding period of 1999. Salaries and benefits rose $927,000, or 9.26%, to $10,938,000 in 2000 from $10,011,000 in 1999. Salaries and employee benefits increased $1,109,000, or 12.46%, to $10,011,000 in 1999 from $8,902,000 in 1998. The increases in salaries were due to Spectrum's continuing growth and acquisitions throughout the periods.

    Net occupancy expense increased $266,000, or 44.93%, to $858,000 for the six-month period ended December 31, 2000 from $592,000 for the six-month period ending December 31, 1999. Net occupancy expense increased $187,000, or 17.61%, to $1,249,000 in 2000 from $1,062,000 in 1999. Net occupancy expenses increased in 2000 due to costs associated with the construction of a new facility in Leon, Iowa, conversion of a historic post office to a banking facility in Spearfish, South Dakota, a significant addition to facilities in Rapid City, South Dakota, and the acquisition of facilities in Carlisle, Hartford and Runnells, Iowa due to the acquisition of Citizens Bank, Carlisle. Net occupancy expense increased $158,000, or 17.48% from $904,000 in 1998, primarily due to the acquisition of First Savings, Aberdeen, South Dakota, which was merged into F&M Bank, and the lease of grocery store banking facilities in Rapid City, South Dakota.

    Data processing costs decreased $101,000, or 9.90% to $919,000 for the six-month period ended December 31, 2000, from $1,020,000 during the same period of 1999, primarily due to a reduction of startup costs associated with Spectrum's in-house data center established in February, 1998. Data processing expense increased $182,000, or 11.84%, to $1,719,000 in 2000 from $1,537,000 in 1999, due to internal growth and the acquisition of Citizens Bank, Carlisle. Data processing expense increased $659,000, or 75.06%, to $1,537,000 in 1999 from $878,000 in 1998. This significant increase was primarily due to the creation of the in-house data center which services all of Spectrum's subsidiary banks.

    Other operating expenses include, among many other items, amortization of intangible assets, equipment expense, postage, due from bank account charges, armored car and courier fees, travel and entertainment, advertising, regulatory examination fees, directors' fees, dues and subscriptions, and FDIC insurance premiums. These expenses increased $1,332,000, or 47.37%, to $4,144,000 for the six months ended December 31, 2000 from $2,812,000 for the same period of 1999, although no one item accounted for a material proportion of the increase. Other expenses increased $1,140,000, or 18.97%, to $7,151,000 during 2000 from $6,011,000 during 1999 and increased $675,000 or 12.65% in 1999 from $5,336,000 in 1998, primarily due to Spectrum's growth and acquisitions.

  Federal Income Tax

    Spectrum's consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities. The provision for income taxes increased by $62,000 to $2,387,000 for the six months ended December 31, 2000 from $2,235,000 for the six months ended December 31, 1999. The slight increase is due to an increase in taxable income. Spectrum's recorded income tax expenses totaled $4,440,000 in 2000, $4,089,000 in 1999, and $3,184,000 in 1998.

Analysis of Financial Condition

  Loan Portfolio

    Total loans, net of unearned fees, increased $61,303,000, or 9.66%, to $696,060,000 at December 31, 2000, from $634,757,000 at June 30, 2000. The increase was primarily due to the acquisition of Hamburg Financial, Inc. Total loans, net of unearned fees, increased $111,957,000, or 21.41%, at June 30, 2000, from $522,800,000 at June 30, 1999, due to Spectrum's internal growth and acquisitions.

    Spectrum's subsidiary banks primarily make installment loans to individuals and commercial loans to small to medium-sized businesses and professionals. The subsidiary banks offer a variety of commercial lending products including revolving lines of credit, letters of credit, working capital loans and loans to finance accounts receivable, inventory and equipment. See "Business—Loans." Typically, the subsidiary banks' commercial loans have floating rates of interest, are for varying terms, generally not exceeding five years, are personally guaranteed by the borrower and are collateralized by accounts receivable, inventory or other business assets.

    The following tables present Spectrum's loan balances at the dates indicated separated by loan type:

	At December 31, 2000		At June 30, 2000		At June 30, 1999
	(dollars in thousands)
Loans to individuals	$115,500	16.85%	$106,499	17.00%	$86,243	16.71%
Real estate loans	153,413	22.39	135,033	21.55	107,944	20.92
Commercial and agricultural	426,828	62.29	388,615	62.03	326,515	63.28
Other loans	638	0.09	4,910	0.78	2,563	0.50

Total face amount of loans	696,379	101.62	635,057	101.36	523,265	101.41
Unearned loan fees	(319)	(0.05)	(300)	(0.05)	(465)	(0.09)

Loans	696,060	101.57	634,757	101.31%	522,800	101.32%
Less allowance for loan losses	(10,785)	(1.57)	(8,197)	(1.31)	(6,838)	(1.32)

Net loans	$685,275	100.00%	$626,560	100.00%	$515,962	100.00%

	At June 30, 1998		At June 30, 1997		At June 30, 1996
	(dollars in thousands)
Loans to individuals	$68,529	15.21%	$64,442	16.07%	$70,263	21.00%
Real estate loans	147,324	32.69	161,286	40.21	123,855	37.02
Commercial and agricultural	229,114	50.84	171,620	42.79	133,348	39.86
Other loans	12,358	2.74	10,334	2.57	12,820	3.83

Total face amount of loans	457,325	101.48	407,682	101.64	340,286	101.71
Unearned loan fees	(414)	(0.09)	(272)	(0.07)	(72)	(0.02)

Loans	456,911	101.39%	407,410	101.57%	340,214	101.69%
Less allowance for loan losses	(6,276)	(1.39)	(6,300)	(1.57)	(5,659)	(1.69)

Net loans	$450,635	100.00%	$401,110	100.00%	$334,555	100.00%

    Spectrum's primary category of loans, commercial and agricultural loans, constituting almost two-thirds of loans as of December 31, 2000, trended upward as indicated at the stated dates. At December 31, 2000, agricultural loans totaled $119,185,000. Of this amount, $50,028,000 comprised loans primarily secured by agricultural real estate, and $69,157,000 comprised loans primarily secured by agricultural operating assets. At June 30, 2000, agricultural loans totaled $91,121,000. Of this amount, $34,528,000 comprised loans primarily secured by agricultural real estate, and $56,593,000 comprised loans primarily secured by agricultural operating assets. At June 30, 1999, agricultural loans totaled $83,803,000. Of this amount, $35,210,000 comprised loans primarily secured by agricultural real estate, and $48,593,000 comprised loans primarily secured by agricultural operating assets. Commercial and agricultural loans were $426,828,000 as of December 31, 2000, an increase of $38,213,000 over the $388,615,000 balance as of June 30, 2000.

    In the first quarter of fiscal year 1999, Spectrum converted to a new data processing system at which time over $50,000,000 in commercial real estate loans were reclassified from real estate to commercial loans. The conversion allowed Spectrum to examine the consistency of classifications among its subsidiary banks. This examination led to the reclassification of certain loans at F&M Bank. Primarily as a result of this reclassification, real estate loans were $107,944,000 on June 30, 1999, $39,380,000 less than the June 30, 1998 balance of $147,324,000. Loans as of June 30, 2000 increased by $110,598,000 compared to June 30, 1999, primarily due to greater amounts of commercial loans.

    Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities, or loans secured by similar collateral, that would cause them to be similarly impacted by economic or other conditions. Spectrum had loans secured by real estate amounting to $381,610,000 at December 31, 2000. Other than loans secured by real estate and the loan categories set forth in the above table, Spectrum had no concentrations of loans at December 31, 2000. Spectrum had no loans outstanding to foreign countries or borrowers headquartered in foreign countries at December 31, 2000.

    Management of Spectrum's subsidiary banks may renew loans at maturity, when requested by a customer whose financial strength appears to support such renewal or when such renewal appears to be in Spectrum's best interest. Spectrum requires payment of accrued interest in such instances and may adjust the rate of interest, require a principal reduction or modify other terms of the loan at the time of renewal.

    Although the risk of non-payment exists for a variety of reasons relating to all loans, other more specific risks are associated with each type of loan. Risks associated with real estate mortgage loans include the borrower's inability to pay and deterioration in value of real estate held as collateral. Several risks are present in construction loans, including economic conditions in the building industry, fluctuating land values, failure of the contractor to complete work and the borrower's inability to repay. Risks associated with commercial and agricultural loans are the quality of the borrower's management and the impact of local economic factors as well as prices received for products. Loans to individuals face the additional risk of a borrower's unemployment as a result of deteriorating economic conditions as well as the personal circumstances of the borrower. Management believes that risk levels associated with the various types of loans are dependent upon the existence of the risks at any particular time, for example, economic conditions in the building industry.

  Loan Maturities

    The following tables present, at December 31, 2000 and June 30, 2000, loans, net of unearned fees, by maturity in each major category of Spectrum's portfolio based on contractual repricing schedules. Actual maturities may differ from the contractual repricing maturities shown below as a result of renewals and prepayments. Loan renewals are evaluated by Spectrum in the same manner as new credit applications. If loans are not repaid upon maturity, these loans are subject to the same credit evaluation and other underwriting criteria as new loan applications, and are subject to new terms and conditions as deemed appropriate by Spectrum's lending personnel.

	At December 31, 2000
		Over One Year Through Five Years		Over Five Years
	One Year or Less	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Total
	(in thousands)
Loans to individuals	$20,269	$74,339	$1,202	$14,292	$5,556	$115,658
Real estate loans	71,988	44,537	14,558	17,326	4,896	153,305
Commercial and agricultural	231,687	107,755	64,512	13,412	9,093	426,459
Other loans	638	—	—	—	—	638

Total loans, net of unearned fees	$324,582	$226,631	$80,272	$45,030	$19,545	$696,060

	At June 30, 2000
		Over One Year Through Five Years		Over Five Years
	One Year or Less	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Total
	(in thousands)
Loans to individuals	$11,752	$74,950	$3,783	$11,591	$4,423	$106,499
Real estate loans	31,063	42,930	30,554	23,000	7,486	135,033
Commercial and agricultural	155,503	101,729	76,807	20,757	33,519	388,315
Other loans	514	3,924	25	447	0	4,910

Total loans, net of unearned fees	$198,832	$223,533	$111,169	$55,795	$45,428	$634,757

Loan Review Process

    Spectrum's subsidiary banks follow both internal and external loan review programs to evaluate the credit risk in their loan portfolios and assess the adequacy of the allowance for loan losses.

    Internally, each bank maintains a classified loan list that, along with the list of non-performing loans discussed below, helps Spectrum management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. The classification categories of substandard, doubtful and loss correspond with those of state and FDIC examiners. Loans classified as "substandard" are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize repayment. Loans classified as "doubtful" are those loans that have characteristics similar to substandard loans, but also have an increased risk of loss or would require a partial write-off in liquidation. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans may include some loans that are past due at least 90 days, are on nonaccrual status or have been restructured. Loans classified as "loss" are those loans that are in the process of being charged off.

    In addition to the internally classified loans, each subsidiary bank also has a "watch list" of loans that further assists monitoring of its loan portfolios. A loan is included on the watch list if it demonstrates one or more deficiencies requiring attention in the near term or if the loan's ratios have weakened to a point where more frequent monitoring is warranted. These loans do not have all the characteristics of a classified loan (substandard, doubtful or loss), but do have weakened elements as compared with those of a satisfactory credit. Management of the subsidiary banks reviews these loans to assist in assessing the adequacy of the allowance for loan losses. Substantially all of the loans on the watch list at December 31, 2000, and June 30, 2000, were current and paying in accordance with loan terms.

    Spectrum's external loan review process consists of an intensive on-site review of more than 50% of loans at each subsidiary bank during twelve to twenty-four month periods, depending on conditions. Reviews are performed by a regional consulting firm which is affiliated with Spectrum's external auditor, and by loan officers of Spectrum's subsidiary banks. Spectrum's chief credit officer is responsible for determining the frequency and scope of external loan reviews and evaluating the results of those reviews. The report of the consulting firm is presented to each bank's management and board of directors for review. The external review is used to supplement and provide a check on the internal review conducted by subsidiary bank management.

  Nonperforming Loans

    Nonperforming loans consist of nonaccrual, past due and restructured loans. A past due loan is an accruing loan that is contractually past due 90 days or more as to principal and/or interest payments. Loans on which management does not expect to collect interest in the normal course of business are placed on nonaccrual or are restructured. When a loan is placed on nonaccrual, any interest previously accrued but not yet collected is reversed against current income unless, in the opinion of management, the outstanding interest remains collectible. Thereafter, interest is included in income only to the extent of cash received. A loan is restored to accrual status when all interest and principal payments are current and the borrower has demonstrated to management the ability to make payments of principal and interest as scheduled.

    A restructured loan is one upon which interest accrues at a below market rate or upon which certain principal has been forgiven so as to aid the borrower in the final repayment of the loan, with any interest previously accrued, but not yet collected, being reversed against current income. Interest is accrued based upon the new loan terms.

    Nonperforming loans are fully or substantially collateralized by assets, with any excess of loan balances over collateral values allocated in the allowance. Assets acquired through foreclosure are carried at the lower of cost or estimated fair value, net of estimated costs of disposal, if any.

    The following table lists nonaccrual, past due and restructured loans and other real estate and other repossessed assets at December 31, 2000, and at year-end for each of the past five years.

		At June 30,
	At December 31, 2000
		2000	1999	1998	1997	1996
Nonaccrual loans	$2,633	$1,920	$1,503	2,603	$2,533	$2,420
Accruing loans past due over 90 days	1,121	2,370	1,082	1,609	720	340
Restructured loans	5,523	5,164	5,153	4,186	4,428	251

Total nonperforming loans	9,277	9,454	7,738	8,398	7,681	3,011
Other real estate and other repossessed assets	398	113	116	102	126	407

Total nonperforming assets	$9,675	$9,567	$7,854	$8,500	$7,807	$3,418

Ratio of total nonperforming loans to total loans	1.33%	1.49%	1.48%	1.84%	1.89%	0.89%
Ratio of total nonperforming assets to total loans plus other real estate and other repossessed assets	1.39	1.51	1.50	1.86	1.92	1.00
Ratio of nonperforming assets to total assets	1.00	1.12	1.15	1.38	1.42	0.71

    Restructured loans were $5,523,000, $5,164,000 and $5,153,000 at December 31, 2000, June 30, 2000, and June 30, 1999. Included in the category are $4,186,000 of loans for which an increased provision was taken in 1996. These loans were primarily serviced by a single servicer that declared bankruptcy in 1996. A settlement was reached with the bankruptcy trustee that resulted in a partial charge-off of amounts owing to Spectrum's subsidiary banks, with the remaining balances carried at a below-market rate of interest for an eight-year period. These loans begin a two-year principal amortization in 2002 and are scheduled to be completely repaid in 2004. Payments of interest are being received monthly and have been received according to the terms of the settlement since its inception. Payments are current on these loans.

    A potential problem loan is defined as a loan where information about possible credit problems of the borrower is known, causing management to have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may result in the inclusion of such loan in one of the nonperforming asset categories. Spectrum does not believe it has any potential problem loans other than those reported in the above table.

    Foreclosures on defaulted loans result in Spectrum acquiring other real estate and other repossessed assets. Accordingly, Spectrum incurs other expenses, specifically net costs applicable to other real estate and other repossessed assets, in maintaining, insuring and selling such assets. Spectrum's subsidiary banks attempt to convert nonperforming loans into interest-earning assets either through liquidation of the collateral securing the loan or through intensified collection efforts.

  Allowance For Loan Losses

    Implicit in Spectrum's lending activities is the fact that loan losses will be incurred and that the risk of loss will vary with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To reflect the currently perceived risk of loss associated with Spectrum's loan portfolio, additions are made to the allowance for loan losses. The allowance is created by direct charges of the provision against income and the allowance is available to absorb realized loan losses.

    The allowance for loan losses is maintained to absorb probable losses inherent in the loan portfolio. Spectrum's allowance was $10,785,000 or 1.55% of loans, net of unearned fees, at December 31, 2000. Spectrum's allowance was $8,197,000 or 1.29% of loans, net of unearned fees, at June 30, 2000 compared to $6,838,000 or 1.31% of loans, net of unearned fees, at June 30, 1999. Management performs regular monthly assessments of these estimated losses by utilizing a methodology that relies on several key elements.

    Larger-balance, non-homogeneous loans representing significant individual credit exposures are evaluated based upon the borrower's overall financial condition, resources and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of the collateral. The allowance on these loans is calculated by applying loss factors to outstanding loans and certain unused commitments. Loss factors are based on historical loss experience and may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. Such factors include management's assessment of current economic conditions and the potential impact on various industries, and the financial conditions of the borrowers. The historical loss experience has declined since June 30, 1998. However, the ratio of allowance for loan losses to total loans at December 31, 2000 was increased due to the acquisition of Hamburg Financial on August 7, 2000 because its loans were deemed by management to carry more risk than the remainder of Spectrum's loans.

    Specific allowances are maintained for larger-balance, non-homogeneous loans that have been individually determined to be impaired as prescribed by Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." Impairment is measured on a loan-by-loan basis for these loans by either the present value of the expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the method predominantly used, which is the fair value of the collateral.

    Each portfolio of smaller balance, homogeneous loans, including individual installment, consumer and residential loans, is collectively evaluated for impairment. The allowance for loan losses attributed to these loans is established from an estimate of probable loses inherent in the portfolio. Loss factors are applied to outstanding loans based upon historical credit losses, trends in volumes and terms of loans, and consideration of economic, geographical, product and other factors. As indicated above, historical credit losses have remained relatively steady.

    The allowance for loan losses is based upon estimates, and the amount actually observed for these losses can vary significantly from the estimated amounts. By assessing the probable estimated losses inherent in the loan portfolio on a quarterly basis, adjustments are made to specific and inherent loss estimates based upon the most recent information available.

    The following table presents the provisions, loans charged off and recoveries of loans previously charged off, the amount of the allowance, average loans outstanding and certain pertinent ratios for the six-month period ended December 31, 2000, and for each of the last five years.

	Six-Month Period Ended December 31, 2000
		Year Ended June 30,
		2000	1999	1998	1997	1996
	(dollars in thousands)
Average loans outstanding(1)	$674,623	$567,658	$479,533	$428,454	$370,783	$291,716

Total loans at end of period(1)	$696,060	$634,757	$522,800	$456,911	$407,410	$340,214

Allowance at beginning of period	$8,197	$6,701 (2)	$6,276	$6,699 (2)	$5,659	$2,988
Loans charged off:
Loans to individuals	320	399	216	501	210	633
Real estate loans	315	68	57	31	23	18
Commercial and agricultural loans	81	217	855	1,305	736	517
Other loans	42	198	106	431	425	653

Total charge-offs	758	882	1,234	2,268	1,394	1,821

Recoveries of loans previously charged off:
Loans to individuals	66	110	89	61	58	421
Real estate loans	13	46	9	2	2	5
Commercial and agricultural loans	62	115	133	218	354	53
Other loans	0	71	2	1	2	675

Total recoveries	141	342	233	282	416	1,154

Net loans charged off	617	540	1,001	1,986	978	667
Provision for loan losses	1,052	2,036	1,563	1,434	1,619	3,045
Business acquisition(3)	2,153	0	0	129	0	293

Allowance at end of period	$10,785	$8,197	$6,838 (2)	$6,276	$6,300 (2)	$5,659

Net loan charge-off to average loans	0.09%	0.10%	0.21%	0.46%	0.26%	0.23%
Allowance to total loans, at end of period	1.55%	1.29%	1.31%	1.37%	1.55%	1.66%

(1)
Net of unearned fees.

(2)
Restated balance at end of 1997 does not equal the 1998 beginning balance and restated balance at the end of 1999 does not equal the 2000 beginning balance due to a change in reporting periods. See "—Recent Mergers and Acquisitions."

(3)
The allowance for loan loss at December 31, 2000 includes the allowance related to Iowa State Bank, Hamburg, Iowa and United National Bank, Sidney, Iowa (collectively) for the merger into Citizens Bank, Mt. Ayr, Iowa of $10,875,000. See "—Nonperforming Loans."

    Credit and loan decisions are made by management and the board of directors of the subsidiary banks in conformity with loan policies established by their boards of directors. The subsidiary banks' practice is to charge off any loan or portion of a loan when the loan is determined by management to be uncollectable due to the borrower's failure to meet repayment terms, the borrower's deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loan's classification as a loss by regulatory examiners or for other reasons. Spectrum charged off $758,000 during the six months ended December 31, 2000. Recoveries during the same period were $141,000.

    The following table shows the allocations in the allowance and the respective percentages of each loan category to total loans at December 31, 2000 and at year-end for each of the past five years. Portions of the allowance have been allocated to categories based on an analysis of the status of particular loans and homogenous pools of loans. The allocation table should not be interpreted as an indication of the specific amounts, by loan classification, to be charged to the allowance. Management believes that the table may be a useful device for assessing the adequacy of the allowance as a whole. The table has been derived in part by applying historical loan loss ratios to both internally classified loans and the portfolio as a whole in determining the allocation of the loan losses attributable to each category of loans.

	At December 31, 2000		At June 30, 2000		At June 30, 1999
	Amount of Allowance	Percent of Loans by Category to Total Loans	Amount of Allowance	Percent of Loans by Category to Total Loans	Amount of Allowance	Percent of Loans by Category to Total Loans
	(dollars in thousands)
Loans to individuals	$1,539	16.59%	$1,383	16.77%	$877	16.48%
Real estate loans	3,029	22.03	1,288	21.26	980	20.63
Commercial and agricultural	6,192	61.29	5,266	61.20	4,876	62.40
Other loans	25	0.09	260	0.77	105	0.49

Total allowance for loan losses	$10,785	100.00%	$8,197	100.00%	$6,838	100.00%

	At June 30, 1998		At June 30, 1997		At June 30, 1996
	Amount of Allowance	Percent of Loans by Category to Total Loans	Amount of Allowance	Percent of Loans by Category to Total Loans	Amount of Allowance	Percent of Loans by Category to Total Loans
	(dollars in thousands)
Loans to individuals	$644	14.98%	$695	15.81%	$750	20.65%
Real estate loans	939	32.21	868	39.56	862	36.40
Commercial and agricultural	4,087	50.11	4,120	42.10	3,984	39.18
Other loans	606	2.70	617	2.53	63	3.77

Total allowance for loan losses	$6,276	100.00%	$6,300	100.00%	$5,659	100.00%

  Securities

    Securities, all of which are classified as available for sale and carried at fair value, increased $8,757,000, or 6.30%, to $147,827,000 at December 31, 2000, from $139,070,000 at June 30, 2000. Securities available for sale increased $28,066,000 or 25.28% from $111,004,000 at June 30, 1999.

    The board of directors of each subsidiary bank reviews all securities transactions at each board meeting and the securities portfolio periodically. Spectrum's current investment policy provides for the purchase of U.S. Treasury securities and federal agency securities having maturities of five years or less. For state, county, municipal and other securities, Spectrum's investment policy allows for the purchase of securities with maturities in excess of ten years. As of December 31, 2000, 90.94% of Spectrum's securities with defined maturities mature in less than ten years.

    As of December 31, 2000, 97.67% of Spectrum's investment portfolio had defined maturities. The investment portfolio with defined maturities was concentrated in the following categories: mortgage backed securities totaled $70,705,000 or 47.83% of the portfolio, obligations of the U.S. Treasury, U.S. government agencies and corporations and state and local political subdivisions totaled $63,285,000 or 42.81% of the portfolio and corporate debt totaled $10,393,000 or 7.03% of the portfolio. The remaining 2.33% of Spectrum's investment portfolio is in equity securities which primarily is stock in the Federal Home Loan Bank of Des Moines.

    Certain of Spectrum's securities are pledged to secure public and trust fund deposits and for other purposes required or permitted by law. At December 31, 2000, the face value of U.S. Government and other securities so pledged amounted to $99,364,000 or 67.22% of the total securities portfolio.

    The following table provides the maturity distribution and weighted average interest rates of Spectrum's securities portfolio at December 31, 2000. The yield has been computed by relating the forward income stream on the securities, plus or minus the anticipated amortization of premium or accretion of discount, to the book value of the securities. The book value of available-for-sale securities is their fair value. All securities are held available for sale. The restatement of the yields on tax-exempt securities to a fully taxable-equivalent basis has been computed assuming a tax rate of 34%. The equity securities are primarily composed of stock in the Federal Home Loan Bank of Des Moines. The yield is set quarterly by the Federal Home Loan Bank's board of directors. For the quarter ended December 31, 2000, the yield was 7.08%.

	At December 31, 2000
Type of Maturity	Principal Amount	Amortized Cost	Estimated Fair Value	Weighted Average Yield
	(dollars in thousands)
U.S. Treasury securities:
Within one year	$3,800	$3,791	$3,826	5.54%
After one but within five years	3,100	3,137	3,151	5.81

Total U.S. Treasury securities	6,900	6,928	6,977	5.67

Obligations of U.S. Government agencies and corporations:
Within one year	4,119	4,109	4,115	6.55
After one but within five years	13,778	13,682	13,770	6.85
After five years but within ten years	13,405	13,275	13,364	6.96
After ten years	3,426	3,350	3,437	6.99

Total obligations of U.S. Government agencies and corporations	34,728	34,416	34,686	6.84

Mortgage-backed securities	70,839	70,478	70,705	6.26

Obligations of states and political subdivisions:
Within one year	1,840	1,840	1,836	6.59
After one but within five years	5,452	5,431	5,484	6.46
After five but within ten years	8,316	8,292	8,408	7.05
After ten years	6,072	6,019	5,894	7.70

Total obligations of states and political subdivisions	21,680	21,582	21,622	7.07

Corporate debt securities:
Within one year	625	625	619	6.30
After one but within five years	6,650	6,656	6,801	7.34
After five but within ten years	0	0	0	0
After ten years	3,000	2,945	2,973	7.73

Total corporate debt securities	10,275	10,226	10,393	7.12

Total securities with defined maturities	144,422	143,630	144,383	7.05
Equity securities	3,444	3,444	3,444	6.92

Total securities	$147,866	$147,074	$147,827	6.98

  Deposits

    Total deposits increased $109,089,000 or 15.77%, to $800,624,000 at December 31, 2000, from $691,535,000 at June 30, 2000, primarily due to the purchases of Iowa State Bank, Hamburg, Iowa, United National Bank of Iowa, Sidney, Iowa, and Commercial Federal Bank's Kellerton, Iowa office which collectively had deposits of $59,496,000. The increase in total deposits of $121,564,000 or 21.33%, at June 30, 2000, from $569,971,000 at June 30, 1999, is partly attributable to the purchase of Citizens Bank, Carlisle, Iowa on January 14, 2000 which had deposits of $69,846,000. Total deposits increased $57,629,000 or 11.25%, at June 30, 1999, from $512,342,000 at June 30, 1998.

    The following table presents the average amounts and the average rate paid on deposits of Spectrum for the six-month period ended December 31, 2000, and for each of the last three years:

			Year Ended June 30,
	Six-Month Period Ended December 31, 2000
			2000		1999		1998
	Average Amount	Average Rate	Average Amount	Average Rate	Average Amount	Average Rate	Average Amount	Average Rate
	(dollars in thousands)
Interest-bearing demand, savings and money market deposits	$233,641	3.80%	$190,591	3.04%	$164,610	2.66%	$139,940	2.92%
Time deposits of less than $100,000	348,026	5.61	284,353	5.20	252,740	5.61	238,158	6.14
Time deposits of $100,000 or more	115,987	6.36	95,594	5.48	68,731	5.02	52,223	3.60

Total interest-bearing deposits	697,654	5.13	570,538	4.52	486,081	4.53	430,321	4.78
Noninterest-bearing demand deposits	75,246	0.00	62,324	0.00	55,637	0.00	55,686	0.00

Total deposits	$772,900	4.63%	$632,862	4.08%	$541,718	4.06%	$486,007	4.23%

    The maturity distribution of time deposits of $100,000 or more at December 31, 2000 is presented below:

At December 31, 2000
(dollars in thousands)
3 months or less	$39,975
Over 3 through 6 months.	22,612
Over 6 through 12 months	38,167
Over 12 months	23,028

Total time deposits of $100,000 or more.	$123,782

    The subsidiary banks rely to a limited extent on time deposits of $100,000 or more. Time deposits of $100,000 or more are a more volatile funding source than other deposits and are most likely to affect Spectrum's future earnings because of interest rate sensitivity.

  Federal Home Loan Bank Borrowings

    All of the subsidiary banks are members of the Federal Home Loan Bank. Due to the competitive rates available, each subsidiary bank has utilized Federal Home Loan Bank advances as a source of funding. At December 31, 2000, the subsidiary banks had $39,507,000 in Federal Home Loan Bank advances compared to $48,632,000 at June 30, 2000 and $28,666,000 at June 30, 1999. At December 31, 2000, based on its Federal Home Loan Bank stockholdings, the aggregate unused borrowing capacity of Spectrum was $42,596,000.

    A variety of borrowing terms and maturities can be chosen from the Federal Home Loan Bank. Maturities available range generally from one day to 10 years. Interest rates can be either fixed or variable and prepayment options are available if desired. The Federal Home Loan Bank offers both amortizing and non-amortizing advances. Historically, Federal Home Loan Bank stock has been redeemable at the preset price of $100 per share, its current carrying value, but there can be no assurance that this policy will continue.

Liquidity

  Sources Of Liquidity

    Liquidity with respect to a financial institution is the ability to meet its short-term needs for cash without suffering an unfavorable impact on its on-going operations. The need for the subsidiary banks to maintain funds on hand arises principally from maturities of short-term borrowings, deposit withdrawals, customers' borrowing needs and the maintenance of reserve requirements. Liquidity with respect to a financial institution can be met from either assets or liabilities. On the asset side of the balance sheet, the primary sources of liquidity are cash and due from banks, federal funds sold, maturities of securities and scheduled repayments and maturities of loans. The subsidiary banks maintain adequate levels of cash and near-cash investments to meet its day-to-day needs. Cash and due from banks averaged $28,567,000 and $20,737,000 during the six months ended December 31, 2000 and 1999, respectively. These amounts comprised 3.11% and 2.90% of average total assets during the six months ended December 31, 2000 and 1999, respectively. The average level of securities and federal funds sold was $174,996,000 and $133,671,000 during the six months ended December 31, 2000 and 1999, respectively.

    At December 31, 2000, $10,396,000 or 7.20%, of Spectrum's securities portfolio, excluding mortgage-backed securities and equity securities, matured within one year and $29,206,000 or 20.23%, excluding mortgage-backed securities, matured after one but within five years. The subsidiary banks' commercial lending activities are concentrated in loans with maturities of less than five years and with both fixed and adjustable interest rates. Its installment lending activities are concentrated in loans with maturities of three to six years and with generally fixed interest rates. At December 31, 2000, approximately $324,582,000 or 46.63%, of Spectrum's loans, net of unearned fees, mature within one year. See "Loan Maturities."

    On the liability side of the balance sheet, the principal sources of liquidity are deposits, borrowed funds and the accessibility to money and capital markets. Spectrum attracts its deposits primarily from individuals and businesses located within the market areas served by the subsidiary banks, and to lesser extent, on brokered deposits. Borrowed funds come primarily from three sources, Federal Home Loan Bank borrowings, Spectrum's notes payable to an unaffiliated bank and the sale of subordinated capital notes to an affiliate. Interest is due quarterly to the unaffiliated bank at either the lender's cost of funds plus 1.75% per annum or the LIBOR rate plus 1.5% (fixed for periods of up to 180 days) per annum, at the option of Spectrum. The maturity date of this outstanding debt is August 1, 2005. On August 12, 1999, Spectrum issued $20,400,000 of company obligated mandatorily redeemable preferred securities of a subsidiary trust, with interest due at 10% per annum payable quarterly. The maturity date of the securities is August 18, 2029.

  Asset/Liability Management

    Interest rate risk arises when an interest-earning asset matures, is called, is prepaid or when such asset's rate of interest changes in a time frame different from that of the supporting interest-bearing liability. Spectrum seeks to control the risk of significant adverse effects on Spectrum's net interest income caused by interest rate changes.

    Spectrum does not attempt to match each interest-earning asset with a specific interest-bearing liability. Instead, as shown in the table below, it aggregates all of its interest-earning assets and interest-bearing liabilities to determine the difference between the two in specific time frames. This difference is known as the rate-sensitivity gap. A positive gap indicates that more interest-earning assets than interest-bearing liabilities mature in a time frame, and a negative gap indicates the opposite. Maintaining a balanced rate-sensitivity gap will reduce the risk associated with interest rate changes, but it will not guarantee a stable interest rate spread since various rates within a particular time frame may change by differing amounts and in different directions. Management regularly monitors the rate-sensitivity gap and considers this position in its decisions with regards to interest rates and maturities for interest-earning assets acquired and interest-bearing liabilities issued or accepted.

    The following tables show the ratio of the cumulative gap to total assets to be (14.27%) at the less than three-month interval, (25.89%) at the three month to less than one year interval and 1.15% at the one to five year interval at December 31, 2000. Currently, Spectrum is in an asset-sensitive position. Spectrum had $233,239,000 of interest-bearing demand, savings and money market deposits at December 31, 2000, that are somewhat less rate sensitive. Excluding these deposits, Spectrum's interest-sensitive ratio would have been 9.77% at the less than three-month interval, (1.85%) at the three months to less than one year interval and 25.19% at the one to five year interval at December 31, 2000. The interest sensitivity position is presented as of a point in time and can be modified to some extent by management as changing conditions dictate.

    The following table shows the interest rate sensitivity position of Spectrum at December 31, 2000:

Estimated Maturity Or Repricing At December 31, 2000

	Less Than Three Months	Three Months to Less than One Year	One to Five Years	Over Five Years	Total
	(dollars in thousands)
Interest-earning assets:
Loans, net of unearned fees	$184,503	$145,013	$304,024	$62,520	$696,060
Investment securities:
Taxable	6,484	9,867	78,776	33,037	128,164
Tax exempt	30	1,806	4,983	12,844	19,663
Federal funds sold and interest-bearing deposits	54,393	2,104	198	—	56,695

Total interest-earning assets	245,410	158,790	387,981	108,401	900,582

Interest-bearing liabilities:
Deposits:
Demand, savings and money market deposits	233,239	—	—	—	233,239
Time deposits	107,214	266,014	109,040	3,305	485,573
Federal Home Loan Bank borrowings, Federal funds purchased and securities sold under agreements to repurchase	30,233	5,538	16,508	14,449	66,728
Notes payable	13,200	—	—	—	13,200
Company obligated mandatorily redeemable preferred securities	—	—	—	20,400	20,400

Total interest-bearing liabilities	$383,886	$271,552	$125,548	$38,154	$819,140

Interest rate gap	$(138,476)	$(112,762)	$262,433	$70,247	$81,442

Cumulative interest rate gap at December 31, 2000	$(138,476)	$(251,238)	$11,195	$81,442

Cumulative interest rate gap to total assets	(14.27)%	(25.89)%	1.15%	8.39%

    The following table indicates that at June 30, 2000, if there had been a sudden and sustained increase in prevailing market interest rates, Spectrum's 2001 interest income would be expected to decrease, while a decrease in rates would indicate an increase in income.

	Net Interest Income	(Decrease) Increase	Percent Change
	(dollars in thousands)
Changes in interest rates
200 basis point rise	$27,378	$(2,470)	(8.28)%
100 basis point rise	28,613	(1,235)	(4.14)
Base rate scenario	29,848	—	0.00
100 basis point decline	30,746	898	3.00
200 basis point decline	32,318	2,470	8.28

    The following table indicates that at June 30, 1999, if there had been a sudden and sustained increase in prevailing market interest rates, Spectrum's 2000 net interest income would be expected to decrease, while a decrease in rates would indicate an increase in income. Spectrum's interest rate risk profile was slightly more sensitive to changes in interest rates at June 30, 2000 versus June 30, 1999.

	Net Interest Income	(Decrease) Increase	Percent Change
	(dollars in thousands)
Changes in interest rates
200 basis point rise	$24,328	$(1,833)	(7.01)%
100 basis point rise	25,245	(916)	(3.50)
Base rate scenario	26,161	—	0.00
100 basis point decline	26,794	633	2.42
200 basis point decline	27,994	1,833	7.01

Capital Resources

    Spectrum monitors compliance with bank and bank holding company regulatory capital requirements, focusing primarily on risk-based capital guidelines. As indicated in the table immediately below, at December 31, 2000, Spectrum was above the total capital minimum requirements. Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet, and the amount and composition of off-balance sheet items, in addition to the level of capital. Included in the risk-based capital method are two measures of capital adequacy, core capital and total capital, which consists of core and supplementary capital. See "Supervision and Regulation— Spectrum— Capital Adequacy."

    The following tables present Spectrum's capital ratios as of the indicated dates.

	Risk-Based Capital Ratios
	December 31, 2000			June 30, 2000
	Amount		Ratio	Amount	Ratio
	(dollars in thousands)
Tier I capital	$65,727	(1)	9.47%	$61,436	9.80%
Tier I capital minimum requirement	27,770	(2)	4.00	25,187	4.00

Excess	$37,957		5.47%	$36,249	5.80%

Total capital	$78,037	(1)	11.24%	$72,654	11.60%
Total capital minimum requirement	55,540		8.00	50,374	8.00

Excess	$22,497		3.24%	$22,280	3.60%

Total net risk weighted assets	$694,253			$626,898

	Leverage Ratio
	December 31, 2000			June 30, 2000
	Amount		Ratio	Amount	Ratio
	(dollars in thousands)
Tier I capital	$65,727	(1)	6.97%	$61,436	7.20%
Minimum requirement	37,707	(2)	4.00	34,048	4.00

Excess	$28,020		2.97%	$27,388	3.20%

Average total assets	$942,684			$853,278

(1)
Spectrum's core capital and total capital were adversely affected at December 31, 2000 by acquiring additional intangible assets of $2,236,123 at August 7, 2000 upon the acquisition of Iowa State Bank, Hamburg, Iowa and United National Bank, Sidney, Iowa.
(2)
Core and total minimum capital requirements were increased at December 31, 2000 primarily due to acquisition at August 7, 2000 of the Hamburg and Sidney Banks which collectively had assets of $64,891,509.

Impact of Inflation

    The effects of inflation on the local economy and on Spectrum's operating results have been relatively modest for the past several years. Because substantially all of Spectrum's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. Spectrum attempts to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "Asset/Liability Management" above.

Recent Accounting Pronouncements

    In September 2000, the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement replaces Statement No. 125, which had the same title. The statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement No. 125's provisions. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, with certain provisions effective for fiscal years ending after December 15, 2000. Management has not completed its assessment, but does not believe that the adoption of this pronouncement will have a material impact on the financial statements of Spectrum.

DESCRIPTION OF GREAT WESTERN SECURITIES

Overview

    Great Western Securities is the holding company for Great Western Bank which offers full service community banking through 12 banking locations in the Omaha, Nebraska metropolitan area. Deryl F. Hamann, on behalf of family trusts, acquired a 50% interest in the common stock of Great Western Securities in 1979 and has been President of Great Western Securities since then. The remainder of the interest in Great Western Securities, which will be acquired in part with the proceeds of this offering, is owned by an unrelated party. At closing of the merger, Spectrum will own 100% of Great Western Bank.

    Due to Deryl F. Hamann's ownership and management positions with Great Western Securities over the past 20 years, many of the policies, procedures and strategies of Great Western Bank are similar, if not identical, to those of Spectrum and its bank subsidiaries. Mr. Hamann's past influence and current involvement in Great Western Bank will facilitate, in the opinion of management, a smooth transition upon completion of the merger. Great Western Bank will enjoy the same type of independence as Spectrum's other bank subsidiaries to adapt to each bank's particular market while having the guidance of Spectrum's management team.

Strategies, Growth and Expansion

    Great Western Securities acquired Bank of Bellevue, Bellevue, Nebraska in 1992, and merged it into Great Western Bank in 1998, which was previously named Douglas County Bank & Trust. Bellevue is located in the Omaha metropolitan area. Other than this acquisition, Great Western Securities' strategy has been to expand by opening branches. A branch opened in February, 2001 in a Super Wal-Mart store. Previously, the most recent branch was opened in October, 1999. Two additional branches will be opened in 2001, one in a Super Wal-Mart store, and the other as a free-standing branch. All are in the Omaha metropolitan area.

Loans

    Great Western Bank offers a broad range of commercial and retail lending services, including real estate development loans. It has no substantial agricultural loans. Great Western Bank has been able to attract high quality loans of substantial size in the Omaha metropolitan area, and over the last 20 years, has participated loans to Spectrum's subsidiary banks. For information on the amount of the loan participations, see "Related Party Transactions."

Mortgage Servicing

    Great Western Bank operates a mortgage servicing division. The division purchases and sells servicing rights on the open market, rather than retaining servicing rights on one-to-four family mortgage loans originated and sold by the bank. At December 31, 2000, the book value of Great Western Bank's purchased mortgage servicing rights was $4,079,000, related to servicing loans with a face value of approximately $256,575,000.

    At March 31, 2000, the book value of Great Western Bank's purchased mortgage servicing rights was $21,198,000. Because of the interest rate environment, mortgage servicing rights increased in value and bank management believed it would be prudent to sell a substantial portion of its mortgage servicing rights portfolio. During the fourth quarter of the fiscal year ended June 30, 2000, the bank sold 82% of its mortgage servicing rights for proceeds of $23,072,000, realizing a gain of $6,307,000.

    Great Western Bank's gain on sale of mortgage servicing rights provided a strong increase in the bank's earnings and equity for fiscal year 2000, but eliminated a significant earnings stream which continues to have a negative impact on the bank's earnings. Great Western Bank's return on equity for the six-month period ended December 31, 2000 was impacted twofold: first, by its increased equity at the beginning of the period resulting from the gain on sale of mortgage servicing rights and second by reduced income for the period due to the significant decrease in mortgage servicing fee income. The bank's strategy is to resume acquiring smaller pools of servicing rights at a discount from normal market multiples for larger pools and build back the earnings stream of its mortgage servicing division over the next 12 to 24 months. Management believes the current interest rate environment offers opportunities for purchases of servicing rights which will provide both servicing income and potential value appreciation. If further opportunities arise, management will be prepared to sell the rights, recognizing a one-time gain and foregoing future income streams as it did in the past.

Results of Operations of Great Western Securities

  General

    Net income for the six months ended December 31, 2000 was $3,858,000, a decrease of $205,000 or 5.05% from $4,063,000 for the six months ended December 31, 1999. A $679,000 increase in net interest income after provision for loan losses was offset by a reduction in mortgage servicing income which resulted from the rights sale in 2000.

    Great Western Securities' assets were $668,323,000 at December 31, 2000, a 2.75% increase from $650,442,000 at June 30, 2000. The growth for the six-month period is primarily due to growth in real estate and commercial loans which was funded with Federal Home Loan Bank advances.

  Net Interest Income

    Net interest income for the six months ended December 31, 2000 was $12,641,000, an increase of $888,000 or 7.56% compared to net interest income of $11,753,000 for the six-month period ended December 31, 1999. This increase was primarily due to growth in interest income on loans, resulting from a larger balance of loans outstanding. Net interest income was $24,084,000 for the year ended June 30, 2000, an increase of $1,641,000 or 7.31% from $22,443,000 at June 30, 1999. This increase was primarily due to the increase in interest and fees on loans of $4,686,000 resulting from a $82,979,000 increase in average loan balances during the period.

  Provision for Loan Losses

    The amount of the provision for loan losses is based on a monthly evaluation of the loan portfolio, especially nonperforming and other potential problem loans. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management. Managements of Great Western Bank and Spectrum consider the same factors in evaluating the amount of the provision for loan losses. See "Management's Discussion and Analysis— Results of Operations— Provision for Loan Losses."

    The provision for loan losses for the six-month period ended December 31, 2000 was $429,000 compared to $220,000 for the six-month period ended December 31, 1999. The provision for loan losses for the year ended June 30, 2000 was $1,880,000, a substantial increase from the year ended June 30, 1999 of $442,000. The increase in the provision for loan losses for the year ended June 30, 2000 is primarily due to the growth in the loan portfolio and an increase in net loans charged off. Great Western Bank's nonperforming loans to total loans increased to 1.56% at December 31, 2000, compared to 0.98% at June 30, 2000 and 0.85% at June 30, 1999. This increase was primarily due to the restructuring of one $3,100,000 commercial credit which is current in its repayments under the restructuring. Gross loan charge-offs to average loans was 0.01% for the six-month period ended December 31, 2000, remaining fairly constant from 0.14% for the year ended June 30, 2000 and 0.10% for the year ended June 30, 1999. Additionally, net loan charge-offs to average loans resulted in a recovery of 0.06% for the six months ended December 31, 2000 due to recovery of a loan previously charged off. Allowance for loan losses to total loans has been maintained at a relatively constant rate of 1.52% at December 31, 2000, compared to 1.50% at June 30, 2000 and 1.46% at June 30, 1999. In order to maintain this ratio, an increase in the provision for loan losses for the six-month period ended December 31, 2000 and the year ended June 30, 2000 was deemed necessary by management due to the increase in loan volume.

  Other Income

    During the six-month period ended December 31, 2000, other income decreased to $3,253,000 from $4,601,000 for the six-month period ended December 31, 1999, due primarily to a decrease in mortgage servicing fees associated with the sale of mortgage servicing rights in the fourth quarter of the fiscal year ended June 30, 2000. The reduction in mortgage servicing fees related to the sale of serving rights reduced other income for the six months ended December 31, 2000 an estimated $473,000 compared to the six-month period ended December 31, 1999. Other income for the year ended June 30, 2000 increased by $6,960,000 to $14,800,000 from $7,840,000 in the previous year, primarily due to a gain on sale of mortgage servicing rights of $6,307,000 and an increase in customer service fees of $939,000, which was offset in part by a loss on sales of available-for-sale securities of $765,000.

  Other Expenses

    Other expenses decreased by $416,000 or 4.33% during the six months ended December 31, 2000 to $9,189,000 compared to $9,605,000 in the six months ended December 31, 1999, primarily due to a decline in amortization of mortgage servicing rights. For the year ended June 30, 2000 other expenses increased by $905,000, or 4.63%, to $20,442,000 from $19,537,000 for the year ended June 30, 1999. This increase was primarily due to a 23.50% increase in salaries and employee benefits of $2,188,000 relating primarily to bonus compensation paid to bank officers in connection with the sale of mortgage servicing rights.

Analysis of Financial Condition of Great Western Securities

  Loan Portfolio

    Loans, net of unearned fees increased $40,616,000 or 8.53% to $516,800,000 at December 31, 2000 from $476,184,000 at June 30, 2000 and $395,264,000 at June 30, 1999. These increases were primarily due to new business generated in Great Western Bank's Omaha metropolitan area.

    Great Western Bank primarily makes commercial and real estate loans to small and medium-sized businesses and professionals, and installment loans to individuals. The bank, like Spectrum, offers a variety of commercial lending products including revolving lines of credit, letters of credit, working capital loans and loans to finance accounts receivable, inventory and equipment. Typically, the bank's commercial loans have rates of interest which adjust anywhere from daily to not more than five years, are for varying terms, generally not exceeding five years, are personally guaranteed by the borrower and are collateralized by accounts receivable, inventory or other business assets. The following table presents Great Western Bank's loan balances at the dates indicated separated by loan type:

			At June 30,
	At December 31, 2000
			2000		1999		1998
	(dollars in thousands)
Loans to individuals	$74,241	14.59%	$73,807	15.74%	$69,894	17.94%	$69,847	19.44%
Real estate loans	252,958	49.70	228,171	48.64	189,999	48.78	164,888	45.88
Commercial, financial and agricultural	184,303	36.22	165,067	35.19	129,132	33.15	119,560	33.27
Other loans	7,261	1.43	11,435	2.44	7,273	1.87	11,600	3.23

Total face amount of loans	518,763	101.94	478,480	102.01	396,298	101.74	365,895	101.82
Unearned loan fees	(1,963)	(0.39)	(2,296)	(0.49)	(1,034)	(0.26)	(1,177)	(0.33)

Loans, net of Unearned fees	516,800	101.55	476,184	101.52	395,264	101.48	364,718	101.49
Less allowance for losses	(7,864)	1.55	(7,134)	(1.52)	(5,754)	(1.48)	(5,346)	(1.49)

Net loans	$508,936	100.00%	$469,050	100.00%	$389,510	100.00%	$359,372	100.00%

    Great Western Bank's two primary categories of loans, commercial loans and real estate loans, constituting 36.22% and 49.70% of net loans as of December 31, 2000, trended upward as indicated at the stated dates.

    Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities, or loans secured by similar collateral, that would cause them to be similarly impacted by economic or other conditions. Great Western Bank had loans secured by real estate amounting to $252,958,000 at December 31, 2000. Other than loans secured by real estate and the loan categories set forth in the above table, Great Western Bank had no concentrations of loans at December 31, 2000. Great Western Bank had no loans outstanding to foreign countries or borrowers headquartered in foreign countries at December 31, 2000.

    Management of Great Western Bank may renew loans at maturity, when requested by a customer whose financial strength appears to support such renewal or when such renewal appears to be in the bank's best interest. The bank requires payment of accrued interest in such instances and may adjust the rate of interest, require a principal reduction or modify other terms of the loan at the time of renewal.

    The risks associated with each type of loan made by Great Western Bank are similar to those described above with regard to Spectrum's loans. See, "Management's Discussion and Analysis— Analysis of Financial Condition— Loan Portfolio."

Loan Review Process

    The post closing loan review process at Great Western Bank is accomplished in three phases. First, the executive vice president-senior lender reviews all new loan files for collateral, collateral insurance and documentation exceptions, and adherence to the bank's lending limit. Next the loan operations department performs a second check for documentation and collateral exceptions, and adherence to the promissory note and other loan agreements. In the third phase, the internal audit and compliance department performs random loan reviews emphasizing cash flow analysis, collateral lien perfection, documentation and collateral exceptions, loan officers' lending authority, and other requirements of the bank's loan policy.

  Nonperforming Loans

    Great Western Bank's methodology for categorizing and accounting for nonperforming loans is the same as Spectrum's. See "Management's Discussion and Analysis— Loan Review Process— Nonperforming Loans."

    The following table lists nonaccrual, past due and restructured loans and other real estate and other repossessed assets at December 31, 2000, and at year end for each of the past three years.

		At June 30,
	At December 31, 2000
		2000	1999	1998
	(dollars in thousands)
Nonaccrual loans	$1,628	$1,939	$884	$1,756
Accruing loans past due over 90 days	447	408	647	1,007
Restructured loans	5,975	2,312	1,844	2,802

Total nonperforming loans	8,050	4,659	3,375	5,565
Other real estate and other repossessed assets	14	5	71	67

Total nonperforming assets	$8,064	$4,664	$3,446	$5,632

Ratio of total nonperforming loans to total loans	1.56%	0.98%	0.85%	1.53%
Ratio of total nonperforming assets to total loans plus other real estate and other repossessed assets	1.56%	0.98%	0.87%	1.54%
Ratio of nonperforming assets to total assets	1.21%	0.72%	0.62%	1.17%

    The increase in total nonperforming loans at December 31, 2000 was attributable primarily to the restructuring of one $3,100,000 commercial credit whose debt amortization was extended within policy guidelines to match projected cash flow. The credit is current and has paid as agreed on all obligations with the bank. Management believes the bank has strong collateral security.

    Foreclosures on defaulted loans result in Great Western Bank acquiring other real estate and other repossessed assets. Accordingly, Great Western Bank incurs other expenses, specifically net costs applicable to other real estate and other repossessed assets, in maintaining, insuring and selling such assets. Great Western Bank attempts to convert nonperforming loans into interest-earning assets either through liquidation of the collateral securing the loan or through intensified collection efforts.

  Allowance For Loan Losses

    Implicit in Great Western Bank's lending activities is the fact that loan losses will be incurred and that the risk of loss will vary with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To reflect the currently perceived risk of loss associated with Great Western Bank's loan portfolio, additions are made to the allowance for loan losses. The allowance is created by direct charges of the provision against income and the allowance is available to absorb realized loan losses.

    The allowance for loan losses is maintained to absorb probable losses inherent in the loan portfolio. Great Western Bank's allowance was $7,864,000 or 1.52% of loans, net of unearned fees, at December 31, 2000. Great Western Bank's allowance was $7,134,000, or 1.50% of loans, net of unearned fees, at June 30, 2000, compared to $5,754,000, or 1.46% of loans, net of unearned fees, at June 30, 1999. Management performs regular, monthly assessments of these estimated losses by utilizing a methodology that relies on several key elements.

    Great Western Bank's methodology for determining its allowance for loan losses is the same as Spectrum's which is described above under "Management's Discussion and Analysis— Loan Review Process— Allowance for Loan Losses."

    The allowance for loan losses is based upon estimates, and the amount actually observed for these losses can vary significantly from the estimated amounts. By assessing the probable estimated losses inherent in the loan portfolio on a quarterly basis, adjustments are made to specific and inherent loss estimates based upon the most recent information available.

    The following table presents the provisions, loans charged off and recoveries of loans previously charged off, the amount of the allowance, average loans outstanding and certain pertinent ratios for the six-month period ended December 31, 2000, and for each of the last three years.

	Six-Month Period Ended December 31, 2000
		Year Ended June 30,
		2000	1999	1998
	(dollars in thousands)
Average loans outstanding(1)	$505,322	$470,530	$387,551	$355,244

Total loans at end of period(1)	$516,800	$476,184	$395,264	$364,718

Allowance at beginning of period	$7,134	$5,754	$5,346	$4,466
Loans charged off:
Loans to individuals	50	66	41	36
Real estate loans	0	0	12	0
Commercial and agricultural loans	2	466	248	323
Other loans	21	124	70	78

Total charge-offs	73	656	371	437

Recoveries of loans previously charged off:
Loans to individuals	41	26	3	6
Real estate loans	0	6	0	0
Commercial and agricultural loans	329	114	328	198
Other loans	4	10	6	12

Total recoveries	374	156	337	216

Net loans charged off (recovered)	(301)	500	34	221
Provision for loan losses	429	1,880	442	1,101

Allowance at end of period	$7,864	$7,134	$5,754	$5,346

Net loans charged off to average loans	(0.06)%	0.11%	0.01%	0.06%
Allowance to total loans, at end of period	1.52	1.50	1.46	1.47

(1)
Net of unearned fees.

    Credit and loan decisions are made by management and the board of directors of Great Western Bank in conformity with loan policies established by the board of directors. The bank's practice, like that of Spectrum's banks, is to charge off any loan or portion of a loan when the loan is determined by management to be uncollectable due to the borrower's failure to meet repayment terms, the borrower's deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loan's classification as a loss by regulatory examiners or for other reasons. Great Western Bank charged off $73,000 during the six months ended December 31, 2000. Recoveries during the same period were $374,000, primarily as a result of a payment of $200,000 made on one commercial loan.

  Securities

    Securities, all of which are classified as available for sale and carried at fair value, increased $4,735,000, or 4.53%, to $109,217,000 at December 31, 2000, from $104,482,000 at June 30, 2000. Securities available for sale decreased $14,339,000 or 12.07% from $118,821,000 at June 30, 1999. The decline was primarily due to the need to provide liquidity to fund an increase in Great Western Bank's loan portfolio during the year.

    The board of directors of Great Western Bank reviews all securities transactions at each board meeting and the securities portfolio periodically. Great Western Bank's current investment policy provides for the purchase of U.S. Treasury securities and federal agency securities having maturities of three to five years. For state, county, municipal and other securities, Great Western Bank's investment policy allows for the purchase of securities with maturities in excess of ten years. The equity securities are primarily composed of stock in the Federal Home Loan Bank of Topeka. The yield is set quarterly by the Federal Home Loan Bank's board of directors. For the quarter ended December 31, 2000, the yield was 7.08%.

  Deposits

    Total deposits decreased $6,752,000 or 1.25%, to $532,410,000 at December 31, 2000, from $539,162,000 at June 30, 2000, primarily due to the reduction of noninterest bearing escrow deposits associated with Great Western Bank's sale of mortgage servicing rights. The increase in total deposits of $94,462,000 or 21.24%, at June 30, 2000, from $444,700,000 at June 30, 1999, is attributable to growth in all deposit categories, including an increase in certificates of deposit of $100,000 or more from $61,408,000 at June 30, 1999 to $83,541,000 at June 30, 2000. At December 31, 2000, CDs of $100,000 or more increased to $83,905,000, amounting to 15.75% of total deposits.

  Federal Home Loan Bank Borrowings

    Great Western Bank is a member of the Federal Home Loan Bank. Due to the competitive rates available, the bank has utilized Federal Home Loan Bank advances as a source of funding. At December 31, 2000, Great Western Bank had $40,204,000 in Federal Home Loan Bank advances compared to $25,738,000 at June 30, 2000 and $17,747,000 at June 30, 1999.

    A variety of borrowing terms and maturities can be chosen from the Federal Home Loan Bank. Maturities available range generally from one day to 10 years. Interest rates can be either fixed or variable and prepayment options are available if desired. The Federal Home Loan Bank offers both amortizing and non-amortizing advances. Historically, Federal Home Loan Bank stock has been redeemable at the preset price of $100 per share, its current carrying value, but there can be no assurance that this policy will continue.

Competition

    The banking and financial services industry is highly competitive and undergoing rapid consolidation. Within the Omaha metropolitan area, numerous commercial banks, savings and loan associations, mortgage brokers, finance companies, credit unions, investment firms and private vendors compete with Great Western Bank for deposits and loans. This competition has led to a decrease in the bank's net interest margin over the past few years. Many of these competitors have significantly greater resources than Great Western Bank, including higher lending limits and more extensive financial, technical and marketing resources. In addition, unlimited branch banking is permitted in the Omaha metropolitan area.

Legal Proceedings

    Great Western Securities and its subsidiary bank are from time to time parties to various legal actions arising in the normal course of business. Except as described below, management of Great Western Securities believes there is no proceeding threatened or pending against Great Western Securities or its subsidiary bank, which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of Great Western Securities.

    On November 21, 2000, certain purported class action members filed an amended petition in an action then pending in an Iowa district court in Lee County, Iowa against Thousand Adventures, Inc., also known as TAI, to add as defendants 18 lenders, including Great Western Bank, with respect to retail installment sales contracts originated by TAI in connection with its sale of campground memberships. The amended petition alleges that more than 50,000 class members purchased campground memberships at a cost ranging from $990 to $10,000 and that TAI assigned the contracts outright or as collateral to the lenders. The primary claim of the amended petition appears to be that the lenders, as holders of the installment contracts, are subject to all claims the members had against TAI, which allegedly include breach of contract and consumer fraud, among other things. The amended petition seeks rescission of the campground memberships, an unspecified amount of damages, punitive damages, interest and attorneys' fees. In July, 1997 a default judgment was entered against TAI certifying the action against it as a class action. TAI is the debtor in a Chapter 7 bankruptcy proceeding pending in federal bankruptcy court in Iowa.

    On December 19, 2000, Great Western Bank removed the lawsuit to federal district court in Iowa. The purported class action plaintiffs have filed a motion, which the bank plans to resist, to remand the lawsuit to the Iowa district court in Lee County. No discovery has been conducted with respect to the claim against Great Western Bank. The bank denies any wrongdoing and plans to vigorously contest all aspects of this lawsuit including whether the case can properly proceed as a class action. In the event the lawsuit were determined adversely to Great Western Bank, it could have a material adverse effect on the financial condition or results of operations of Great Western Bank and Spectrum, but the amount of the alleged damages is unspecified and cannot now be accurately estimated by Great Western Bank.

Employees

    As of December 31, 2000, Great Western Securities had approximately 235 full time equivalent employees. Management of Great Western Securities considers its relationship with its employees to be good.

BUSINESS

Overview

    Spectrum, a multi-bank holding company, offers full service community banking through 17 banking locations in South Dakota, 22 banking locations in southern Iowa and two banking locations in northern Missouri. Spectrum was acquired by its Chairman, Deryl F. Hamann, in 1971. At that time it had a single bank charter in Leon, Iowa with two locations. In 1971, Mr. Hamann acquired Citizens Corporation, the parent company of Citizens Bank, Chariton, Iowa. Citizens Corporation was merged into Spectrum on August 7, 2000. In 1974 Mr. Hamann acquired the parent company of F&M Bank, Watertown, South Dakota. The parent was merged into Spectrum on May 31, 1999. Acquisitions of other banks and savings institutions have been made by each of the holding companies on both strategic and opportunistic bases. Expansion also occurred through acquisition of offices of failed financial institutions and de novo branching.

    Spectrum has five direct subsidiaries: F&M Bank, Watertown, South Dakota; Rushmore Bank & Trust, Rapid City, South Dakota; Citizens Bank, Mount Ayr, Iowa; Citizens Bank, Carlisle, Iowa; and Citizens Bank of Princeton, Princeton, Missouri. Each subsidiary bank is chartered by the state banking authorities of the state in which its headquarters is located. See "Supervision and Regulation." The following table sets forth information regarding Spectrum's banks as of December 31, 2000:

	Common Stock Ownership	Assets	Net Loans	Net Deposits
	(dollars in thousands)
F&M Bank	95.6%	$386,762	$270,218	$309,825
Rushmore Bank & Trust	90.0	231,909	166,475	193,278
Citizens Bank, Mount Ayr	100.0	237,633	179,228	203,444
Citizens Bank of Princeton	100.0	40,895	28,350	37,247
Citizens Bank, Carlisle	95.2	70,212	41,004	57,809

    The subsidiary banks own 100% of Spectrum Banc Service Corporation which provides data processing services to its bank owners.

Strategies

    Growth.  Spectrum intends to grow within its existing markets, to branch into or acquire financial institutions in existing markets, and to branch into or acquire financial institutions in other markets consistent with its capital requirements and management abilities.

    Spectrum seeks opportunities to acquire banks at acceptable prices. Spectrum's operating strategy is to provide high quality community banking services to its customers and increase market share through solicitation of new business, repeat business and referrals from customers, and selected promotional strategies.

    Following the Great Western Securities merger, Spectrum's growth through acquisitions will be limited to situations which management believes will be consistent with its commitment to the Federal Reserve to be well capitalized one year from the merger and its ability to attract and retain senior bank officers.

    Branch Expansion.  F&M Bank has agreed to acquire by merger Founders Trust National Bank, Sioux Falls, South Dakota for $2,752,000, subject to adjustment for certain contingencies. At December 31, 2000 Founders had assets of $39,613,000, deposits of $36,401,000, net loans of $20,162,000 and stockholders' equity of $2,266,000. Founders has two banking locations in Sioux Falls which will consolidate with F&M Bank locations. The merger is subject to regulatory approval and is expected to close in late March, 2001. F&M Bank has purchased property to establish two new branches in Sioux Falls which are projected to open in March and April, 2001. F&M's branch in Gettysburg, South Dakota moved into a new facility in November, 2000. F&M has also purchased property in Chamberlain, South Dakota to build a new facility, projected to be completed in July, 2001. Rushmore Bank & Trust has entered into an agreement with Wal-Mart Stores to open an in-store branch in Rapid City, South Dakota in July, 2001. In December, 2000, Citizens Bank, Carlisle moved its charter and main office to Clive, Iowa, a suburb of Des Moines, and retained its existing offices. Should Spectrum be unable to acquire existing banks or other financial institutions at acceptable prices, it will continue to seek expansion through new branches or possibly by chartering new banks.

Loans

    Spectrum has the ability to provide a broad range of commercial and retail lending services. Rushmore Bank & Trust does not offer agricultural loans. The other banking subsidiaries offer agricultural loans as well as other commercial, retail and real estate loans. The two South Dakota banks have credit policies tailored to their respective markets. Spectrum's Iowa and Missouri banks have substantially uniform credit policies. All of the credit policies contain underwriting and loan administration criteria, including levels of loan commitment, loan types, credit criteria, concentration limits, loan administration, loan review and grading and related matters.

    Spectrum's external loan review process consists of an intensive on-site review of more than 50% of loans at each subsidiary bank during twelve to twenty-four month periods, depending on conditions. Reviews are performed by a regional consulting firm which is affiliated with Spectrum's external auditor, and by loan officers of Spectrum's subsidiary banks. Spectrum's chief credit officer is responsible for determining the frequency and scope of external loan reviews and evaluating the results of those reviews. The report of the consulting firm is presented to each bank's management and board of directors for review. The external review is used to supplement and provide a check on the internal review conducted by subsidiary bank management. Spectrum is able to facilitate substantial credit requests, or augment loan demand, through the purchase and sale of participations among its subsidiary banks, as well as other affiliated and unaffiliated banks or other financial institutions. See "Related Party Transactions." As of December 31, 2000, approximately 94% of all loans were to customers within Spectrum's market area.

    Real Estate Mortgage Loans.  These loans include various types of loans for which Spectrum holds real property as collateral. As a result of a computer conversion in the first quarter of fiscal 1999, approximately $50,000,000 of loans which were previously categorized as real estate mortgage loans were reclassified as commercial loans secured by real estate. See "Management's Discussion and Analysis of Financial Condition and Results of Operation— Analysis of Financial Condition— Loan Portfolio." These reclassified loans were generally made for commercial operating purposes, for which the primary collateral consists of assets other than real estate. Such loans often mature in one year or less and typically have adjustable interest rates. However, Spectrum is experiencing increasing demand for fixed rate loans for terms longer than one year. The primary risks of real estate mortgage loans include the borrower's inability to pay and deterioration in value of real estate that is held as collateral.

    Real estate mortgage loans include commercial and residential real estate construction loans. Real estate construction loans are principally made to builders to construct business buildings or single and multi-family residences. These loans typically have maturities of 6 to 12 months and adjustable interest rates, and are subject to origination fees. Terms may vary depending upon many factors, including location, type of project and financial condition of the builder.

    Commercial and Agricultural Loans.  These loans consist primarily of loans to businesses for various purposes, including revolving lines of credit and equipment financing. The loans secured by collateral other than real estate or equipment generally mature within one year, have adjustable interest rates, and are secured by inventory, accounts receivable, livestock, crops, machinery and other commercial or agricultural project assets. Revolving lines of credit generally are for business purposes and generally mature annually.

    Loans to Individuals.  Loans to individuals, which are not secured by real estate, generally have terms of two to six years and bear interest at fixed rates. These loans usually are secured by motor vehicles, investment securities, or other personal assets, and in some instances are unsecured.

    Citizens Bank, Mount Ayr has three regional loan committees which meet weekly. Citizens Bank of Princeton has a weekly joint loan committee meeting with one of the regional loan committees of Citizens Bank, Mount Ayr. Citizens Bank, Carlisle has a weekly loan committee meeting. Rushmore Bank & Trust's loan committee meets weekly. F&M Bank has three regional loan committees that meet weekly.

    Interest rates charged on loans vary with the degree of risk, maturity, underwriting and servicing costs, loan amount and extent of other banking relationships maintained with customers and are further subject to competitive pressures, money market rates, availability of funds and government regulations.

    In the ordinary course of business, Spectrum's banks issue letters of credit. See Note 17 to Consolidated Financial Statements. Spectrum's banks apply the same credit standards to those commitments as they use in direct lending activities and have included these commitments in its lending risk evaluations. Spectrum's exposure to credit loss under letters of credit is represented by the amount of those commitments.

    Under applicable federal and state law, permissible loans to one borrower after December 31, 2000, were limited to $4,481,000 for F&M Bank, $3,155,000 for Rushmore Bank & Trust, $4,183,000 for Citizens Bank, Mount Ayr, $1,891,000 for Citizens Bank, Carlisle, and $931,000 for Citizens Bank of Princeton. Certain exceptions, depending on the laws of the three respective states in which the Banks operate, increase the loan limit to one borrower for certain purposes. As of December 31, 2000, Great Western Bank had a loans to one borrower limit of $9,564,384.

Competition

    The banking and financial services industry is highly competitive and undergoing rapid consolidation. Within the market area of Spectrum's banks, numerous commercial banks, savings and loan associations, mortgage brokers, finance companies, credit unions, investment firms and private lenders compete with the banks for deposits and loans. Many of these competitors have significantly greater resources than Spectrum, including higher lending limits and more extensive financial, technical and marketing resources.

Regulation

    Spectrum and its banks are highly regulated. Spectrum is subject to regulation by the Federal Reserve and the Iowa Division of Banking. All of the bank subsidiaries are subject to regulation by the FDIC and by the regulatory agencies of the state in which they are chartered. See "Supervision and Regulation."

Properties

    The offices of Spectrum are located in a leased one-story building at 10834 Old Mill Road, Suite One, Omaha, Nebraska 68154. The table below presents property information concerning the main office and branches of Spectrum's subsidiary banks.

Name of Bank and Address of Branch	Year Opened	Type of Interest	Approximate Square Footage of Facility
F&M Bank (Main Office) 35 1st Ave. NE Watertown, SD 57201	1935	Land and building owned by F&M Bank	10,078
F&M Bank Hwys. 212 & 81 Watertown, SD 57201	1980	Land and building owned by F&M Bank	3,000
F&M Bank Main Street Garden City, SD 57236	1946	Land and building owned by F&M Bank	1,250
F&M Bank Main Street Rosholt, SD 57360	1984	Land and building owned by F&M Bank	3,500
F&M Bank 217 Main St. McIntosh, SD 57641	1978	Land and building owned by F&M Bank	1,800
F&M Bank 302 Main St. Morristown, SD 57645	1978	Land and building owned by F&M Bank	1,250
F&M Bank 301 N. Egan Ave. Madison, SD 57042	1996	Land and building owned by F&M Bank	2,500
F&M Bank 517 So. Lincoln St. Aberdeen, SD 57402	1996	Land and building owned by F&M Bank	4,200
F&M Bank 1901 W. 41st St. Sioux Falls, SD 57105	1996	Land and building owned by F&M Bank	2,500
F&M Bank 1301 Main St. Webster, SD 57274	1996	Land and building owned by F&M Bank	1,800
F&M Bank 111 W. Lawler Chamberlain, SD 57325	1996	Leased	1,250
F&M Bank 111 North East St Gettysburg, SD 57442	1996	Land and building owned by F&M Bank	2,400

Rushmore Bank & Trust (Main Office) 14 St. Joseph St. Rapid City, SD 57701	1952	Land and building owned by Rushmore Bank & Trust	37,000
Rushmore Bank & Trust 3510 Sturgis Rd. Rapid City, SD 57702	1974	Land and building owned by Rushmore Bank & Trust	3,798
Rushmore Bank & Trust 526 N. Main St. Spearfish, SD 57785	1999	Land and building owned by Rushmore Bank	3,720
Rushmore Bank & Trust 751 Mountain View Rd. Rapid City, SD 57702	1997	Leased (grocery store branch)	500
Rushmore Bank & Trust 1516 E. St. Patrick St. Rapid City, SD 57701	1999	Leased (grocery store branch)	500
Citizens Bank, Mount Ayr (Main Office) 100 E. South Mount Ayr, IA 50174	1998	Land and building owned by Citizens Bank, Mt. Ayr	2,500
Citizens Bank, Mount Ayr 111 No. Main Leon, IA 50144	1999	Land and building owned by Citizens Bank, Mt. Ayr	8,265
Citizens Bank, Mount Ayr 1008 W. First Leon, IA 50144	1977	Land and building owned by Citizens Bank, Mt. Ayr	1,200
Citizens Bank, Mount Ayr 126 Broadway Grand River, IA 50108	1937	Land and building owned by Citizens Bank, Mt. Ayr	960
Citizens Bank, Mount Ayr 1020 Main Hamburg, IA 51640	1997	Land and building owned by Citizens Bank, Mt. Ayr	6,800
Citizens Bank, Mount Ayr 186 Summer St. Riverton, IA 51650	1993	Land and building owned by Citizens Bank, Mt. Ayr	1,200
Citizens Bank, Mount Ayr 610 W. McLane Osceola, IA 50313	1994	Land and building owned by Citizens Bank, Mount Ayr	2,500
Citizens Bank, Mount Ayr 900 Illinois Street Sidney, IA 51652	1985	Land and building owned by Citizens Bank, Mount Ayr	4,690

Citizens Bank, Mount Ayr 800 Filmore Street Thurman, IA 51654	1980	Land and building owned by Citizens Bank, Mount Ayr	2,160
Citizens Bank, Mount Ayr 400 Main Street Bedford, IA 50833	1904	Land and building owned by Citizens Bank, Mount Ayr	5,972
Citizens Bank, Mount Ayr 201 North Main Street Chariton, IA 50049	1997	Land and building owned by Citizens Bank, Mount Ayr	12,797
Citizens Bank, Mount Ayr 309 Jefferson Street Corydon, IA 50060	1969	Land and building owned by Citizens Bank, Mount Ayr	2,968
Citizens Bank, Mount Ayr 101 West Jackson Street Corydon, IA 50060	1980	Land and building owned by Citizens Bank, Mount Ayr	1,663
Citizens Bank, Mount Ayr 100 South Maple Street Russell, IA 50238	1980	Land and building owned by Citizens Bank, Mount Ayr	1,890
Citizens Bank, Mount Ayr 206 Broad Street Humeston, IA 50123	1976	Land and building owned by Citizens Bank, Mount Ayr	4,160
Citizens Bank, Mount Ayr 208 3rd Street Lineville, IA 50147	1904	Land and building owned by Citizens Bank, Mount Ayr	1,785
Citizens Bank, Mount Ayr 122 North Central Allerton, IA 50008	1957	Land and building owned by Citizens Bank, Mount Ayr	1,920
Citizens Bank, Mount Ayr Main and Ringgold Streets Kellerton, IA 50133	1984	Land and building owned by Citizens Bank, Mount Ayr	1,200
Citizens Bank, Carlisle (Main Office) 8033 University Blvd. Clive, IA 50325	2000	Leased	1,800
Citizens Bank, Carlisle 100 First Street Carlisle, IA 50047	1934	Land and building owned by Citizens Bank, Carlisle	4,800
Citizens Bank, Carlisle Highway 5 and Vine Hartford, IA 50118	1907	Land and building owned by Citizens Bank, Carlisle	600

Citizens Bank, Carlisle 102 Brown Street Runnells, IA 50237	1998	Land and building owned by Citizens Bank, Carlisle	1,500
Citizens Bank of Princeton (Main Office) US Highway 136 & 65 Princeton, MO 64673	1988	Land and building owned by Citizens Bank of Princeton	4,708
Citizens Bank of Princeton 825 N. Pearl Milan, MO 63556	1994	Land and building owned by Citizens Bank of Princeton	1,450

    The branch of Citizens Bank, Mt. Ayr located in Corydon, Iowa is leased from Spectrum. All of the other leased properties are leased from unaffiliated third parties. The grocery store leases are for five-year terms. The Chamberlain branch is a month-to-month lease with a sixty-day termination clause.

Legal Proceedings

    Spectrum and its subsidiaries are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against Spectrum or any of its subsidiaries which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of Spectrum.

Employees

    As of December 31, 2000, Spectrum had approximately 349 full-time equivalent employees. Management considers its relationship with its employees to be good.

MANAGEMENT

Executive Officers And Directors

    The executive officers and directors of Spectrum and their respective ages and positions as of the date of this prospectus are as follows:

Name	Age	Position with Spectrum	Position with Subsidiary
Deryl F. Hamann	68	Chairman of the Board, CEO and Director	Chairman and Director of F&M Bank, Rushmore Bank & Trust, and Citizens Bank, Carlisle
Daniel A. Hamann	42	President, COO and Director	Chairman and Director of Citizens Bank, Mount Ayr, and Citizens Bank of Princeton; Vice Chairman and Director of F&M Bank; Rushmore Bank & Trust, and Citizens Bank, Carlisle; Chairman and Director of Spectrum Banc Service Corporation
Daniel J. Brabec	42	Executive Vice President, CFO, Secretary, Treasurer and Director	President of Great Western Bank since January 17, 2001
Thomas B. Fischer	54	Senior Vice President and Director	None
W. Eric Bunderson	44	Vice President, Chief Credit Officer, Assistant Secretary and Director	None

    Deryl F. Hamann is the father of Daniel A. Hamann and the father-in-law of Daniel J. Brabec and W. Eric Bunderson. All directors of Spectrum hold office until the next meeting of stockholders or until their successors are elected and qualified.

    Deryl F. Hamann.  Mr. Hamann has been Chairman or President and CEO of Spectrum since 1971. He has been President and Director of Farmers & Merchants Investment Co. since 1974, which merged into an acquired company, changing its name to Spectrum Bancorporation, Inc. in 1996, and merged into Spectrum on May 31, 1999. Since 1979 he has served as President of the affiliated bank holding company, Great Western Securities and as Chairman of the Executive Committee of Great Western Bank, Omaha, Nebraska. He is Chairman of the affiliated Spectrum Life Insurance Company, an Arizona reinsurance company. He is Chairman of the affiliated Spectrum Financial Services, Inc. He is a partner in the Omaha, Nebraska law firm of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP, counsel to Spectrum and Great Western Securities.

    Daniel A. Hamann.  Mr. Daniel Hamann has been President of Spectrum since 1996 and served as Vice President of Spectrum from 1992 to 1996. He is Chairman and Director of Citizens Bank, Mount Ayr and Citizens Bank of Princeton and Vice Chairman of F&M Bank, Rushmore Bank & Trust, and Citizens Bank, Carlisle. He is President and Director of the affiliated Spectrum Life Insurance Company. He is Chairman and Director of Spectrum's banks' subsidiary, Spectrum Banc Service Corporation.

    Thomas B. Fischer.  Mr. Fischer is President of Spectrum Financial Services, Inc., an affiliate of Spectrum. He has held this position since 1996. In 1997, he was elected Senior Vice President and Director of Spectrum. From 1992 to 1996, Mr. Fischer was Vice President, General Counsel, and Secretary of FirsTier Financial, Inc., a multi-bank holding company headquartered in Omaha, Nebraska.

    Daniel J. Brabec.  Mr. Brabec has served as Vice President of Spectrum since 1992 and as Executive Vice President and CFO since 1999. Mr. Brabec served as Executive Vice President and Director of Rushmore Bank & Trust from 1993 until July 1999, when he resigned to assume expanded duties with Spectrum. He is a Director of the affiliated Spectrum Life Insurance Company. Mr. Brabec has served as Executive Vice President of Great Western Securities since 1999 and became President of Great Western Bank on January 17, 2001.

    W. Eric Bunderson.  Mr. Bunderson has served since 1994 as a Commercial Real Estate Loan Officer and from 1999 until June of 2000 as Assistant Vice President at Great Western Bank. He has served as Vice President and Chief Credit Officer of Spectrum since June 2000. He is Secretary, Treasurer and a Director of the affiliated Spectrum Life Insurance Company.

Executive Compensation

    The following table presents the cash compensation paid by Spectrum and its subsidiaries to its Chief Executive Officer and Chief Operating Officer, the only named executive officers, for the fiscal years 1998 through 2000. No other executive officer of Spectrum received compensation from Spectrum exceeding $100,000 for these years.

Name and Principal Position	Year	Salary	All Other Compensation(1)
Deryl F. Hamann, Chairman and Chief Executive Officer	2000	$258,796	$6,800
	1999	251,485	6,800
	1998	292,750	5,434
Daniel A. Hamann, President and Chief Operating Officer	2000	141,629	3,490
	1999	127,840	3,196
	1998	103,663	2,486

(1)
Amounts represent 401(k) Plan employer contributions, a portion of "Split-Dollar" insurance premiums, and amounts allocated under Phantom Stock Agreements. (See "Phantom Stock Agreements.")

    Spectrum does not have any compensatory stock option plan for its executive officers and directors. None of the directors or officers of Spectrum have any options, warrants or other similar rights to purchase securities of Spectrum.

    Spectrum has no board committees at the holding company level except an audit committee of which Mr. Fischer is currently the sole member. As of June 14, 2000, Spectrum adopted an Audit Committee Charter in compliance with SEC and American Stock Exchange rules. As a result of this action, by June 14, 2001, Spectrum plans to add three independent directors to serve as its audit committee.

Indemnification

    The articles of incorporation of Spectrum provide that the board of directors is authorized to indemnify, in the manner and to the extent provided by the Iowa Business Corporation Act, any person entitled to indemnification thereunder. Generally under Iowa law, any individual who is made a party to a proceeding because the individual is or was a director may be indemnified if the individual acted in good faith and had reasonable basis to believe that: (1) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the corporation's best interests; and (2) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interest; and regarding any criminal proceedings, the individual had no reasonable cause to believe the individual's conduct was unlawful. Iowa law also extends such indemnification to officers, employees, and agents of the corporation and further provides that an Iowa corporation may advance expenses to a director, officer, employee, or agent of the corporation.

    Iowa law also provides that an Iowa corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by that individual in that capacity or arising from the individual's status as a director, officer, employee, or agent.

    The indemnification and advancement of expenses provided by Iowa law are not exclusive of any other rights to which persons seeking indemnification or advancement of expenses are entitled under a provision in the articles of incorporation or bylaws, agreements, vote of stockholders or disinterested directors, or otherwise, both as to action in a person's official capacity and as to action in another capacity while holding office. However, such provisions, agreements, votes or other actions shall not provide indemnification for a breach of a director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, for a transaction from which the person seeking indemnification derives an improper personal benefit, or for liability for unlawful distributions.

    Iowa law provides that a director is not liable for any action taken as a director, or any failure to take any action, as long as the director discharged his or her duties (1) in good faith, (2) with the care of an ordinarily prudent person in a like position would exercise under similar circumstances, and (3) in a manner the director reasonably believes to be in the best interests of the corporation.

    There is no pending litigation or proceeding involving a director, officer, employee or other agent of Spectrum as to which indemnification is being sought. Spectrum is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Phantom Stock Agreements

    Spectrum's subsidiary banks have phantom stock agreements with six senior bank officers, including Daniel A. Hamann, Chairman of Citizens Bank, Mount Ayr. Cash amounts are accumulated for the officers based on their bank's performance, 50% by achieving certain annual growth rates in net income and 50% by achieving certain annual rates of return on assets. Accumulated amounts are payable to the officers over ten years beginning at age 65 or prior death or permanent disability.

PRINCIPAL STOCKHOLDERS

    The following table presents information regarding beneficial ownership of common stock of Spectrum as of February 15, 2001, by (1) each shareholder known by Spectrum to be the beneficial owner of more than 5% of its outstanding common stock and (2) each director of Spectrum and each named executive officer and (3) all directors and executive officers as a group. Based on information furnished by the owners, management believes that the stockholders listed below have sole investment and voting power regarding their shares, except that co-trustees share investment and voting power.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage of Class
Deryl F. Hamann 1500 Woodmen Tower Omaha, NE 68102	44,909	(1)	56.80%
Daniel A. Hamann 10834 Old Mill Road, Suite One Omaha, NE 68154	22,677	(2)	28.68%
Esther Hamann Brabec 10834 Old Mill Road, Suite One Omaha, NE 68154	24,769	(3)	31.33%
Daniel J. Brabec 10834 Old Mill Road, Suite One Omaha, NE 68154	420	(4)	*
Julie Hamann Bunderson 10834 Old Mill Road, Suite One Omaha, NE 68154	27,153	(5)	34.34%
W. Eric Bunderson 10834 Old Mill Road, Suite One Omaha, NE 68154	454	(6)	*
Thomas B. Fischer 10834 Old Mill Road, Suite One Omaha, NE 68154	-0-		-0-
All executive officers and directors as a group (five persons)	68,460		86.58%

*
Less than 1%.

(1)
Of this amount, an aggregate of 14,944 shares are held by four separate trusts for which Mr. Hamann serves as trustee for the benefit of his children, Daniel A. Hamann, Esther Hamann Brabec, Julie Hamann Bunderson, and Karl E. Hamann. As a result of the Great Western Securities merger, the trusts will receive 46,319 shares of Spectrum and Mr. Hamann as trustee will own 72.76% of the shares then outstanding.

(2)
Of this amount, 2,221 shares are owned by his revocable trust for which he serves as sole trustee, 176 shares are owned by his spouse, and an aggregate of 20,280 shares are held by various Hamann family trusts for which he serves as co-trustee with Esther Hamann Brabec and Julie Hamann Bunderson.

(3)
Of this amount, 2,005 shares are owned by her revocable trust for which she serves as sole trustee, 420 shares are owned by her spouse, an aggregate of 20,280 shares are held by various Hamann family trusts for which she serves as co-trustee with Daniel A. Hamann and Julie Hamann Bunderson, and 2,064 shares are owned by her as trustee for Julie Hamann Bunderson's issue.

(4)
Does not include shares beneficially owned by his spouse. Mr. Brabec disclaims beneficial ownership of such shares.

(5)
Of this amount, 2,128 shares are owned by her revocable trust for which she serves as sole trustee, 454 shares are owned by her spouse, an aggregate of 20,280 shares are held by various Hamann family trusts for which she serves as co-trustee with Daniel A. Hamann and Esther Hamann Brabec, 2,571 shares are owned by her as trustee for Esther Hamann Brabec's issue and 1,720 shares are owned by her as trustee for Daniel A. Hamann's issue.

(6)
Does not include shares beneficially owned by his spouse. Mr. Bunderson disclaims beneficial ownership of such shares.

RELATED PARTY TRANSACTIONS

    Spectrum has agreed to acquire by merger Great Western Securities, a holding company for Great Western Bank, Omaha, Nebraska. Deryl F. Hamann, Chairman, Chief Executive Officer and principal shareholder of Spectrum, as trustee of trusts for his children, has owned 50% of the common stock of Great Western Securities since 1979. As a result of the merger, the trusts will receive 46,319 shares of common stock of Spectrum, which will then constitute 36.94% of Spectrum's outstanding common stock. This aspect of the merger is not an arm's length transaction because Mr. Hamann and members of his family own substantially all of the common stock of Spectrum before the merger and will own substantially all of the common stock of Spectrum after the merger. Therefore, the number of shares of common stock of Spectrum issuable in the merger to Mr. Hamann as trustee was determined by a valuation dated as of November 30, 2000 by The Financial Valuation Group, an unaffiliated party.

    The remaining equity interest in Great Western Securities and the minority interest in Great Western Bank not owned by Great Western Securities are being acquired by Spectrum from an unrelated party for a total of $58,000,000 in cash and $10,000,000 of Spectrum's series 3 preferred stock. The series 3 preferred stock is entitled to noncumulative dividends at a rate per annum equal to the prime rate plus 100 basis points reset annually on January 1. Such stock is nonvoting except as otherwise required by law and preferred in liquidation over common stock. This aspect of the merger is an arm's length transaction which was negotiated by Mr. Hamann, on behalf of Spectrum, and the unrelated third party. Spectrum plans to fund the $58,000,000 of cash needed in the acquisition in part by the sale of $35,000,000 principal amount of Spectrum's subordinated capital notes to Capital Investors, LLC, a limited liability company. Capital Investors is owned one-fourth each by the following stockholders of Spectrum: Daniel A. Hamann, Esther Hamann Brabec, Julie Hamann Bunderson and Deryl F. Hamann, as trustee for Karl E. Hamann. A description of the terms of Spectrum's subordinated capital notes and the terms of Capital Investors' loan of $35,000,000 from an unaffiliated bank to purchase such notes is included in this prospectus under "Recent Developments."

    Spectrum's subsidiary banks purchase loan participations from, and sell loan participations to, Great Western Bank, in the ordinary course of business and will continue to do so following the merger. The participations are made on terms similar to those with unaffiliated parties. Approximate loan principal balances outstanding under the participations are summarized as follows:

Affiliate Loan Participations	At December 31, 2000	At June 30, 2000
Purchased by Spectrum's banks	$24,126,000	$26,566,000
Sold by Spectrum's banks	4,912,000	10,152,000

    Spectrum Life Insurance Company and Spectrum Financial Services, Inc. are affiliates of Spectrum. They are owned, directly or indirectly, by Deryl F. Hamann, individually or as trustee for the benefit of his children. Spectrum Life Insurance Company reinsures certain credit life, accident and health insurance policies sold by Spectrum's subsidiary banks, its affiliated banks and unaffiliated banks as agents for an unaffiliated insurance company. Spectrum Life Insurance Company reinsures certain of the mortality and morbidity risks under such policies in accordance with separate treaties with the unaffiliated insurance company, and received compensation from such insurance company of $338,146 during Spectrum's fiscal year ended June 30, 2000 and $296,888 for the six-month period ended December 31, 2000 for assuming such reinsurance risks with respect to credit insurance originated by Spectrum's subsidiary banks. Spectrum's subsidiary banks receive a commission on such sales of credit insurance as permitted by applicable state law.

    In addition, Spectrum Financial Services receives a commission as general agent from the unaffiliated insurance company on such sales of credit insurance where permitted by law. Such commissions on credit insurance originated by Spectrum's subsidiary banks was $297,097 during the fiscal year ended June 30, 2000 and $124,711 during the six-month period ended December 31, 2000. Spectrum believes that the foregoing arrangements are on terms similar to those that would be obtained with an unaffiliated party.

    Spectrum Financial Services places investment centers in banks, including Spectrum's subsidiary banks, Great Western Bank, and unaffiliated banks. The investment centers engage in the sale of life insurance, annuities, mutual funds and certain other securities on the premises of the banks under lease arrangements and with joint or common employees. Spectrum Financial Services pays Spectrum's subsidiary banks lease rentals based on commissions generated. Gross commissions originated from Spectrum's subsidiary banks were $529,511 during Spectrum's fiscal year ended June 30, 2000 and $259,750 during the six-month period ended December 31, 2000. Each Spectrum bank received approximately 25% of the amount of gross commissions generated from its leased space as rental. Spectrum believes that these arrangements are on terms similar to those that would be obtained with an unaffiliated party.

    Prior to May of 1998, another subsidiary of Spectrum Financial Services provided investment management services to Spectrum's subsidiary banks, its affiliated banks and others. Spectrum's banks paid this subsidiary approximately $68,000 during Spectrum's fiscal year ended June 30, 1998 for such services. Spectrum believes that these arrangements were on terms similar to those that would have been obtained from an unaffiliated party.

    Spectrum's banks own all of the stock of Spectrum Banc Service Corporation. It provides data processing services and certain related services to the five banks on a break-even basis. Spectrum believes that these arrangements are on terms similar to those that would be obtained with an unaffiliated party.

    On May 31, 1999, Spectrum, which was then named Decatur Corporation, became the surviving corporation in a merger with two affiliated bank holding companies, Spectrum Bancorporation, Inc. and Rushmore Financial Services, Inc., which owned F & M Bank, Watertown, South Dakota, and Rushmore Bank & Trust, Rapid City, South Dakota. The Hamann family or their interests owned beneficially all of the stock of all parties to the merger. In the merger, the Hamann family or their interests received a total of 61,063 shares of common stock of Spectrum and 8,000 shares of 10% nonvoting, non-cumulative perpetual preferred stock of Spectrum.

    On August 7, 2000, Spectrum became the surviving corporation in a merger with the affiliated Citizens Corporation, which owned Citizens Bank, Chariton, Iowa. The Hamann family or their interests owned beneficially all of the stock to all parties to the merger. In the merger, the Hamann family or their interests received a total of 7,584 shares of common stock of Spectrum. Shortly prior to the merger the Hamann family or their interests received 10% subordinated capital notes of Citizens

Corporation, having a face amount of $1,200,000 due December 31, 2010, as a distribution of income received while Citizens Corporation was an "S" corporation. The liability on the capital notes was assumed by Spectrum in the merger.

    In January of 2001, F&M Bank, a subsidiary of Spectrum, purchased the insurance agency business of Watertown Agency, Inc. for $539,652. The selling corporation has been owned by the Hamann family and was engaged in the insurance agency business in Watertown, South Dakota since 1976.

    In 1995 Spectrum entered into a split dollar insurance agreement with Deryl F. Hamann under which it pays an annual premium of $60,000 to purchase a policy on Mr. Hamann's life in the face amount of $1,000,000. Mr. Hamann is taxed on the economic benefit in accordance with Internal Revenue Service rules. The policy is owned by three of Mr. Hamann's children, Daniel A. Hamann, Esther Hamann Brabec, and Julie Hamann Bunderson, who have the right to designate beneficiaries, borrow on the security of the policy and to surrender the policy. They have assigned the death benefit under the policy to Spectrum as security for repayment of the amounts that Spectrum contributes toward the payment of the premiums due on the policy.

    Deryl F. Hamann is a partner in the law firm of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP, Omaha, Nebraska, counsel to Spectrum and Great Western Securities. See "Legal Matters." Mr. Hamann devotes approximately 5% of his time to law firm matters, 50% to Spectrum matters, 40% to Great Western Securities matters and the remaining 5% of his time to other interests.

SUPERVISION AND REGULATION

Government Regulations

    Spectrum and its subsidiary banks are extensively regulated under federal and state laws. These laws and regulations are primarily intended to protect depositors and the deposit insurance fund of FDIC, not securities holders of Spectrum. The following information is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws, regulations or regulatory policies may have a material effect on the business, operations and prospects of Spectrum and its banks. Spectrum is unable to predict the nature or extent of the effects that fiscal or monetary policies, economic controls or new federal or state legislation may have on its business and earnings in the future.

Spectrum

    General.  Spectrum is a bank holding company registered under the Bank Holding Company Act of 1956 and is subject to regulation, supervision and examination by the Federal Reserve. Spectrum is required to file an annual report and the other reports as the Federal Reserve now requires or may require.

    Acquisitions.  As a bank holding company, Spectrum is required to obtain the prior approval of the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or bank holding company. The Federal Reserve will not approve any acquisition, merger or consolidation that would have a substantial anti-competitive result, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the public. The Federal Reserve also considers managerial, capital and other financial factors in acting on acquisition or merger applications.

    Permissible Activities.  Subject to limited exceptions, a bank holding company may not engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in a non-banking activity, unless this activity has been determined by the Federal Reserve to be closely related to banking or managing banks. The Federal Reserve has identified specific non-banking activities in which a bank holding company may engage with notice to, or prior approval by, the Federal Reserve.

    Capital Adequacy.  The Federal Reserve monitors the regulatory capital adequacy of bank holding companies. As discussed below, Spectrum's banks are also subject to the regulatory capital adequacy requirements of the FDIC and South Dakota, Iowa and Missouri regulations, as applicable. Great Western Bank is subject to regulation in Nebraska and by the FDIC. The Federal Reserve uses a combination of risk-based guidelines and leverage ratios to evaluate the regulatory capital adequacy of Spectrum.

    The Federal Reserve has adopted a system using risk-based capital adequacy guidelines to evaluate the regulatory capital adequacy of bank holding companies on a consolidated basis. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a risk-weighted asset base. Some off balance sheet items, such as loan commitments in excess of one year, mortgage loans sold with recourse and letters of credit, are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning to them the appropriate risk weight. For purposes of the regulatory risk-based capital guidelines, total capital is defined as the sum of core and supplementary capital elements, with supplementary capital being limited to 100% of core capital. For bank holding companies, core capital, also known as Tier I capital, generally includes common stockholders' equity, perpetual preferred stock and minority interests in consolidated subsidiaries less the unamortized balance of intangible assets. No more than 25% of core capital may be comprised of cumulative preferred stock. Supplementary capital, also known as Tier II capital, generally includes certain forms of perpetual preferred stock, as well as maturing capital instruments and the allowance for loan losses, limited to 1.25% of risk-weighted assets. The regulatory guidelines require a minimum ratio of total capital to risk-weighted assets of 8% to be adequately capitalized, of which at least 4% should be in the form of core capital.

    At December 31, 2000, Spectrum's core or Tier I capital was $65,727,000.

    In addition to the risk-based capital guidelines, the Federal Reserve and the FDIC use a leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The leverage ratio is defined to be a company's core capital divided by its average tangible assets. Based upon the current capital status of Spectrum, the applicable minimum required leverage ratio is 4%.

    The table below presents Spectrum's capital ratios at December 31, 2000:

	At December 31, 2000
Ratio	Actual	Minimum Required
Tier I Capital to Average Assets	6.97%	4.00%
Tier I Capital to Risk-Weighted Assets	9.47	4.00
Total Capital to Risk-Weighted Assets	11.24	8.00

    Failure to meet the regulatory capital guidelines may result in the initiation by the Federal Reserve of appropriate supervisory or enforcement actions. All three of Spectrum's capital ratios were above the minimum required as of December 31, 2000.

    Spectrum will be adequately capitalized under regulatory tests at closing of the merger with Great Western Securities and the issuance of the preferred securities, the subordinated capital notes and the series 3 preferred stock as described under "Capitalization," but not well capitalized. Spectrum has committed to regulators that it will be well capitalized within one year from its merger with Great Western Securities. The table below presents Spectrum's pro forma capital ratios at December 31, 2000, adjusted as described under "Capitalization" and, for comparison purposes, ratios required in order to be well capitalized under regulatory capital guidelines:

	At December 31, 2000
Ratio	Actual	Minimum Required
Tier I Capital to Average Assets	4.71%	5.00%
Tier I Capital to Risk-Weighted Assets	6.10	6.00
Total Capital to Risk-Weighted Assets	11.08	10.00

The Banks

    General.  Spectrum owns five banks: F & M Bank, Watertown, South Dakota, a South Dakota banking corporation with 12 banking locations; Rushmore Bank & Trust Co., Rapid City, South Dakota, a South Dakota banking corporation, with five banking locations; Citizens Bank, Mount Ayr, Iowa, an Iowa banking corporation, with 18 banking locations; Citizens Bank, Carlisle, Iowa, an Iowa banking corporation with four banking locations; and Citizens Bank of Princeton, Princeton, Missouri, a Missouri banking corporation, with two banking locations. Upon acquisition, Great Western Bank will become Spectrum's sixth and largest bank with 12 locations in the Omaha, Nebraska metropolitan area. The deposits of each bank are insured by the FDIC and the banks are subject to supervision and regulation by the FDIC. In addition, the South Dakota banks are regulated by the South Dakota Division of Banking, the Iowa banks are regulated by the Iowa Division of Banking, the Missouri bank is regulated by the Missouri Division of Finance and Great Western Bank is regulated by the Nebraska Department of Banking and Finance.

    Permissible Activities.  No state bank may engage in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to its Bank Insurance Fund. None of Spectrum's banks nor Great Western Bank is presently involved in the types of transactions covered by this limitation. Under the Financial Modernization Act and rules adopted pursuant thereto, banks may create financial subsidiaries to engage in activities that are "financial in nature." None of Spectrum's bank subsidiaries have elected to do so, but may do so in the future.

    Community Reinvestment Act.  Enacted in 1977, the federal Community Reinvestment Act has become important to financial institutions, including their holding companies. This allows regulators to turn down an applicant seeking to make an acquisition or establish a branch unless it has performed satisfactorily under this act. Satisfactory performance means meeting adequately the credit needs of the communities the applicant serves. The applicable federal regulators regularly conduct examinations to assess the performance of financial institutions. During their last examinations, ratings of satisfactory or outstanding were received by each of Spectrum's banks. As a result, management believes that the banks' performance under the act will not impede regulatory approvals of any proposed acquisitions or branching opportunities.

    Dividend Restrictions.  Dividends paid by Spectrum's banks provide substantially all of the operating and investing cash flow of Spectrum. Spectrum's banks are subject to legal limitations on the frequency and amount of dividends that may be paid to Spectrum. Under South Dakota and Nebraska law, the approval of the principal regulator is required prior to the declaration of any dividend by a bank if the total of all dividends declared in any calendar year exceeds the total of its net profits of that year to date combined with its retained net profits for the preceding two years. Under Iowa law, a bank may declare and pay dividends only out of undivided profits and only if not restricted by the principal regulator. The Iowa principal regulator requires that Iowa state banks maintain an adjusted equity capital ratio of not less than 6.5% of adjusted assets plus a fully funded allowance for loan losses unless a lower ratio is approved by the principal regulator. An Iowa state bank operating below the minimum requirement would be subject to immediate dividend restriction, a request for immediate capital injection and/or a possible cease and desist order. Citizens Bank, Carlisle, has committed to maintain an adjusted equity capital ratio of not less than 8.0% of adjusted assets until December 31, 2003. Under Missouri law, a bank may not pay dividends that would impair capital. The Missouri principal regulator generally requires that Missouri state banks maintain equity capital of not less than 6% of assets. The Nebraska principal regulatory agency requires a total capital to asset ratio of 6%, excluding intangibles other than purchased mortgage servicing rights. At least 5.5% must be primary capital which includes all equity capital accounts plus allowances for loan and lease losses. In addition, either the applicable state banking regulator or the FDIC has the power to prohibit Spectrum's banks from paying dividends if such payments would constitute unsafe or unsound banking practices or cause the bank to be undercapitalized. See "Risk Factors—Interest Payment by Spectrum on the Junior Subordinated Debentures—Dependent on Dividends From Its Subsidiary Banks."

    Examinations.  Spectrum's banks are examined from time to time by the FDIC. Based upon an evaluation, the examining regulator may revalue the assets of an insured institution and require that it establish specific reserves to compensate for the difference between the value determined by the regulator and the book value of Spectrum's assets. The state bank regulators also conduct examinations of state-chartered banks. State bank regulators may accept the results of a federal examination in lieu of conducting an independent examination. South Dakota, Iowa, Nebraska and Missouri regulators have the authority to revalue the assets of a state-chartered institution and require it to establish reserves.

    Capital Adequacy.  The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The requirements address both risk-based capital and leverage capital, with risk-based assets and core and supplementary capital being determined in basically the same manner as described above for bank holding companies. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

    The FDIC risk-based capital guidelines require state non-member banks to have a ratio of core capital to total risk-weighted assets of 4% and a ratio of total capital to total risk-weighted assets of 8%.

    The FDIC leverage guidelines require that state banks maintain core capital of no less than 3% and up to 5% of total tangible assets. The applicable guideline for Spectrum's banks is estimated to be 4%. Banks with regulatory capital ratios below the required minimum are subject to administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

    The table below presents the regulatory capital ratios of the Spectrum subsidiary banks and Great Western Bank at December 31, 2000:

		At December 31, 2000
	F&M Bank	Rushmore Bank & Trust	Citizens Bank, Carlisle	Citizens Bank, Mount Ayr	Citizen Bank of Princeton	Great Western Bank	Minimum Required
Tier I capital to average assets	7.94%	8.23%	9.85%	8.79%	8.67%	8.24%	4.00%
Tier I capital to risk-weighted assets	10.62	10.95	13.56	12.36	11.70	9.98	4.00
Total capital to risk-weighted assets	11.80	12.16	14.81	13.63	12.96	11.23	8.00

    Banking regulators have adopted regulations that define five capital levels: well capitalized, adequately capitalized, undercapitalized, severely undercapitalized and critically undercapitalized. An institution is critically undercapitalized if it has a tangible equity to total assets ratio that is equal to or less than 2%. An institution is well capitalized if it has a total risk-based capital ratio of 10% or greater, core risk-based capital ratio of 6% or greater, and a core capital leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An institution is adequately capitalized if it has a total risk-based capital ratio of not less than 8%, a core risk-based capital ratio not less than 4% and a leverage ratio of not less than 4%. Under these regulations, as of December 31, 2000, the Spectrum banks and Great Western Bank were well capitalized.

    Federal regulations require the federal banking regulators to take prompt corrective action to resolve the problems of depository institutions, including capital-deficient institutions. In addition to requiring the submission of a capital restoration plan, the regulations contain broad limits on activities of institutions which are less than adequately capitalized, involving asset growth, acquisitions, branch establishment, and expansion into new lines of business. With limited exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any distribution or payment.

    As an institution's capital decreases, the powers of the federal regulators become greater. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The regulators have limited discretion in dealing with a critically undercapitalized institution and are virtually required to appoint a receiver or conservator if the capital deficiency is not corrected promptly.

    Real Estate Lending Evaluations.  The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans, which generally are equal to or less than the loan to value limitations established by Spectrum's banks.

    Deposit Insurance Premiums.  The assessment schedule for banks' insured deposits ranges from 0 to 27 cents per $100 of deposits based on each institution's risk classification. An institution's risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are well capitalized, adequately capitalized and undercapitalized. The three supervisory subgroups are Group A, for financially solid institutions with only a few minor weaknesses, Group B, for those institutions with weaknesses which, if uncorrected could cause substantial deterioration of the institution and increase the risk to the deposit insurance fund, and Group C, for those institutions with a substantial probability of loss to the fund absent effective corrective action. All five Spectrum subsidiary banks and Great Western Bank are rated well capitalized and "Group A" as financially solid institutions with only a few minor weaknesses for these purposes.

    Interstate Banking Legislation.  Federal legislation effective in September 1995, eliminated many of the historical barriers to the acquisition of banks by out-of-state bank holding companies. This law facilitates the interstate expansion and consolidation of banking organizations by permitting: (1) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether acquisitions are authorized under the laws of the host state; (2) the interstate merger of banks, subject to the right of individual states either to pass legislation providing for earlier effectiveness of mergers or to opt out of this authority prior to that date; (3) banks to establish new branches on an interstate basis provided that this action is specifically authorized by the law of the host state; (4) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in that state would be authorized to do so; and (5) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state. Spectrum's subsidiary banks do not currently have any plans to take any actions permitted by this law.

    Financial Modernization Bill.  Banks that elect to create "financial subsidiaries" may engage in activities that are financial in nature, including:

  •
  Lending, exchanging, transferring, investing for others, or safeguarding money or securities;

  •
  Engaging as agent or broker in any state for purposes of insuring, guaranteeing, or indemnifying against loss, harm, damage, illness, disability, death, defects in title, or providing annuities as agent or broker;

  •
  Providing financial, investment, or economic advisory services, including advising an investment company;

  •
  Issuing or selling annuities representing interests in pools of assets permissible for a bank to hold directly;

  •
  Underwriting, dealing in, or making a market in securities;

  •
  Engaging in activities that the Federal Reserve has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto;

  •
  Activities that the Federal Reserve has found to be usual in connection with the transaction of banking or other financial operations abroad;

  •
  Additional activities that the Secretary of the Treasury in consultation with the Federal Reserve determines to be financial in nature or incidental to a financial activity; and

  •
  Activities that may be conducted by an operating subsidiary.

None of Spectrum's bank subsidiaries, nor its proposed subsidiary, Great Western Bank, has elected to create financial subsidiaries.

Changing Regulatory Structure

    The laws and regulations affecting banks and bank holding companies are in a state of flux. The rules and the regulatory agencies in this area have changed significantly over recent years, and there is reason to expect that similar changes will continue in the future. It is not possible to predict the outcome of these changes.

    One of the major additional burdens imposed on the banking industry is the increased authority of federal agencies to regulate the activities of federal and state banks and their holding companies. The Federal Reserve, the Comptroller of the Currency and the FDIC have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. These agencies can assess civil money penalties and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers. In addition, the South Dakota Division of Banking, Iowa Division of Banking, Nebraska Department of Banking and Finance and Missouri Division of Finance possess broad enforcement powers to address violations of their banking laws by banks chartered in their respective state.

Effect On Economic Environment

    The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

    The Federal Reserve's monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on the business and earnings of Spectrum and its subsidiaries cannot be predicted.

DESCRIPTION OF THE PREFERRED SECURITIES

    The preferred securities and the common securities will be issued pursuant to the trust agreement of Spectrum Capital Trust II. The trust agreement will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the property trustee and will act as trustee for the purpose of complying with the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement of Spectrum Capital Trust II and those made part of the trust agreement by the Trust Indenture Act. The following is a summary of the material terms and provisions of the preferred securities and the trust agreement. Prospective investors of preferred securities are urged to read all the provisions of the trust agreement, including the definitions in the trust agreement, and the Trust Indenture Act. The form of the trust agreement has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

General Overview

    The trust agreement states that the administrative trustees will issue the preferred securities and the common securities, collectively, the trust securities. The preferred securities will represent preferred undivided beneficial interests in the assets of Spectrum Capital Trust II and the holders of the preferred securities will be entitled to a preference in most circumstances regarding distributions and amounts payable on redemption or liquidation over the common securities of Spectrum Capital Trust II.

    The preferred securities will rank pari passu, and payments will be made pro rata, with the common securities of Spectrum Capital Trust II except as described under "Subordination of Common Securities of Spectrum Capital Trust II Held by Spectrum" below.

    Legal title to the junior subordinated debentures will be held by the property trustee in trust for the benefit of the holders of the trust securities. The preferred securities guarantee executed by Spectrum for the benefit of the holders of the preferred securities will be a guarantee on a subordinated basis and will not guarantee payment of distributions or amounts payable on redemption of the preferred securities or on liquidation of the preferred securities if Spectrum Capital Trust II does not have funds on hand available to make the payments. See "Description of Preferred Securities Guarantee." If an event of default under the indenture has occurred and is continuing and the default is attributable to Spectrum's failure to pay interest or principal on the junior subordinated debentures on the due date, a holder of preferred securities may institute a legal proceeding directly against Spectrum for payment of principal and interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder. This action is referred to in this discussion as a direct action. See "Description of Junior Subordinated Debentures—Enforcement of Rights by Holders of Preferred Securities" and "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Preferred Securities Guarantee."

Quarterly Distribution Payments and Extensions on Distribution Payments

    Payment of Distributions.  Distributions on the preferred securities will be payable at the annual rate of   % of the stated liquidation amount of $10, payable quarterly after each calendar quarter on the last day of January, April, July and October in each year, beginning April 30, 2001. The amount of each distribution due will include amounts accrued through the date the distribution is due. Distributions on the preferred securities will be payable to the holders as they appear on the register of Spectrum Capital Trust II on the relevant record date. Until the preferred securities do not remain in book-entry form, the relevant record date will be one business day prior to the relevant distribution date and, in the event the preferred securities are not in book-entry form, the relevant record date will be the first day of the month in which the relevant distribution date occurs. Distributions will accumulate from the date of original issuance of the preferred securities.

    The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any payment date is not a business day, the distribution will be made on the next business day, and without any interest or other payment regarding any delay, except that, if the business day is in the next succeeding calendar year, payment of the distribution will be made on the immediately preceding business day. As used in this prospectus, a business day means any day other than a Saturday or a Sunday, or a day on which banking institutions in South Dakota are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

    The funds of Spectrum Capital Trust II available for distribution to its preferred securities holders will be limited to payments by Spectrum under the junior subordinated debentures. See "Description of Junior Subordinated Debentures." If Spectrum does not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the preferred securities. The payment of distributions, if and to the extent Spectrum Capital Trust II has legally available funds and cash sufficient to make payments, is guaranteed by Spectrum. For further information, see "Description of Preferred Securities Guarantee."

    Extension Period.  Until a debenture event of default has occurred and is continuing, Spectrum has the right under the indenture to defer interest payments on the junior subordinated debentures at any time for a period not exceeding 20 consecutive quarters regarding each extension period. However, no extension period may extend beyond the stated maturity of the junior subordinated debentures. As a consequence of any extension election by Spectrum, quarterly distributions on the preferred securities will be deferred by Spectrum Capital Trust II during any extension period. Distributions to which holders of preferred securities are entitled will accumulate additional amounts at the rate per year of   % thereof, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes any additional accumulated amounts.

    During any extension period, Spectrum may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation, payment regarding, any of its capital stock which includes common and preferred stock, or

  •
  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Spectrum that rank pari passu with or junior in interest to the junior subordinated debentures which includes the preferred securities issued by Spectrum Capital Trust I, or make any preferred securities guarantee payments regarding any preferred securities guarantee by Spectrum of the debt securities of any subsidiary of Spectrum if the preferred securities guarantee ranks pari passu with or junior in interest to the junior subordinated debentures.

    These restrictions do not apply to:

  •
  dividends or distributions in common stock of Spectrum,

  •
  any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any plan of this type in the future, or the redemption or repurchase of any rights pursuant to this type of plan,

  •
  payments under the preferred securities guarantee of Spectrum with respect to the preferred securities being offered by this prospectus, and

  •
  purchases of common stock for issuance under any future benefit plans for its directors, officers or employees.

    Prior to the termination of any extension period, Spectrum may further extend the extension period, provided that the extension does not cause the extension period to exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due, and subject to the above limitations, Spectrum may elect to begin a new extension period. There is no limitation on the number of times that Spectrum may elect to begin an extension period.

    Spectrum has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

Redemption—Mandatory and Optional Rights of Spectrum

    Mandatory Redemption of Preferred Securities.  Upon the repayment or redemption at any time, in whole or in part, of any junior subordinated debentures, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount of the trust securities at the redemption price, as defined below. For more information, see "Description of Junior Subordinated Debentures—Redemption." If less than all of the junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds will be allocated to the redemption of the trust securities pro rata.

    Optional Redemption of Junior Subordinated Debentures.  Spectrum will have the right to redeem the junior subordinated debentures:

  •
  beginning on            , 2006, in whole at any time or in part from time to time at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior subordinated debentures, or

  •
  at any time, in whole, but not in part, upon a tax event, an investment company event or a capital treatment event as defined in the following paragraph.

    The redemption price will be equal to the accrued and unpaid interest on the redeemed junior subordinated debentures, plus 100% of the principal amount. These payments will be subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Junior Subordinated Debentures—Redemption."

    Tax Event Redemption, Investment Company Event Redemption, Capital Treatment Event Redemption or Distribution of Junior Subordinated Debentures.  If a tax event, an investment company event or a capital treatment event occurs after original issuance of the preferred securities and is continuing, Spectrum has the right to redeem the junior subordinated debentures in whole. If a redemption of the junior subordinated debentures occurs, Spectrum would also cause a mandatory redemption of the trust securities in whole at the redemption price, as defined below, within 90 days following the occurrence of these events. In each case the redemption would be subject to receipt of prior approval by the Federal Reserve if then required under its applicable capital guidelines or policies. If any of these events has occurred and is continuing, and Spectrum does not elect to redeem the junior subordinated debentures and cause a mandatory redemption of the trust securities or to liquidate Spectrum Capital Trust II and cause the junior subordinated debentures to be distributed to holders of the trust securities in liquidation of Spectrum Capital Trust II, the trust securities will remain outstanding. Also, additional sums, as defined below, may be payable on the junior subordinated debentures.

    A tax event requires the receipt by Spectrum and Spectrum Capital Trust II of a legal opinion. The legal opinion must state that, as a result of any amendment to, including any announced prospective change, in the laws, or any regulations, of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

  •
  Spectrum Capital Trust II is, or will be within 90 days of the date of the opinion, subject to federal income tax regarding income received or accrued on the junior subordinated debentures;

  •
  interest payable by Spectrum on the junior subordinated debentures is not, or within 90 days of the opinion, will not be, deductible by Spectrum, in whole or in part, for federal income tax purposes; or

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  Spectrum Capital Trust II is, or will be within 90 days of the date of the opinion, subject to more than a minimal amount of other taxes, duties or other governmental charges.

    An investment company event requires the receipt by Spectrum and Spectrum Capital Trust II of a legal opinion. The legal opinion must state that, as a result of any change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Spectrum Capital Trust II is or will be considered an investment company required to be registered under the Investment Company Act.

    A capital treatment event means the reasonable determination by Spectrum that, as a result of any amendment to, including any proposed change in, the laws or regulations of the United States or any of its political subdivisions, or as a result of any official action or judicial decision interpreting the laws or regulations, there is more than an insubstantial risk that Spectrum's ability to treat the preferred securities as core capital or its equivalent for purposes of the Federal Reserve capital adequacy guidelines, is impaired.

    Additional sums means the additional amounts as may be necessary to be paid by Spectrum on the junior subordinated debentures in order that the amount of distributions payable by Spectrum Capital Trust II on the outstanding trust securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which Spectrum Capital Trust II has become subject.

    Like amount means (1) regarding a redemption of trust securities, trust securities having a liquidation amount, as defined below, equal to that portion of the principal amount of junior subordinated debentures to be contemporaneously redeemed in accordance with the indenture, allocated to the common securities and to the preferred securities based upon the relative liquidation amounts of these classes and the proceeds of which will be used to pay the redemption price of the trust securities, and (2) regarding a distribution of junior subordinated debentures to holders of trust securities in connection with a dissolution or liquidation of Spectrum Capital Trust II, junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom the junior subordinated debentures are distributed.

    Liquidation amount means the stated amount of $10 per trust security.

    Redemption price means, regarding any trust security, the liquidation amount of the trust security, plus accumulated and unpaid distributions to the redemption date, allocated on a pro rata basis, based on liquidation amounts, among the trust securities.

Distribution of Junior Subordinated Debentures

    Subject to Spectrum having received prior approval of the Federal Reserve, Spectrum will have the right at any time to liquidate Spectrum Capital Trust II and, after satisfaction of the liabilities of creditors of Spectrum Capital Trust II as provided by applicable law, cause the junior subordinated debentures to be distributed to the holders of trust securities in liquidation of Spectrum Capital

Trust II. After the liquidation date fixed for any distribution of junior subordinated debentures for preferred securities:

  •
  the preferred securities will no longer be deemed to be outstanding;

  •
  the depositary or its nominee, as the record holder of the preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon the distribution; and

  •
  any certificates representing preferred securities not held by the depositary or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities, and bearing interest equal to the accrued and unpaid distributions on the preferred securities, until the certificates are presented to the administrative trustees or their agent for reissuance.

    There can be no assurance as to the market prices for the preferred securities or the junior subordinated debentures that may be distributed in exchange for the preferred securities if a dissolution and liquidation of Spectrum Capital Trust II were to occur. Accordingly, the preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of Spectrum Capital Trust II, may trade at a discount to the price that the investor paid to purchase the preferred securities. If the junior subordinated debentures are distributed, Spectrum will use its best efforts to list them on the American Stock Exchange or the Nasdaq National Market in place of the preferred securities.

Redemption Procedures

    Preferred securities redeemed on each redemption date will be redeemed at the redemption price with the proceeds from the contemporaneous redemption of the junior subordinated debentures. Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that Spectrum Capital Trust II has funds on hand available for the payment of the redemption price. See "Subordination of Common Securities of Spectrum Capital Trust II Held by Spectrum" and "Description of Preferred Securities Guarantee."

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities at the holder's registered address. Unless Spectrum Capital Trust II defaults in payment of the applicable redemption price, on and after the redemption date, distributions will cease to accrue on the preferred securities called for redemption.

    If Spectrum Capital Trust II gives a notice of redemption regarding the preferred securities, then, by 12:00 noon, central time, on the redemption date, the property trustee will pay the redemption price to the depositary, as the record holder of the preferred securities. The depositary then will credit the redemption price to the participants for whom it holds the preferred securities. See "Book-Entry Issuance." If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will deposit with the paying agent for the preferred securities funds sufficient to pay the aggregate redemption price. The property trustee will give the paying agent irrevocable instructions and authority to pay the redemption price upon surrender of certificates evidencing the preferred securities. However, distributions payable on or prior to the redemption date will be payable to the holders of the preferred securities on the relevant record dates for the related distribution dates.

    If notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the preferred securities will cease, except the right of the holders of the preferred securities to receive the redemption price, but without interest on the redemption price, and the preferred securities will cease to be outstanding. In the event that any date fixed for redemption of the preferred securities is not a business day, then payment of the redemption price payable on the date will be made on the next business day and without any interest or other payment for any the delay. If, however, the business day falls in the next calendar year, the payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by Spectrum Capital Trust II or by Spectrum under the preferred securities guarantee, distributions on the preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by Spectrum Capital Trust II for the preferred securities to the date the redemption price is actually paid. In this case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price. See "Description of Preferred Securities Guarantee."

    Subject to applicable law, including, without limitation, federal securities laws, Spectrum may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

    Payment of the redemption price on the preferred securities and any distribution of junior subordinated debentures to holders of preferred securities will be made to the applicable record holders as they appear on the register of the preferred securities on the relevant record date, which date will be one business day prior to the relevant redemption date; provided, however, that in the event that any preferred securities are not in book-entry form, the relevant record date for them will be a date at least 15 days prior to the redemption date. In the case of a liquidation, the record date will be established by the property trustee and be no more than 45 days before the liquidation date.

    If less than all of the trust securities are to be redeemed on a redemption date, then the aggregate redemption price for the trust securities to be redeemed will be allocated pro rata to the preferred securities and common securities based upon the relative liquidation amounts of these classes. The particular outstanding preferred securities to be redeemed will be selected by any method as the property trustee deems fair and appropriate. This method may provide for the selection for redemption of portions equal to $10 or a multiple of $10 of the liquidation amount of preferred securities. The property trustee will promptly notify the trust securities registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities will relate to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

Subordination of Common Securities of Spectrum Capital Trust II Held by Spectrum

    Payment of distributions on, and the redemption price of, the preferred securities and common securities will be made pro rata based on the liquidation amounts of these securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no distributions on or redemption of the common securities will be made. Further, no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all distributions payable on all of the outstanding preferred securities are made, or in the case of redemption the full redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

    In the case of any event of default under the trust agreement resulting from a debenture event of default, Spectrum as holder of the common securities will be deemed to have waived any right to act regarding any event of default until the effects of all events of default have been cured, waived or otherwise eliminated. Until any events of default have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on behalf of Spectrum as holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

    Spectrum will have the right at any time to terminate Spectrum Capital Trust II and cause the junior subordinated debentures to be distributed to the holders of the preferred securities. This right is subject to Spectrum having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Distribution of Junior Subordinated Debentures" above.

    In addition, under the trust agreement, Spectrum Capital Trust II will automatically terminate upon expiration of its term and will earlier terminate on the first to occur of:

  •
  events of bankruptcy, dissolution or liquidation of Spectrum;

  •
  delivery by Spectrum of written direction to the property trustee to terminate Spectrum Capital Trust II, which direction is optional and wholly within the discretion of Spectrum;

  •
  redemption of all of the preferred securities as described under "Redemption—Mandatory and Optional Rights of Spectrum" above; and

  •
  the entry of an order for the dissolution of Spectrum Capital Trust II by a court of competent jurisdiction.

    If an early termination occurs as described in the first two and fourth clauses above or upon the expiration of the term of Spectrum Capital Trust II, it will be liquidated by the trustees as expeditiously as the trustees determine to be possible. The liquidation will be made after satisfaction of liabilities to creditors of Spectrum Capital Trust II as provided by applicable law. In the liquidation, holders of the trust securities will receive a like amount of the junior subordinated debentures, unless this distribution is determined by the property trustee not to be practical. If the property trustee determines that a distribution of the junior subordinated debentures is not practical, then the holders of preferred securities will be entitled to receive an amount equal to the liquidation amount of $10 per trust security plus accrued and unpaid distributions thereon to the date of payment. This amount, payable out of the assets of Spectrum Capital Trust II available for distribution, is referred to as the liquidation distribution. If the liquidation distribution can be paid only in part because Spectrum Capital Trust II has insufficient assets available to pay the full aggregate liquidation distribution, then the amounts payable directly by Spectrum Capital Trust II on the preferred securities will be paid on a pro rata basis. The holders of the common securities will be entitled to receive distributions upon a liquidation pro rata with the holders of the preferred securities, except that if a debenture event of default has occurred and is continuing, the preferred securities will have a priority over the common securities.

    Under current federal income tax law and interpretations and assuming, as expected, Spectrum Capital Trust II is treated as a grantor trust, a distribution of the junior subordinated debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a tax event or other circumstances, however, the distribution could be a taxable event to holders of the preferred securities. See "Material Federal Income Tax Consequences." If Spectrum elects neither to redeem the junior subordinated debentures prior to maturity nor to liquidate Spectrum Capital Trust II and distribute the junior subordinated debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the junior subordinated debentures.

    If Spectrum elects to liquidate Spectrum Capital Trust II and cause the junior subordinated debentures to be distributed to holders of the preferred securities in liquidation of Spectrum Capital Trust II, Spectrum will continue to have the right to shorten the maturity of the junior subordinated debentures under most circumstances. See "Description of Junior Subordinated Debentures—General Overview."

Events of Default; Notice

    Any one of the following events that has occurred and is continuing constitutes an event of default under the trust agreement:

  •
  the occurrence of a debenture event of default under the indenture;

  •
  default by Spectrum Capital Trust II in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

  •
  default by Spectrum Capital Trust II in the payment of any redemption price of any trust security when it becomes due and payable;

  •
  default in the performance, or breach, in any material respect, of any covenant or warranty of the property trustee in the trust agreement, other than a default or breach in the performance of a covenant or warranty which is addressed in the previous points above, and continuation of the default or breach, for a period of 60 days after there has been given, by registered or certified mail, to the property trustee by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

  •
  the occurrence of events of bankruptcy or insolvency regarding the property trustee and the failure by Spectrum to appoint a successor property trustee within 60 days.

    Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee is required to transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and Spectrum, unless the event of default has been cured or waived. Spectrum and the administrative trustees are required to file annually with the property trustee a certificate as to whether they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

    If a debenture event of default has occurred and is continuing, the preferred securities will have a preference over the common securities upon termination of Spectrum Capital Trust II as described above. See "Liquidation Distribution Upon Termination." Upon a debenture event of default, unless the principal of all the junior subordinated debentures has already become due and payable, either the property trustee or the holders of not less than 25% in aggregate principal amount of outstanding junior subordinated debentures may declare all of the junior subordinated debentures to be due and payable immediately. Written notice must be given to Spectrum, and to the property trustee, if given by holders of the junior subordinated debentures. If the property trustee or the holders of the junior subordinated debentures fail to declare the principal of all of the junior subordinated debentures due and payable upon a debenture event of default, the holders of at least 25% in liquidation amount of the preferred securities then outstanding will have the right to declare the junior subordinated debentures immediately due and payable. In either event, payment of principal and interest on the junior subordinated debentures will remain subordinated to the extent provided in the indenture. In addition, holders of the preferred securities have to bring a direct action as discussed below. See "Description of Junior Subordinated Debentures—Enforcement of Rights by Holders of Preferred Securities."

Removal of Trustees

    Unless a debenture event of default has occurred and is continuing, any trustee may be removed at any time by the holder of the common securities of Spectrum Capital Trust II. If a debenture event of default has occurred and is continuing, the property trustee may be removed by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Spectrum as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Co-Trustees and Separate Property Trustee

    Unless an event of default has occurred and is continuing, at any time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of trust property may at the time be located, the holders of the common securities and the administrative trustees have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any such property. In either case these trustees will have the powers which may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case a debenture event of default has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

    Generally, any person or successor to any of the trustees of Spectrum Capital Trust II may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of Spectrum Capital Trust II

    Spectrum Capital Trust II may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. Spectrum Capital Trust II may, at the request of Spectrum, with the consent of the administrative trustees and without the consent of the holders of the preferred securities or the property trustee, undertake the transactions described above; provided, that:

  •
  the successor entity either expressly assumes all of the obligations of Spectrum Capital Trust II regarding the preferred securities or substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, or the successor securities, if the successor securities rank the same as the preferred securities rank in priority regarding distributions and payments upon liquidation, redemption and otherwise;

  •
  Spectrum expressly appoints a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debentures;

  •
  any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

  •
  the successor entity has a purpose identical to that of Spectrum Capital Trust II;

  •
  the successor securities will be listed or traded on any national securities exchange or other organization on which the preferred securities may then be listed;

  •
  prior to the transaction, Spectrum has received an opinion from independent counsel to Spectrum Capital Trust II stating that the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and following any transaction of this kind, neither Spectrum

    Capital Trust II nor the successor entity will be required to register as an investment company; and

  •
  Spectrum or any permitted successor or designee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

    Notwithstanding the foregoing, Spectrum Capital Trust II will not, except with the consent of holders of 100% in liquidation amount of the preferred securities, enter into any transaction of this kind, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause Spectrum Capital Trust II or the successor entity to be classified as other than a grantor trust for federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

    Except as provided below and under "Description of Preferred Securities Guarantee—Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the preferred securities will have no voting rights.

    The trust agreement may be amended from time to time by Spectrum and the trustees, without the consent of the holders of the trust securities:

  •
  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions regarding matters or questions arising under the trust agreement, which are not inconsistent with the other provisions of the trust agreement; or

  •
  to modify, eliminate or add to any provisions of the trust agreement to the extent that is necessary to ensure that Spectrum Capital Trust II will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that Spectrum Capital Trust II will not be required to register as an investment company.

    Provided, however, that in the case of the first point above, this action will not adversely affect in any material respect the interests of any holder of trust securities, and any amendments of the trust agreement will become effective when notice is given to the holders of the trust securities.

    The trust agreement may be amended by the trustees and Spectrum:

  •
  with the consent of holders representing not less than a majority of the aggregate liquidation amount of the outstanding trust securities, and

  •
  upon receipt by the trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect Spectrum Capital Trust II's status as a grantor trust for federal income tax purposes or Spectrum Capital Trust II's exemption from status as an investment company.

    However, without the consent of each holder of trust securities, the trust agreement may not be amended to change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date or restrict the right of a holder of trust securities to institute suit for the enforcement of any payment of distributions afterwards.

    For the time that any junior subordinated debentures are held by the property trustee, the trustees will not:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the indenture trustee regarding the junior subordinated debentures;

  •
  waive any past default that is waivable under the indenture;

  •
  exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

  •
  consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where this consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities. However, where a consent under the indenture would require the consent of each affected holder of junior subordinated debentures, this consent may be given by the property trustee without the prior consent of each holder of the preferred securities.

    The trustees will not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of the preferred securities of any notice of default regarding the junior subordinated debentures. In addition to obtaining these approvals of the holders of the preferred securities, prior to taking any of the above actions, the trustees will obtain an opinion of counsel stating that Spectrum Capital Trust II will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

    Any required approval of holders of the preferred securities may be given at a meeting of holders of preferred securities convened for this purpose or under written consent. The property trustee will cause a notice of any meeting at which holders of the preferred securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of the preferred securities in the manner set forth in the trust agreement.

    No vote or consent of the holders of the preferred securities will be required for Spectrum Capital Trust II to redeem and cancel the preferred securities in accordance with the trust agreement.

    Any of the preferred securities that are owned by Spectrum, the trustees or any affiliate of Spectrum or any trustees, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

    The preferred securities will be represented by one or more global certificates registered in the name of the depositary or its nominee. Beneficial interests in the preferred securities will be shown on, and transfers will be effected only through, records maintained by participants in the depositary. Except as described below, preferred securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

    A global security will be exchangeable for preferred securities registered in the names of persons other than the depositary or its nominee only if:

  •
  the depositary notifies Spectrum that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act;

  •
  Spectrum determines that the global security will be so exchangeable; or

  •
  there has occurred and is continuing an event of default under the indenture. Any global security that is exchangeable under the preceding sentence will be exchangeable for definitive certificates registered in the names that the depositary directs. It is expected that the instructions will be based upon directions received by the depositary regarding ownership of beneficial interests in the global security. In the event that preferred securities are issued in definitive form, they will be in denominations of $10 or multiples of $10 and may be transferred or exchanged at the offices described below.

    Unless and until it is exchanged in whole or in part for the individual preferred securities, the global preferred security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor.

    Payments on preferred securities represented by a global security will be made to the depositary, as the depositary for the preferred securities. In the event the preferred securities are issued in definitive form, distributions will be payable, the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. However, payment of any distribution may be made at the option of the administrative trustees by check mailed to the address of the persons entitled to payments or by wire transfer. In addition, if the preferred securities are issued in certificated form, the record dates for payment of distributions will be the first day of the month in which the relevant distribution date occurs. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

    Upon the issuance of a global preferred security, and the deposit of the global preferred security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents regarding the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee and the records of participants regarding interests of persons who hold through participants. The laws of some states require that some purchasers of securities in those states take physical delivery of the securities in definitive form. The limits, under these laws, may impair the ability to transfer beneficial interests in a global preferred security.

    For the time that the depositary for a global preferred security, or its nominee, is the registered owner of the global preferred security, this registered owner will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement of Spectrum Capital Trust II. Except as provided below, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the preferred securities in definitive form and will not be considered the owners or holders thereof.

    None of Spectrum, the property trustee, any paying agent, or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    Spectrum expects that the depositary, upon receipt of any payment of the liquidation amount or distributions in respect of a permanent global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of the depositary or its nominee. Spectrum also expects that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name. The payments will be the responsibility of the participants.

    If the depositary for the preferred securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Spectrum within 90 days, Spectrum Capital Trust II will issue individual preferred securities in exchange for the global preferred security. In addition, Spectrum Capital Trust II may at any time in its sole discretion, subject to any limitations described in this prospectus relating to the preferred securities, determine not to have any preferred securities represented by one or more global preferred securities. In this event, Spectrum will issue individual preferred securities in exchange for the global preferred security or securities representing the preferred securities. Further, if Spectrum Capital Trust II specifies, an owner of a beneficial interest in a global preferred security representing preferred securities may receive individual preferred securities in exchange for the beneficial interests, subject to any limitations described in this prospectus. In any such instance, a beneficial interest owner in a global preferred security will be entitled to physical delivery of individual preferred securities represented by the global preferred security equal in liquidation amount to the beneficial interest, and to have the preferred securities registered in its name. Individual preferred securities issued will be issued in denominations, unless otherwise specified by Spectrum Capital Trust II, of $10 and multiples of $10.

Payment and Paying Agency

    Payments on the preferred securities will be made to the depositary, which will credit the relevant accounts at the depositary on the applicable distribution dates. However, if any of the preferred securities are not held by the depositary, the payments will be made by check mailed to the address of the holder as the address appears on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Spectrum. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and Spectrum. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor paying agent, which will be a bank or trust company acceptable to the administrative trustees and Spectrum.

Registrar and Transfer Agent

    The property trustee will act as registrar and transfer agent for the preferred securities. Registration of transfers of the preferred securities will be effected without charge by or on behalf of Spectrum Capital Trust II, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Spectrum Capital Trust II will not be required to register or cause to be registered the transfer of the preferred securities after the preferred securities have been called for redemption.

Information Concerning the Property Trustee

    The property trustee, other than upon the occurrence and during the continuance of an event of default, undertakes to perform only the duties that are specifically set forth in the trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the preferred securities are entitled under the trust agreement to vote, then the property trustee will take action as directed by Spectrum. If the property trustee is not so directed, it will take action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability under the trust agreement except for its own bad faith, negligence or willful misconduct.

Miscellaneous

    The administrative trustees are authorized and directed to conduct the affairs of and to operate Spectrum Capital Trust II in such a way that:

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  Spectrum Capital Trust II will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

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  Spectrum Capital Trust II will not be classified as an association taxable as a corporation for federal income tax purposes; and

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  the junior subordinated debentures will be treated as indebtedness of Spectrum for federal income tax purposes.

    In this regard, Spectrum and the administrative trustees are authorized to take any lawful action not inconsistent with the certificate of trust of Spectrum Capital Trust II or the trust agreement, that they determine in their discretion to be necessary or desirable for these purposes.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

    The junior subordinated debentures will be issued pursuant to the subordinated indenture, dated as of            , 2001, between Spectrum and Wilmington Trust Company, as the indenture trustee. The following is a summary of the material terms and provisions of the junior subordinated debentures and the indenture. Prospective investors are urged to read the indenture, which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. The indenture is qualified under the Trust Indenture Act.

    Concurrently with the issuance of the preferred securities, Spectrum Capital Trust II will invest the proceeds from the sale of the preferred securities, together with the consideration paid by Spectrum for the common securities, in junior subordinated debentures issued by Spectrum. The junior subordinated debentures will be issued as unsecured debt under the indenture.

General Overview

    The junior subordinated debentures will bear interest at the rate of  % per year of their principal amount, payable quarterly after each calendar quarter on the last day of January, April, July and October of each year, beginning April 30, 2001, to the person in whose name each junior subordinated debenture is registered, subject to minor exceptions, at the close of business on the business day next preceding the interest payment date. Notwithstanding the above, in the event that either (1) the junior subordinated debentures are held by the property trustee and the preferred securities are no longer in book-entry only form or (2) the junior subordinated debentures are not represented by a global subordinated debenture, the record date for the interest payment will be the first day of the month in which the payment is made.

    The amount of each interest payment due on the junior subordinated debentures will include amounts accrued through the interest payment date. It is anticipated that, until the liquidation, if any, of Spectrum Capital Trust II, each junior subordinated debenture will be held in the name of the property trustee in trust for the benefit of the holders of the preferred securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment of the interest payable on that date will be made on the next business day, except that, if the business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest at the rate per year of  % compounded quarterly. The term "interest" includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional sums, as defined below, as applicable.

    The junior subordinated debentures will mature on            , 2031, the stated maturity date. This date may be shortened once at any time by Spectrum to any date not earlier than            , 2006, subject to Spectrum having received prior approval of the Federal Reserve if then required. If Spectrum elects to shorten the stated maturity of the junior subordinated debentures, it will give at least 90 days prior notice to the registered holders of the junior subordinated debentures, the property trustee and the indenture trustee. The property trustee must give notice to the holders of the trust securities of the shortening of the stated maturity.

    The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all senior and subordinated debt of Spectrum. Because Spectrum is a holding company, the right of Spectrum to participate in any distribution of assets of any subsidiaries, including its banks, upon any of its subsidiaries' liquidation or reorganization or otherwise, and thus the ability of holders of the preferred securities to benefit indirectly from the distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that Spectrum may itself be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of Spectrum's subsidiaries, and holders of junior subordinated debentures should look only to the assets of Spectrum for payments on the junior subordinated debentures. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of Spectrum, including senior and subordinated debt, whether under the indenture or any existing or other indenture that Spectrum may enter into in the future or otherwise. See "Subordination" below.

Option to Extend Interest Payment Period

    If no debenture event of default has occurred and is continuing, Spectrum has the right under the indenture at any time during the term of the junior subordinated debentures to defer interest payments at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the junior subordinated debentures. At the end of an extension period, Spectrum must pay all interest then accrued and unpaid, together with interest at the rate of  % per year, compounded quarterly. During an extension period, interest will continue to accrue and holders of junior subordinated debentures will be required to accrue interest income for federal income tax purposes. See "Material Federal Income Tax Consequences—Interest Income and Original Issue Discount."

    During any extension period, Spectrum may not:

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  declare or pay any dividends or distributions on, or redeem, purchase, or make a liquidation payment regarding, any of Spectrum's capital stock or

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  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Spectrum, including other junior subordinated debentures, that rank pari passu with or junior in interest to the junior subordinated debentures or

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  make any preferred securities guarantee payments regarding any preferred securities guarantee by Spectrum of the debt securities of any subsidiary of Spectrum if the preferred securities guarantee ranks pari passu with or junior in interest to the junior subordinated debentures.

    These restrictions do not apply to:

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  dividends or distributions in common stock of Spectrum;

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  any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any plan in the future, or the redemption or repurchase of any rights pursuant to this type of plan;

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  payments under the preferred securities guarantee; or

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  purchases of common stock related to rights under any of Spectrum's benefit plans for its directors, officers or employees.

    Prior to the termination of any extension period, Spectrum may further extend the extension period, provided that the extension does not cause the extension period to exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due on any interest payment date, Spectrum may elect to begin a new extension period subject to the above requirements. No interest will be due and payable during an extension period, except at the end of the extension period.

    If Spectrum Capital Trust II is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, Spectrum will pay as additional amounts on the junior subordinated debentures any amounts which will be required so that the distributions payable by Spectrum Capital Trust II will not be reduced as a result of any additional taxes, duties or other governmental charges.

See "Description of the Preferred Securities—Redemption—Mandatory and Optional Rights of Spectrum" for a definition of tax event.

Redemption

    Subject to Spectrum having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, the junior subordinated debentures are redeemable prior to maturity at the option of Spectrum:

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  beginning            , 2006, in whole at any time or in part from time to time, or

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  at any time in whole, but not in part, upon the occurrence and during the continuance of a tax event, an investment company event or a capital treatment event.

    In each case at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior subordinated debentures.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at the holder's registered address. Unless Spectrum defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions of the junior subordinated debentures called for redemption.

    The junior subordinated debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

    As described under "Description of the Preferred Securities—Liquidation Distribution Upon Termination," under circumstances involving the termination of Spectrum Capital Trust II, the junior subordinated debentures may be distributed to the holders of the preferred securities and common securities in liquidation of Spectrum Capital Trust II after satisfaction of liabilities to creditors of Spectrum Capital Trust II. If distributed to holders of the preferred securities in liquidation, the junior subordinated debentures will initially be issued in the form of one or more global securities and the depositary, or any successor depositary for the preferred securities, will act as depositary for the junior subordinated debentures. It is anticipated that the depositary arrangements for the junior subordinated debentures would be substantially identical to those in effect for the preferred securities. If the junior subordinated debentures are distributed to the holders of preferred securities upon the liquidation of Spectrum Capital Trust II, there can be no assurance as to the market price of any junior subordinated debentures that may be distributed to the holders of preferred securities. If the junior subordinated debentures are distributed, Spectrum will use its best efforts to list them on the American Stock Exchange or the Nasdaq National Market in place of the preferred securities.

Restrictions on Payments

    Spectrum has restrictions on paying dividends or making payments regarding pari passu or junior debt if:

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  a debenture event of default has occurred and is continuing;

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  Spectrum has given notice of its election of an extension period and has not rescinded the notice, or the extension period, or any extension thereof, is continuing; or

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  Spectrum is in default regarding its payment of any obligation under the preferred securities guarantee.

    If any of the events above have occurred, Spectrum will not:

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  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment regarding, any of Spectrum's capital stock;

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  make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Spectrum, including other junior subordinated debt, that rank pari passu with or junior in interest to the junior subordinated debentures; or

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  make any preferred securities guarantee payments regarding any preferred securities guarantee by Spectrum of the debt securities of any subsidiary of Spectrum if the preferred securities guarantee ranks pari passu or junior in interest to the junior subordinated debentures.

Subordination of Junior Subordinated Debentures to Senior and Subordinated Debt of Spectrum

    In the indenture, Spectrum has agreed that any junior subordinated debentures will be: (1) subordinate and junior in right of payment to all senior and subordinated debt to the extent provided in the indenture, and (2) pari passu, which means equal in priority, to Spectrum's subordinated debentures due 2029 associated with the $20.4 million of trust preferred securities of Spectrum Capital Trust I. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, or any bankruptcy, or similar proceedings in connection with any insolvency or bankruptcy proceeding of Spectrum, the holders of senior and subordinated debt will first be entitled to receive payment in full of principal, interest and premium, if any, on the senior and subordinated debt before the holders of junior subordinated debentures will be entitled to receive principal or interest payments on the junior subordinated debentures.

    In the event of the acceleration of the maturity of any junior subordinated debentures, the holders of all senior and subordinated debt outstanding upon acceleration will first be entitled to receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of junior subordinated debentures will be entitled to receive any principal or interest payments on the junior subordinated debentures. However, holders of subordinated debt will not be entitled to receive payment of any of these amounts to the extent that the subordinated debt is by its terms subordinated to trade creditors.

    No principal or interest payments on the junior subordinated debentures may be made if there has occurred and is continuing a default in any payment regarding senior and subordinated debt or an event of default regarding any senior and subordinated debt resulting in the acceleration of the maturity of senior and subordinated debt, or if any judicial proceeding is pending regarding any of this type of default.

    Debt as used in this discussion means regarding any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

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  every obligation of the person for money borrowed;

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  every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

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  every reimbursement obligation of the person regarding letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

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  every obligation of the person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

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  every capital lease obligation of the person; and

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  every obligation of the type referred to in all of the points immediately above of another person and all dividends of another person the payment of which, in either case, the person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

    Senior and subordinated debt means the principal of and premium, if any, and interest, if any on debt, including interest accruing at the time of the filing of any petition in bankruptcy or for reorganization relating to Spectrum, whether incurred on or prior to the date of the indenture or thereafter incurred, unless, in the instrument creating or evidencing the debt or under which the debt is outstanding, it is provided that the obligations are not superior in right of payment to the junior subordinated debentures or to other debt which is pari passu with, or subordinated to, the junior subordinated debentures.

    However, senior and subordinated debt will not be deemed to include:

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  any debt of Spectrum which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code was without recourse to Spectrum;

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  any debt of Spectrum to any of its subsidiaries;

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  any debt to any employee of Spectrum;

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  any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the junior subordinated debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

  •
  the preferred securities guarantee; and

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  any other debt securities issued under the indenture.

    The indenture places no limitation on the amount of additional senior and subordinated debt that may be incurred by Spectrum. Spectrum will issue an additional $35,000,000 of subordinated capital notes. Spectrum expects from time to time to incur additional indebtedness constituting senior and subordinated debt. At December 31, 2000 Spectrum and Great Western Securities had $79,928,000 and $71,878,000, respectively, of senior and subordinated indebtedness, excluding deposits.

Denominations, Registration and Transfer

    The junior subordinated debentures will be represented by global certificates registered in the name of the depositary or its nominee. Beneficial interests in the junior subordinated debentures will be shown on, and transfers thereof will be effected only through, records maintained by the depositary. Except as described below, junior subordinated debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

    Unless and until a global subordinated debenture is exchanged in whole or in part for the individual junior subordinated debentures, it may not be transferred except (1) as a whole by the depositary for the global subordinated debenture to a nominee of the depositary or (2) by a nominee of the depositary to the depositary or another nominee of the depositary or (3) by the depositary or any nominee to a successor depositary or any nominee of the successor.

    A global security will be exchangeable for junior subordinated debentures registered in the names of persons other than the depositary or its nominee only if (1) the depositary notifies Spectrum that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed, or if at any time the depositary ceases to be a clearing agency registered under the

Securities Exchange Act at a time when the depositary is required to be so registered to act as a depositary or (2) Spectrum in its sole discretion determines that the global security will be so exchangeable. Any global security that is exchangeable under the preceding sentence will be exchangeable for definitive certificates registered in the names that the depositary directs. It is expected that the instructions will be based upon directions received by the depositary from its participants regarding ownership of beneficial interests in the global security. In the event that junior subordinated debentures are issued in definitive form, the junior subordinated debentures will be in denominations of $10 and multiples of $10 and may be transferred or exchanged at the offices described below.

    Payments on junior subordinated debentures represented by a global security will be made to the depositary, as the depositary for the junior subordinated debentures. In the event junior subordinated debentures are issued in definitive form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount, at the corporate office of the indenture trustee, or at the offices of any paying agent or transfer agent appointed by Spectrum. However, interest payments may be made at the option of Spectrum by check mailed to the address of the persons entitled to payments or by wire transfer. In addition, if the junior subordinated debentures are issued in certificated form, the record dates for interest payments will be the first day of the month in which the payment is to be made. For a description of the depositary and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

    Spectrum will appoint the indenture trustee as securities registrar under the indenture. Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer with the form of transfer endorsed, or a satisfactory written instrument of transfer, duly executed, at the office of the securities registrar. Spectrum may at any time rescind the designation of any registrar or approve a change in the location through which any registrar acts, provided that Spectrum maintains a registrar in the place of payment. Spectrum may at any time designate additional registrars regarding the junior subordinated debentures.

    In the event of any redemption of the junior subordinated debentures, neither Spectrum nor the indenture trustee will be required to issue or register the transfer of junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of junior subordinated debentures and ending at the close of business on the day of mailing of the relevant notice of redemption.

Global Subordinated Debenture

    Upon the issuance of the global subordinated debenture, and the deposit of the global subordinated debenture with or on behalf of the depositary, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual junior subordinated debentures represented by the global subordinated debenture to participants. Ownership of beneficial interests in a global subordinated debenture will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global subordinated debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, regarding interests of participants, and the records of participants, regarding interests of persons who hold through participants. The laws of some states require that some purchasers of securities in those states take physical delivery of the securities in definitive form. The limits and the laws may impair the ability to transfer beneficial interests in a global subordinated debenture.

    During the time that the depositary for a global subordinated debenture, or its nominee, is the registered owner of the global subordinated debenture, this registered owner will be considered the sole owner or holder of the junior subordinated debentures represented by the global subordinated debenture for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global subordinated debenture will not be entitled to have any of the individual junior subordinated debentures represented by the global subordinated debenture registered in their names, will not receive or be entitled to receive physical delivery of any such junior subordinated debentures in definitive form and will not be considered the owners or holders thereof.

    Payments of principal of and interest on individual junior subordinated debentures represented by a global subordinated debenture registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global subordinated debenture representing the junior subordinated debentures. None of Spectrum, the indenture trustee, any paying agent, or the securities registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global subordinated debenture or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    Spectrum expects that the depositary, upon receipt of any payment of principal or interest in respect of the global subordinated debenture, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global subordinated debenture as shown on the records of the depositary or its nominee. Spectrum also expects that payments by participants to owners of beneficial interests in the global subordinated debenture held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participants.

    If the depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Spectrum within 90 days, Spectrum will issue individual junior subordinated debentures in exchange for the global subordinated debenture. In addition, Spectrum may at any time in its sole discretion, determine not to have the junior subordinated debentures represented by one or more global subordinated debentures. In this event, Spectrum will issue individual junior subordinated debentures in exchange for the global subordinated debenture. Further, if Spectrum specifies, an owner of a beneficial interest in a global subordinated debenture may receive individual junior subordinated debentures in exchange for the beneficial interests. In this instance, an owner of a beneficial interest in a global subordinated debenture will be entitled to physical delivery of individual junior subordinated debentures equal in principal amount to the beneficial interest and to have the junior subordinated debentures registered in its name. Individual junior subordinated debentures so issued will be issued in denominations, unless otherwise specified by Spectrum, of $10 and multiples of $10.

Payment and Paying Agents

    Payment of principal of and any interest on the junior subordinated debentures will be made at the office of the indenture trustee, except that at the option of Spectrum payment of any interest may be made, except in the case of a global subordinated debenture, by check mailed to the address of the person entitled to payment as the person's address appears in the securities register. Payment of any interest on junior subordinated debentures will be made to the person in whose name the junior subordinated debenture is registered at the close of business on the regular record date for the interest. Spectrum may at any time designate additional paying agents or rescind the designation of any paying agent; however, Spectrum will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

    Any moneys deposited with the indenture trustee or any paying agent, or then held by Spectrum in trust, for the payment of the principal of or interest on the junior subordinated debentures and remaining unclaimed for two years after the principal or interest has become due and payable will, at the request of Spectrum, be repaid to Spectrum. Thereafter, the holder of the junior subordinated debenture will look, as a general unsecured creditor, only to Spectrum for payment.

Modification of Indenture

    Spectrum and the indenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the indenture for specified purposes. These purposes may include, among other things, curing ambiguities, defects or inconsistencies, provided that this action does not materially adversely affect the interests of the holders of the junior subordinated debentures or the preferred securities while they remain outstanding, and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting Spectrum and the indenture trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures; provided, that, the modification may not, without the consent of the holder of each outstanding junior subordinated debenture:

  •
  change the stated maturity of the junior subordinated debentures or extend the time of payment of interest on them, except as described under "Description of Junior Subordinated Debentures —General Overview" and "—Option to Extend Interest Payment Period," or reduce the principal amount thereof or the rate of interest thereon; or

  •
  reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any such modification of the indenture. However, while any of the preferred securities remain outstanding, (1) no modification may be made that adversely affects the holders of the preferred securities in any material respect, (2) no termination of the indenture may occur, and (3) no waiver of any debenture event of default or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the preferred securities, until the principal and interest of the junior subordinated debentures have been paid in full and other conditions are satisfied.

Indenture Events of Default

    The indenture provides that any one or more of the following described events regarding the junior subordinated debentures that has occurred and is continuing constitutes a debenture event of default:

  •
  failure for 30 days to pay any interest on the junior subordinated debentures, when due, subject to the deferral of any due date in the case of an extension period;

  •
  failure to pay any principal on the junior subordinated debentures when due whether at maturity, upon redemption by declaration or otherwise;

  •
  failure by Spectrum to observe or perform in any material respect a number of other covenants contained in the indenture for 90 days after written notice to Spectrum from the indenture trustee or to Spectrum and the indenture trustee by the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures; or

  •
  events in bankruptcy, insolvency or reorganization of Spectrum.

    The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a debenture event of default. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul the declaration and waive the default if the default, other than the non-payment of the principal of the junior subordinated debentures which has become due solely by the acceleration, has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. Should the holders of the junior subordinated debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the preferred securities will have the right to do so. In case a debenture event of default occurs and is continuing, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture, to be due and payable and to enforce its other rights as a creditor.

    Spectrum is required to file annually with the indenture trustee a certificate as to whether Spectrum is in compliance with all the conditions and covenants applicable to it under the indenture.

Enforcement of Rights by Holders of Preferred Securities

    If an event of default under the indenture has occurred and is continuing and the default is attributable to Spectrum's failure to pay interest or principal on the junior subordinated debentures on the due date, a holder of preferred securities may institute a legal proceeding directly against Spectrum for payment of principal and interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder. This action is referred to in this discussion as a direct action. If the right to bring a direct action is removed, Spectrum Capital Trust II may become subject to the reporting obligations under the Securities Exchange Act. Spectrum will have the right under the indenture to set-off any payment made to the holder of preferred securities by Spectrum in connection with a direct action.

    The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debentures unless there has been an event of default under the trust agreement. See "Description of the Preferred Securities—Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

    The indenture provides that Spectrum will not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and no person will consolidate with or merge into Spectrum or convey, transfer or lease its properties and assets substantially as an entirety to Spectrum, unless:

  •
  in case Spectrum consolidates with or merges into another person or conveys or transfers its properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes Spectrum's obligations on the junior subordinated debentures;

  •
  immediately after giving effect to this type of transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, has occurred and is continuing; and

  •
  other conditions as prescribed in the indenture are met.

    The provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving Spectrum that may adversely affect holders of the junior subordinated debentures.

    Spectrum will have satisfied and discharged the indenture when all junior subordinated debentures not previously delivered to the indenture trustee for cancellation:

  •
  have become due and payable or

  •
  will become due and payable at their stated maturity within one year, and Spectrum deposits in trust with the indenture trustee sufficient funds to pay and discharge the entire indebtedness on the junior subordinated debentures to the deposit date or to the stated maturity, as the case may be.

Governing Law

    The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of Iowa.

Information Concerning the Indenture Trustee

    The indenture trustee will have and be subject to all the duties and responsibilities specified for an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Covenants of Spectrum

    Spectrum will covenant in the indenture, as to the junior subordinated debentures, that during the time that (1) Spectrum Capital Trust II is the holder of all junior subordinated debentures, (2) a tax event in respect of Spectrum Capital Trust II has occurred and is continuing and (3) Spectrum has elected, and has not revoked the election, to pay additional sums, as defined under "Description of the Preferred Securities—Redemption—Mandatory and Optional Rights of Spectrum," in respect of the preferred securities, Spectrum will pay to Spectrum Capital Trust II these additional sums. Spectrum will also covenant, as to the junior subordinated debentures:

  •
  to maintain directly or indirectly 100% ownership of the common securities of Spectrum Capital Trust II, provided that certain successors may succeed to Spectrum's ownership of the common securities;

  •
  to use its reasonable efforts to cause Spectrum Capital Trust II (a) to remain a business trust, except in connection with a distribution of junior subordinated debentures to the holders of the preferred securities in liquidation of Spectrum Capital Trust II, (b) the redemption of all of the trust securities or (c) in connection with mergers, consolidations, or amalgamations permitted by the trust agreement; and

  •
  to use its reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the junior subordinated debentures.

BOOK-ENTRY ISSUANCE

    The depositary will act as securities depositary for all of the preferred securities and the junior subordinated debentures. The preferred securities and the junior subordinated debentures will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global certificates will be issued for the preferred securities and the junior subordinated debentures and will be deposited with the depositary.

    The depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

    Purchases of preferred securities or junior subordinated debentures within the depositary system must be made by or through direct participants, which will receive a credit for the preferred securities or junior subordinated debentures on the depositary's records. The ownership interest of each actual purchaser of each preferred security and each junior subordinated debenture is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities or junior subordinated debentures. Transfers of ownership interests in the preferred securities or junior subordinated debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in preferred securities or junior subordinated debentures, except in the event that use of the book-entry system for the or junior subordinated debentures is discontinued.

    The depositary has no knowledge of the actual beneficial owners of the preferred securities or the junior subordinated debentures. The depositary's records reflect only the identity of the direct participants to whose accounts the preferred securities or junior subordinated debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities or junior subordinated debentures. If less than all of the preferred securities or the junior subordinated debentures are being redeemed, the depositary will determine by lot or pro rata the amount of the preferred securities of each direct participant to be redeemed.

    Although voting regarding the preferred securities and the junior subordinated debentures is limited to the holders of record of the preferred securities and the junior subordinated debentures, in those instances in which a vote is required, neither the depositary nor Cede & Co. will itself consent or vote regarding preferred securities or the junior subordinated debentures. Under its usual procedures, the depositary would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities or junior subordinated debentures are credited on the record date and which are used and identified in a listing attached to the omnibus proxy.

    Distribution payments on the preferred securities or the junior subordinated debentures will be made by the relevant trustee to the depositary. The depositary's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of the participant and not of the depositary, the relevant trustee, Spectrum Capital Trust II or Spectrum, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to the depositary is the responsibility of the relevant trustee, disbursement of the payments to direct participants is the responsibility of the depositary, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

    The depositary may discontinue providing its services as securities depositary regarding any of the preferred securities or the junior subordinated debentures at any time by giving reasonable notice to the relevant trustee and Spectrum. In the event that a successor securities depositary is not obtained, definitive preferred securities or subordinated debenture certificates representing the preferred securities or junior subordinated debentures are required to be printed and delivered. Spectrum, at its option, may decide to discontinue use of the system of book-entry transfers through the depositary, or a successor depositary. After a debenture event of default, the holders of a majority in liquidation preference of preferred securities or aggregate principal amount of junior subordinated debentures may determine to discontinue the system of book-entry transfers through the depositary. In this event, definitive certificates for the preferred securities or junior subordinated debentures will be printed and delivered.

    The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that Spectrum Capital Trust II and Spectrum believe to be accurate, but Spectrum Capital Trust II and Spectrum assume no responsibility for the accuracy thereof. Neither Spectrum Capital Trust II nor Spectrum has any responsibility for the performance by the depositary or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEE

    The preferred securities guarantee agreement will be executed and delivered by Spectrum concurrently with the issuance of the preferred securities. The preferred securities guarantee will be for the benefit of the holders of the preferred securities. Wilmington Trust Company will act as trustee under the preferred securities guarantee for the purposes of compliance with the Trust Indenture Act, and the preferred securities guarantee will be qualified under the Trust Indenture Act. The following is a summary of the material provisions of the preferred securities guarantee. Prospective investors are urged to read the form of the preferred securities guarantee, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The guarantee trustee will hold the preferred securities guarantee for the benefit of the holders of the preferred securities.

General Overview

    The preferred securities guarantee is an irrevocable guarantee on a subordinated basis of all of Spectrum Capital Trust II's obligations to make payments under the preferred securities, but will apply only to the extent that Spectrum Capital Trust II has funds sufficient to make the payments, and is not a guarantee of collection.

    Spectrum will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in this prospectus, the preferred securities guarantee payments, as defined below, to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that Spectrum Capital Trust II may have or assert other than the defense of payment. The following payments regarding the preferred securities, to the extent not paid by or on behalf of Spectrum Capital Trust II, will be subject to the preferred securities guarantee of Spectrum:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that Spectrum Capital Trust II has available funds on hand at the time;

  •
  the redemption price regarding any preferred securities called for redemption to the extent that Spectrum Capital Trust II has available funds on hand at the time; and

  •
  upon a voluntary or involuntary dissolution, winding up or liquidation of Spectrum Capital Trust II, unless the junior subordinated debentures are distributed to holders of the preferred securities.

    The amount of the preferred securities guarantee will be the lesser of (a) the liquidation distribution and (b) the amount of assets of Spectrum Capital Trust II remaining available for distribution to holders of preferred securities. Spectrum's obligation to make a preferred securities guarantee payment may be satisfied by direct payment of the required amounts by Spectrum to the holders of the preferred securities or by causing Spectrum Capital Trust II to pay these amounts to the holders.

    If Spectrum does not make interest payments on the junior subordinated debentures held by Spectrum Capital Trust II, Spectrum Capital Trust II will not be able to pay distributions on the preferred securities and will not have funds legally available to pay distributions. The preferred securities guarantee will rank subordinate and junior in right of payment to all senior and subordinated debt of Spectrum. Because Spectrum is a holding company, the right of Spectrum to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent Spectrum may itself be recognized as a creditor of that subsidiary. Accordingly, Spectrum's obligations under the preferred securities guarantee will be effectively subordinated to all existing and future liabilities of Spectrum's subsidiaries, and claimants should look only to the assets of Spectrum for payments thereunder.

    Spectrum has, through the preferred securities guarantee, the trust agreement, the junior subordinated debentures, the indenture and the expense agreement relating to Spectrum Capital Trust II, taken together, fully, irrevocably and unconditionally guaranteed on a subordinated basis all of Spectrum Capital Trust II's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this preferred securities guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee on a subordinated basis of all Spectrum Capital Trust II's obligations under the preferred securities.

Status of the Preferred Securities Guarantee

    The preferred securities guarantee will constitute an unsecured obligation of Spectrum and will rank subordinate and junior in right of payment to all senior and subordinated debt in the same manner as the junior subordinated debentures.

    The preferred securities guarantee will constitute a guarantee of payment and not of collection. The guaranteed party may institute a legal proceeding directly against Spectrum to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity. The preferred securities guarantee will be held for the benefit of the holders of the preferred securities. The preferred securities guarantee does not place a limitation on the amount of additional senior and subordinated debt that may be incurred by Spectrum. Spectrum expects from time to time to incur additional indebtedness constituting senior and subordinated debt.

Amendment and Assignment

    Except regarding any changes which do not adversely affect the rights of holders of the preferred securities in a material manner, in which case no vote will be required, the preferred securities guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities—Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the preferred securities guarantee will bind the successors, assigns, receivers, trustees and representatives of Spectrum and will inure to the benefit of the holders of the preferred securities then outstanding.

Events of Default

    An event of default under the preferred securities guarantee will occur upon the failure of Spectrum to perform any of its payment or other obligations under the preferred securities guarantee. The holders of not less than a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee regarding the preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the preferred securities guarantee.

    Any holder of preferred securities may institute a legal proceeding directly against Spectrum to enforce the holder's rights under the preferred securities guarantee without first instituting a legal proceeding against Spectrum Capital Trust II, the guarantee trustee or any other person or entity.

    Spectrum is required to file annually with the guarantee trustee a certificate as to whether Spectrum is in compliance with all the conditions and covenants applicable to it under the preferred securities guarantee.

Information Concerning the Guarantee Trustee

    The guarantee trustee, other than during the occurrence and continuance of a default by Spectrum in performance of the preferred securities guarantee, undertakes to perform only the duties which are specifically set forth in the preferred securities guarantee. After default regarding the preferred securities guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the preferred securities guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred.

Termination of the Preferred Securities Guarantee

    The preferred securities guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the preferred securities, upon full payment of the amounts payable upon liquidation of Spectrum Capital Trust II or upon distribution of junior subordinated debentures to the holders of the preferred securities. The preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

Governing Law

    The preferred securities guarantee will be governed by and construed in accordance with the laws of the State of Iowa.

The Expense Agreement

    Under the agreement as to expenses and liabilities entered into by Spectrum under the trust agreement, Spectrum will irrevocably and unconditionally guarantee to each person or entity to whom Spectrum Capital Trust II becomes indebted or liable, the full payment of any costs, expenses or liabilities of Spectrum Capital Trust II, other than obligations of Spectrum Capital Trust II to pay to the holders of the preferred securities or other similar interests in Spectrum Capital Trust II of the amounts due the holders under the terms of the preferred securities or the other similar interests, as the case may be.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE

Full and Unconditional Preferred Securities Guarantee on a Subordinated Basis

    Payments of distributions and other amounts due on the preferred securities, to the extent Spectrum Capital Trust II has funds available for the payment of the distributions, are irrevocably guaranteed by Spectrum as and to the extent set forth under "Description of Preferred Securities Guarantee." Taken together, Spectrum's obligations under the junior subordinated debentures, the indenture, the trust agreement, the expense agreement and the preferred securities guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee on a subordinated basis of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the preferred securities guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee on a subordinated basis of Spectrum Capital Trust II's obligations under the preferred securities.

    If and to the extent that Spectrum does not make payments on the junior subordinated debentures, Spectrum Capital Trust II will not pay distributions or other amounts due on the preferred securities. The preferred securities guarantee does not cover payment of distributions when Spectrum Capital Trust II does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of the preferred securities is to institute a legal proceeding directly against Spectrum for enforcement of payment of the distributions to the holder. The obligations of Spectrum under the preferred securities guarantee are subordinate and junior in right of payment to all senior and subordinated debt.

Sufficiency of Payments

    As long as payments of interest and other payments are made when due on the junior subordinated debentures, the payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

  •
  the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the preferred securities and common securities;

  •
  the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

  •
  Spectrum will pay for all and any costs, expenses and liabilities of Spectrum Capital Trust II except Spectrum Capital Trust II's obligations to holders of preferred securities; and

  •
  the trust agreement further provides that Spectrum Capital Trust II will not engage in any activity that is not consistent with the limited purposes of Spectrum Capital Trust II.

    Notwithstanding anything to the contrary in the indenture, Spectrum has the right to set-off any payment it is otherwise required to make under the indenture to the extent Spectrum has made payments, or is concurrently on the date of the payment making, a payment under the preferred securities guarantee.

Enforcement Rights of Holders of the Preferred Securities Under the Preferred Securities Guarantee

    A holder of any the preferred securities may institute a legal proceeding directly against Spectrum to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against the guarantee trustee, Spectrum Capital Trust II or any other person or entity.

    A default or event of default under any senior and subordinated debt would not constitute an event of default. However, in the event of payment defaults under, or acceleration of, senior and subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debentures until the senior and subordinated debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on junior subordinated debentures would constitute an event of default.

Limited Purpose of Spectrum Capital Trust II

    The preferred securities evidence a beneficial interest in Spectrum Capital Trust II, and Spectrum Capital Trust II exists for the sole purpose of issuing the trust securities and investing the proceeds from the sale of the trust securities in the junior subordinated debentures. A principal difference between the rights of a holder of the preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Spectrum the principal amount of and interest accrued on junior subordinated debentures held, while a holder of the preferred securities is entitled to receive distributions from Spectrum Capital Trust II, or from Spectrum under the preferred securities guarantee, if and to the extent Spectrum Capital Trust II has funds available for the payment of the distributions.

Rights Upon Termination

    Upon any voluntary or involuntary termination, winding-up or liquidation of Spectrum Capital Trust II involving the liquidation of the junior subordinated debentures, the holders of preferred securities will be entitled to receive, out of assets held by Spectrum Capital Trust II, the liquidation distribution in cash. See "Description of the Preferred Securities—Liquidation Distribution Upon Termination."

    Upon any voluntary or involuntary liquidation or bankruptcy of Spectrum, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of Spectrum, subordinated in right of payment to all senior and subordinated debt as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any stockholders of Spectrum receive payments or distributions. Since Spectrum is the guarantor under the preferred securities guarantee and has agreed to pay for all costs, expenses and liabilities of Spectrum Capital Trust II, other than Spectrum Capital Trust II's obligations to the holders of its preferred securities, the positions of a holder of the preferred securities and a holder of junior subordinated debentures relative to other creditors and to stockholders of Spectrum in the event of liquidation or bankruptcy of Spectrum are expected to be substantially the same.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The preferred securities and payments on the preferred securities generally are subject to taxation. Therefore, you should consider the tax consequences of owning and receiving payments on the preferred securities before acquiring them.

    The following discussion, insofar as it relates to matters of law and legal conclusions regarding the tax consequences of the purchase, ownership and disposition of the preferred securities, represents the opinion of Baird, Holm, McEachen, Pedersen, Hamann and Strasheim LLP, Omaha, Nebraska, tax counsel to Spectrum and Spectrum Capital Trust II. Tax counsel's legal opinion is based upon current law and the factual representations, facts, assumptions and qualifications set forth in this prospectus and in its opinion and assumes that Spectrum Capital Trust II was formed and will be maintained in compliance with the terms of the trust agreement and related documents described in the prospectus.

    The following discussion is general in nature. No attempt has been made to comment on all federal income tax matters affecting the purchasers of the preferred securities. This discussion may not apply to your particular circumstances for any of the following or other reasons. Unless otherwise stated, this discussion deals only with preferred securities held as capital assets, within the meaning of United States federal income tax laws, by United States persons who purchase the preferred securities upon original issuance at the first price at which a substantial amount of preferred securities were sold and who are not engaged in the sale of securities to customers. As used in this prospectus, a "United States person" means a person that is (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) any trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust. The tax treatment of holders may vary depending on their particular situation. This discussion does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, savings institutions and certain financial institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, securities traders, tax-exempt investors, individual retirement accounts, tax deferred accounts, foreign investors, persons that will hold the preferred securities as part of a position in a "straddle" or as part of a "hedging", conversion or other integrated transaction, or persons whose functional currency is not the United States dollar, or the consequences to shareholders, partners or beneficiaries of a holder. In addition, this discussion does not include any description of any alternative minimum tax consequences or other collateral tax consequences under United States federal income tax laws, or the tax laws of any state, local or foreign government that may be applicable to a holder of preferred securities. This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Any change of this nature could cause the tax consequences of the purchase, ownership and disposition of the preferred securities to vary substantially from the consequences described below, possibly adversely affecting an owner of preferred securities.

    The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States persons. Non-United States persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of preferred securities.

    The authorities on which this discussion is based are subject to various interpretations and the opinions of counsel are not binding on the IRS or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS regarding the transactions described in this prospectus. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed in this discussion or that a court would not sustain this type of challenge. It is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below.

Classification of Spectrum Capital Trust II

    Tax counsel has rendered its opinion generally to the effect that under then current law, and assuming full compliance with the terms of the trust agreement and the indenture, and based upon facts, assumptions and qualifications contained in its opinion, Spectrum Capital Trust II will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the preferred securities, a securityholder, generally will be treated as owning an undivided beneficial interest in the junior subordinated debentures. Accordingly, each securityholder generally will be required to include in its gross income its pro rata share of the interest income or original issue discount that is paid or accrued on the junior subordinated debentures. See "Interest Income and Original Issue Discount." No amount included in income regarding the preferred securities will be eligible for the dividends received deduction.

Classification of the Junior Subordinated Debentures

    Based upon the opinion of counsel, Spectrum and Spectrum Capital Trust II intend to take the position that the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Spectrum under current law. Spectrum, Spectrum Capital Trust II and, by acceptance of a preferred security, each holder agree to treat the junior subordinated debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the junior subordinated debentures. No assurance can be given, however, that this classification will not be challenged by the IRS or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Spectrum. See "Risk Factors—You are subject to risk that your preferred securities will not be outstanding for 30 years due to tax or regulatory events that may trigger the redemption of the junior subordinated debentures and payment of the preferred securities prior to the stated maturity date."

Interest Income and Original Issue Discount

    Except as set forth below, stated interest on the junior subordinated debentures generally will be included in income by a securityholder at the time the interest income is paid or accrued in accordance with the securityholder's regular method of tax accounting.

    If Spectrum exercises its right to defer payments of interest on the junior subordinated debentures, the junior subordinated debentures will become original issue discount instruments, and the amount of original issue discount would be equal to the aggregate of all future payments of interest on the junior subordinated debentures. In this event, all securityholders would be required to include the original issue discount on the junior subordinated debentures in income on a daily economic accrual basis during the extension period, even though Spectrum would not pay the interest until the end of the extension period, and even though some securityholders may use the cash method of tax accounting. Moreover, the junior subordinated debentures would be taxed thereafter as original issue discount instruments for as long as they remained outstanding. Thus, even after the end of the extension period, all securityholders would be required to continue to include the original issue discount on the junior subordinated debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to this interest income. In this event, actual cash payments of interest on the junior subordinated debentures would not be reported separately as taxable income.

    In addition, Spectrum's option to defer the payment of interest on the junior subordinated debentures during an extension period might cause the junior subordinated debentures to be considered initially issued with original issue discount. Spectrum believes, and will take the position, that this result will not arise because of an exception in the Treasury regulations that applies when there is only a remote likelihood that a contingency, such as election to defer, will occur. However, the Treasury regulations described above have not yet been addressed in any rulings or other definitive interpretations by the IRS. It is possible that the IRS could take a contrary position. If the IRS were to assert successfully that the junior subordinated debentures were issued with original issue discount regardless of whether Spectrum exercises its right to defer payments of interest on the debentures, all securityholders would be required to include the stated interest thereon in income on a daily economic accrual basis as described above.

    Spectrum does not anticipate that additional sums, as defined in the indenture, will be paid. However, if additional sums are paid, they will be taxable to the securityholder as ordinary income, generally as interest income.

Distribution of Junior Subordinated Debentures to Holders of Preferred Securities

    Under current law, a distribution by Spectrum Capital Trust II of the junior subordinated debentures as described under the caption "Description of the Preferred Securities—Liquidation Distribution Upon Termination" will be non-taxable and will result in the securityholder receiving directly its pro rata share of the junior subordinated debentures previously held indirectly through Spectrum Capital Trust II, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis the securityholder had in its preferred securities before the distribution. If, however, the liquidation of Spectrum Capital Trust II were to occur because Spectrum Capital Trust II is subject to United States federal income tax regarding income accrued or received on the junior subordinated debentures as a result of a tax event or otherwise, the distribution of junior subordinated debentures to securityholders by Spectrum Capital Trust II would be a taxable event to Spectrum Capital Trust II and each securityholder, and a securityholder would recognize gain or loss as if the securityholder had sold or exchanged its preferred securities for the junior subordinated debentures it received upon the liquidation of Spectrum Capital Trust II. See "—Sales or Redemption of Preferred Securities." A securityholder would recognize interest income in respect of junior subordinated debentures received from Spectrum Capital Trust II in the manner described above under "Interest Income and Original Issue Discount."

Sales or Redemption of Preferred Securities

    Gain or loss will be recognized by a securityholder on a sale of preferred securities, including a redemption for cash, in an amount equal to the difference between the amount realized, which for this purpose will exclude amounts attributable to accrued interest or original issue discount not previously included in income, and the securityholder's adjusted tax basis in the preferred securities sold or so redeemed. A securityholder's adjusted tax basis generally will be its initial purchase price, increased by any accrued original issue discount previously included in the securityholder's gross income to the date of disposition, and decreased by payments, other than stated interest on the junior subordinated debentures that does not constitute original issue discount, received on the preferred securities. Any gain or loss on the sale, exchange or retirement of the preferred securities generally will be treated as capital gain or loss. Capital gain or loss is long-term if the holding period for the asset is more than one year, and is short-term if the holding period for the asset is one year or less. In general, amounts attributable to accrued interest regarding a securityholder's pro rata share of the junior subordinated debentures not previously included in income and which are excluded from the amount realized on a sale of preferred securities and therefore not part of the calculation of gain or loss, will be taxable as ordinary income. Subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

    The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures. A securityholder that disposes of its preferred securities between record dates for payments of distributions, and consequently does not receive a distribution from Spectrum Capital Trust II for the period prior to the disposition, will nevertheless be required to include in income accrued original issue discount on the junior subordinated debentures through the date of disposition and will add this amount to its adjusted tax basis in its preferred securities. The securityholder will recognize a capital loss on the disposition of its preferred securities to the extent the selling price, which may not accurately reflect the value of accrued but unpaid original issue discount, is less than the securityholder's adjusted tax basis in the preferred securities, which will include accrued but unpaid original issue discount that has been included in income. Subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Backup Withholding Tax and Information Reporting

    The amount of interest paid or original issue discount accrued, if any, on the junior subordinated debentures, beneficial ownership of which is reflected in the preferred securities held of record by United States persons, other than corporations and other exempt securityholders, will be reported to the IRS. Generally, income on the preferred securities will be reported to securityholders on Form 1099, which should be mailed to securityholders by January 31 following each calendar year. Backup withholding at a rate of 31% will apply to payments of interest to non-exempt United States persons unless the securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets other conditions. Any amounts withheld from a securityholder under the backup withholding rules will be allowed as a refund or a credit against the securityholder's United States federal income tax liability, provided the required information is furnished to the IRS. Payment of the proceeds from the disposition of preferred securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the securityholder or beneficial owner establishes an exemption from information reporting and backup withholding.

Possible Tax Law Changes Affecting Preferred Securities

    Legislative proposals were made in 1996 and 1997, which if enacted, could have adversely affected the ability of Spectrum to deduct interest paid on the junior subordinated debentures. Although these proposals were not enacted, there can be no assurance that future legislative proposals or final legislation will not affect the ability of Spectrum to deduct interest on the junior subordinated debentures or otherwise adversely affect the tax treatment of the transactions described in this prospectus. A change of this nature could give rise to a tax event, which may permit Spectrum to cause a redemption of the trust preferred securities. See "Risk Factors—You are subject to risk that your preferred securities will not be outstanding for 30 years due to tax or regulatory events that may trigger the redemption of the junior subordinated debentures and payment of the preferred securities prior to the stated maturity date," "Description of the Preferred Securities—Redemption—Mandatory and Optional Rights of Spectrum" and "Description of Junior Subordinated Debentures—Redemption."

    The federal income tax discussion set forth above is included for general information only and may not be applicable, depending upon the particular situation of a holder of trust preferred securities. Holders of trust preferred securities should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the trust preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

ERISA CONSIDERATIONS

    Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), or Section 4975 of the Code, generally may purchase preferred securities subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

    However, Spectrum and any of its affiliates may be considered a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person, within the meaning of Section 4975 of the Code, regarding plans maintained or sponsored by, or contributed to by, Spectrum or an affiliate, or regarding which Spectrum or an affiliate is a fiduciary, or plans for which Spectrum or an affiliate provide services. The acquisition and ownership of preferred securities by an individual retirement arrangement or other Plan described in Section 4975(e) (1) of the Code, regarding which Spectrum or any of its affiliates is considered a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, which could give rise to the imposition of substantial taxes unless the preferred securities are acquired under and in accordance with an applicable exemption.

    As a result, plans regarding which Spectrum and/or any of its affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired under and in accordance with an applicable exemption. Any plans or entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire preferred securities should consult with their own counsel.

UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement among Spectrum, Spectrum Capital Trust II and the underwriters listed on the table below for whom Howe Barnes Investments, Inc. and D.A. Davidson & Co. are acting as representatives, the underwriters have severally agreed to purchase from Spectrum Capital Trust II an aggregate of 2,000,000 preferred securities in the amounts set forth below opposite their respective names.

Underwriters	Number of preferred securities
Howe Barnes Investments, Inc.
D.A. Davidson & Co.

Total	2,000,000

    The underwriting agreement requires the underwriters to accept and pay for all of the preferred securities, if any are taken. In addition, the underwriting agreement sets forth customary conditions that must be satisfied on the part of Spectrum and Spectrum Capital Trust II before the underwriters are obligated to purchase the preferred securities. These conditions include the accuracy of specific representations and warranties and the receipt of opinions of counsel and reports from accountants as to the status of Spectrum, Spectrum Capital Trust II and the preferred securities.

    Spectrum Capital Trust II has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to an additional 300,000 preferred securities at the same price per preferred security to be paid by the underwriters for the other preferred securities offered hereby. If the underwriters purchase any of the additional preferred securities under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities offered hereby.

    The table below shows the price and proceeds on a per security and aggregate basis.

	Per preferred security	Total
Price to Investors	$10.00	$20,000,000
Proceeds to Spectrum Capital Trust II	$10.00	$20,000,000
Underwriting Commissions	$.35	$700,000
Proceeds to Spectrum	$9.65	$19,300,000

    The proceeds to be received by Spectrum as shown in the table above do not reflect estimated expenses of $400,000 payable by Spectrum.

    All of the proceeds to Spectrum Capital Trust II will be used to purchase the junior subordinated debentures from Spectrum. Spectrum has agreed to pay the underwriters 3.50% of the public offering price per preferred security, as compensation for arranging the investment in the junior subordinated debentures. Should the underwriters exercise the over-allotment option, an aggregate of $105,000 will be paid to the underwriters for arranging the investment in the junior subordinated debentures.

    The underwriters propose to offer the preferred securities in part directly to the public at the initial public offering price set forth above, and in part to securities dealers at this price less a concession not in excess of $0.  per preferred security. The underwriters may allow, and the dealers may reallow, a concession not in excess of $0.   per preferred security to brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

    Spectrum and Spectrum Capital Trust II have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act. Generally, the indemnification provisions in the underwriting agreement provide for full indemnification of the underwriters in actions related to the disclosure in this prospectus unless such disclosure was provided by the underwriters specifically for use in this prospectus.

    In connection with the offering, the underwriters may purchase and sell the preferred securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the preferred securities; and syndicate short positions involve the sale by the underwriters of a greater number of securities than they are required to purchase from Spectrum in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the preferred securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The underwriters have advised Spectrum Capital Trust II that they do not intend to confirm any sales of preferred securities to any discretionary accounts. In connection with the offer and sale of the preferred securities, the underwriters will comply with Rule 2810 under the NASD Conduct Rules.

REPORTS OF SPECTRUM

    Spectrum files with the Securities and Exchange Commission annual reports containing its audited consolidated financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

AVAILABLE INFORMATION

    Spectrum and Spectrum Capital Trust II have filed electronically with the Commission through EDGAR a registration statement on Form S-1 in accordance with the requirements of the Securities Act registering the preferred securities. This prospectus does not contain all of the information set forth in the registration statement and in the exhibits attached. Some items were omitted in accordance with the rules and regulations of the Commission. Anyone may inspect the registration statement without charge at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and may obtain copies of all or any part of it from the Commission upon payment of the required fees. Statements contained in this prospectus which refer to a document filed as an exhibit to the registration statement are qualified in their entirety by reference to the copy of that document. The registration statement may also be reviewed on the Commission's Web Site at http://www.sec.gov.

LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the trust agreement and the formation of Spectrum Capital Trust II will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to Spectrum and Spectrum Capital Trust II. The validity of the preferred securities guarantee and the junior subordinated debentures will be passed upon for Spectrum by Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP, Omaha, Nebraska, counsel to Spectrum. Matters with respect to the issuance of the preferred securities will be passed upon for the underwriters by Chapman and Cutler, Chicago, Illinois. Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP and Chapman and Cutler will rely on the opinions of Richards, Layton & Finger, P.A. as to matters regarding the due formation of Spectrum Capital Trust II in Delaware and the enforceability of the trust agreement under Delaware law. Matters relating to United States federal income tax consequences will be passed upon for Spectrum by Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP.

    Deryl F. Hamann, Chairman, CEO and controlling stockholder of Spectrum, is a partner in the law firm of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP.

EXPERTS

    The consolidated financial statements of Spectrum, as of June 30, 2000 and 1999 and for each of the three years in the period ended June 30, 2000, included in this prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing herein, and are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Great Western Securities, Inc. and subsidiary as of June 30, 2000 and 1999, and for each of the three years in the period ended June 30, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Spectrum Bancorporation, Inc.
Omaha, Nebraska

    We have audited the accompanying consolidated balance sheets of Spectrum Bancorporation, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spectrum Bancorporation, Inc. and subsidiaries as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000 in conformity with generally accepted accounting principles.

                      McGladrey & Pullen, LLP

Sioux Falls, South Dakota
December 12, 2000

SPECTRUM BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2000, June 30, 2000 and 1999
(In Thousands, except share data)

	December 31, 2000	June 30, 2000	June 30, 1999
	(Unaudited)
ASSETS
Cash and due from banks (Note 3)	$32,369	$26,037	$20,206
Federal funds sold	51,432	15,089	7,255

Total cash and cash equivalents	83,801	41,126	27,461
Certificates of deposit	5,263	2,772	792
Securities available for sale (Notes 4, 8 and 9)	147,827	139,070	111,004
Loans receivable, net (Notes 5, 9 and 18)	685,275	626,560	515,962
Premises and equipment, net (Note 6)	20,227	17,676	13,393
Accrued interest receivable	11,032	8,740	6,887
Cost in excess of net assets acquired	9,855	7,928	2,667
Other assets (Note 11)	7,066	6,904	6,070

	$970,346	$850,776	$684,236

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits (Note 7):
Non interest bearing	$81,813	$65,896	$56,154
Interest bearing	718,811	625,639	513,817

Total deposits	800,624	691,535	569,971
Federal funds purchased and securities sold under agreements to repurchase (Note 8)	26,733	22,917	21,153
Notes payable (Note 9)	53,195	55,760	42,366
Company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures (Note 10)	20,400	20,400	—
Accrued interest and other liabilities (Note 12)	11,368	9,597	6,958

	912,320	800,209	640,448

Minority interest in subsidiaries (Note 2)	4,113	2,745	2,020

Commitments and contingencies (Notes 16 and 17)
Stockholders' equity (Notes 9 and 14)
Preferred stock, $100 par value; 500,000 shares authorized; issued and outstanding—9,000 shares of 8% cumulative, nonvoting; 8,000 shares of 10% noncumulative, nonvoting	1,700	1,700	1,700
Common stock, $1 par value, authorized 1,000,000 shares, issued and outstanding: 79,068, 79,068 and 79,191, respectively	79	79	79
Additional paid-in capital	2,069	2,069	2,074
Retained earnings	49,627	46,331	38,931
Accumulated other comprehensive income (loss) (Note 4)	438	(2,357)	(1,016)

	53,913	47,822	41,768

	$970,346	$850,776	$684,236

See Notes to Consolidated Financial Statements

SPECTRUM BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Six Months Ended December 31, 2000 and 1999 and Years Ended June 30, 2000, 1999 and 1998
(In Thousands, except share and per share data)

	Six Months Ended December 31,		Years Ended June 30,
	2000	1999	2000	1999	1998
	(Unaudited)
Interest income on:
Loans receivable	$32,333	$23,622	$51,509	$43,262	$39,623
Taxable securities	4,232	2,948	7,027	6,119	5,005
Nontaxable securities	479	426	864	783	874
Dividends on securities	122	96	194	109	234
Federal funds sold and other	1,177	699	1,769	1,436	1,353

	38,343	27,791	61,363	51,709	47,089

Interest expense on:
Deposits	17,889	11,677	25,816	22,004	20,579
Federal funds purchased and securities sold under agreements to repurchase	506	586	1,193	895	934
Notes payable and company obligated mandatorily redeemable preferred securities	3,202	1,844	4,506	2,649	2,760

	21,597	14,107	31,515	25,548	24,273

Net interest income	16,746	13,684	29,848	26,161	22,816
Provision for loan losses (Note 5)	1,052	829	2,036	1,563	1,434

Net interest income after provision for loan losses	15,694	12,855	27,812	24,598	21,382

Other income:
Service charges and other fees	2,761	2,121	4,259	3,344	2,458
Net gains from sale of loans	469	323	628	1,120	803
Gain (loss) on securities, net (Note 4)	13	—	(13)	27	180
Trust department income	172	151	313	233	165
Other	766	936	2,046	1,938	1,563

	4,181	3,531	7,233	6,662	5,169

Other expenses:
Salaries and employee benefits (Notes 12 and 13)	6,650	4,897	10,938	10,011	8,902
Occupancy expenses, net	858	592	1,249	1,062	904
Data processing	919	1,020	1,719	1,537	878
Equipment expenses	506	263	719	532	566
Advertising	511	434	1,098	739	748
Other operating expenses	3,127	2,115	5,334	4,740	4,022

	12,571	9,321	21,057	18,621	16,020

Income before income taxes and minority interest in net income of subsidiaries	7,304	7,065	13,988	12,639	10,531
Income taxes (Note 11)	2,387	2,325	4,440	4,089	3,184

Income before minority interest in net income of subsidiaries	4,917	4,740	9,548	8,550	7,347
Minority interest in net income of subsidiaries	240	202	404	357	312

Net income	$4,677	$4,538	$9,144	$8,193	$7,035

Basic earnings per common share	$58.19	$56.34	$113.62	$101.42	$86.71

Weighted average shares outstanding	79,068	79,191	79,140	79,287	79,382

See Notes to Consolidated Financial Statements

SPECTRUM BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Six Months Ended December 31, 2000 and Years Ended June 30, 2000, 1999 and 1998
(In Thousands)

	Compre- hensive Income	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, June 30, 1997		$1,700	$79	$2,083	$25,887	$218	$29,967
Comprehensive income:
Net income	$7,035	—	—	—	7,035	—	7,035
Other comprehensive income, net of tax:
Net change in unrealized gain securities available for sale	542	—	—	—	—	542	542

Comprehensive income	$7,577

Cash dividends paid
Preferred stock		—	—	—	(152)	—	(152)
Common stock		—	—	—	(312)	—	(312)
Redeem stock		—	—	(4)	(51)	—	(55)
Adjustment to conform year ends		—	—	—	(539)	(16)	(555)

Balance, June 30, 1998		1,700	79	2,079	31,868	744	36,470
Comprehensive income:
Net income	$8,193	—	—	—	8,193	—	8,193
Other comprehensive income, net of tax:
Net change in unrealized gain (loss) on securities available for sale (Note 4)	(1,760)	—	—	—	—	(1,760)	(1,760)

Comprehensive income	$6,433

Cash dividends paid
Preferred stock		—	—	—	(152)	—	(152)
Common stock		—	—	—	(911)	—	(911)
Redeem stock		—	—	(5)	(67)	—	(72)

Balance, June 30, 1999		1,700	79	2,074	38,931	(1,016)	41,768
Comprehensive income:
Net income	$9,144	—	—	—	9,144	—	9,144
Other comprehensive income, net of tax:
Net change in unrealized gain (loss) on securities available for sale (Note 4)	(1,801)	—	—	—	—	(1,801)	(1,801)

Comprehensive income	$7,343

Cash dividends paid
Preferred stock		—	—	—	(152)	—	(152)
Common stock		—	—	—	(985)	—	(985)
Redeem stock		—	—	(5)	(70)	—	(75)
Adjustment to conform year ends (Note 15)		—	—	—	(537)	460	(77)

Balance, June 30, 2000		1,700	79	2,069	46,331	(2,357)	47,822
Comprehensive income (unaudited):
Net income	$4,677	—	—	—	4,677	—	4,677
Other comprehensive income, net of tax:
Net change in unrealized gain (loss) on securities available for sale	2,795	—	—	—	—	2,795	2,795

Comprehensive income	$7,472

Dividends paid (unaudited):
Preferred stock, cash		—	—	—	(76)	—	(76)
Common stock, including $1,200 in form of notes payable		—	—	—	(1,305)	—	(1,305)

Balance, December 31, 2000 (unaudited)		$1,700	$79	$2,069	$49,627	$438	$53,913

See Notes to Consolidated Financial Statements.

SPECTRUM BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Six Months Ended December 31, 2000 and 1999 and Years Ended June 30, 2000, 1999 and 1998
(In Thousands)

	Six Months Ended December 31,		Years Ended June 30,
	2000	1999	2000	1999	1998
	(Unaudited)
Cash Flows from Operating Activities
Net income	$4,677	$4,538	$9,144	$8,193	$7,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,330	812	1,833	1,821	1,456
(Gain) loss on sale of securities	(13)	—	13	(27)	(180)
(Gain) from sale of loans	(469)	(323)	(628)	(1,120)	(803)
Loss on sale of other assets	—	—	—	121	63
Provision for loan losses	1,052	829	2,036	1,563	1,434
Provision for deferred income taxes	(193)	(121)	(803)	(169)	(169)
Minority interest in net income of subsidiaries subsidiaries	240	202	404	357	312
Loans originated for resale	(23,853)	(22,171)	(43,614)	(69,261)	(39,452)
Proceeds from sale of loans originated for sale	24,805	24,612	46,016	70,709	36,858
(Increase) in accrued interest receivable	(95)	(403)	(1,912)	(452)	(442)
(Increase) decrease in other assets	82	173	(284)	(95)	(414)
Increase (decrease) in accrued interest and other liabilities	(3,448)	(127)	2,080	544	807

Net cash provided by (used in) operating activities	4,115	8,021	14,285	12,184	6,505

Cash Flows from Investing Activities
Purchase of certificates of deposit	(5,065)	—	(4,153)	—	(2,438)
Proceeds from maturities of certificates of deposit	2,574	806	2,187	1,216	1,721
Purchase of securities available for sale	(17,745)	(20,018)	(61,907)	(63,780)	(36,832)
Proceeds from sales and maturities of securities available for sale	21,851	9,180	30,069	45,468	44,506
Net increase in loans	(11,261)	(28,876)	(114,774)	(67,218)	(37,390)
Purchase of premises and equipment	(2,062)	(2,616)	(5,630)	(4,106)	(2,973)
Purchase of other assets	—	—	(800)	(1,087)	(1,692)
Proceeds from sale of premises and equipment	4	—	9	450	186
Proceeds from sale of other assets	—	—	1,385	—	73
Business acquisitions (Note 2)	(238)	—	63,952	—	(1,141)

Net cash (used in) investing activities	(11,942)	(41,524)	(89,662)	(89,057)	(35,980)

Cash Flows From Financing Activities
Net increase in deposits	49,593	31,526	53,275	57,629	43,830
Net increase in federal funds purchased and securities sold under agreements to repurchase	3,816	10,333	9,711	2,365	703
Proceeds from issuance of preferred securities	—	20,400	20,400	—	—
Proceeds from notes payable	18,500	14,060	22,560	7,010	11,988
Principal payments on notes payable	(22,265)	(17,087)	(14,687)	(5,236)	(11,825)
Debt issuance costs incurred	—	(1,061)	(1,061)
Purchase of minority interest in subsidiaries	—	—	(6)	(152)	—
Proceeds from sale of minority interest in subsidiary	1,063	—	500	—	290
Purchase of common stock for retirement	—	—	(75)	(72)	(55)
Dividends paid, including $24, $24, $47, $58 and $52 paid to minority interest, respectively	(205)	(339)	(1,184)	(1,121)	(516)

Net cash provided by financing activities	50,502	57,832	89,433	60,423	44,415

Net increase (decrease) in cash and cash equivalents	42,675	24,329	14,056	(16,450)	14,940
Cash and cash equivalents:
Beginning	41,126	27,070	27,070	43,911	28,971

Ending	$83,801	$51,399	$41,126	$27,461	$43,911

Supplemental Disclosures of Cash Flow Information:
Cash payments for interest	$18,008	$13,312	$29,265	$25,174	$23,442
Income taxes	2,779	3,620	5,444	3,665	3,247
Supplemental Schedules of Noncash Investing and Financing Activities: Net change in unrealized gain/loss on securities available for sale	2,795	(1,519)	(1,801)	(1,760)	542
Dividend declared in the form of notes payable	1,200	—	—	—	—

See Notes to Consolidated Financial Statements.

SPECTRUM BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information with Respect to December 31, 2000 and the
Six Months Ended December 31, 2000 and 1999 is Unaudited)

Note 1.  Nature of Business and Significant Accounting Policies

    Nature of business:  The Company is a multi-bank holding company organized under the laws of Iowa whose primary business is providing the traditional functions of trust, commercial, consumer, and mortgage banking services through its South Dakota, Missouri and Iowa based subsidiary banks. Substantially all of the Company's income is generated from banking operations.

    Basis of financial statement presentation and accounting estimates:  The accounting and reporting policies of the Company conform to generally accepted accounting principles. In preparing the accompanying financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize possible losses, future additions to the allowance may be necessary based on changes in economic conditions.

    Principles of consolidation:  The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions with subsidiaries are eliminated in consolidation.

    The consolidated subsidiaries are as follows: Spectrum Capital Trust I (100% owned); Citizens Bank (100% owned), which is chartered in Mount Ayr, Iowa; Citizens Bank of Princeton (100% owned), which is chartered in Princeton, Missouri; F&M Bank (95.6%, 97.9%, 97.9% and 97.2% owned at December 31, 2000, and June 30, 2000, 1999, and 1998, respectively), which is chartered in Watertown, South Dakota; Citizens Bank, Clive (formerly known as Citizens Bank, Carlisle) (95.2% owned), which is chartered in Clive, Iowa; Rushmore Bank & Trust (90% owned), which is chartered in Rapid City, South Dakota; and Spectrum Banc Service Corporation (100% owned), a data processing organization. Rushmore Bank & Trust also owns 99% of Ameriloan, LLC, a loan origination company, which is currently inactive.

    Cash and cash equivalents and cash flows:  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of clearing) and federal funds sold. Cash flows from loans (other than those originated for resale), deposits, federal funds purchased and securities sold under agreements to repurchase are reported net.

    Trust assets:  Assets of the trust departments of the Company's subsidiaries, other than trust cash on deposit at that bank, are not included in these financial statements because they are not assets of the Company.

    Securities available for sale:  Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of stockholders' equity, net of the related deferred tax effect. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses, determined on the basis of the amortized cost of specific securities sold, are included in earnings. Declines in the fair value of individual securities classified as available for sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

    Loans receivable:  Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, reduced by unearned discount and fees and an allowance for loan losses.

    The Company grants real estate, commercial, agricultural, and consumer loans to customers primarily in South Dakota, southern Iowa and northern Missouri and has purchased loans primarily originated in those states and surrounding states. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the borrower. Collateral held varies, but includes accounts receivable, inventory, property and equipment, residential real estate, income-producing commercial properties and government guarantees.

    Loans sold on the secondary market are sold on a prearranged basis. Loans held for sale are included in loans receivable and are stated at the lower of cost or market on an aggregate basis. Loans held for sale totaled $2,323,000, $2,806,000 and $4,580,000 as of December 31, 2000, June 30, 2000 and 1999.

    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans receivable are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of their collectibility and prior loss experience. The evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

    Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The amount of impairment, if any, and any subsequent changes are included in the provision for loan losses.

    Interest on loans is accrued daily on the outstanding balances. For impaired loans, accrual of interest is discontinued when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loan receivable balance, and interest income is generally not recognized on those loans until the principal balance has been collected.

    A substantial portion of loan fees charged or received on the origination of mortgage loans are related to loans sold on the secondary market with servicing released and are recognized as income when received. Certain other loan fees, net of certain direct loan origination costs, are deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is generally amortizing these amounts over the contractual life of the loan. Commitment fees based upon the amount of a customer's line of credit and fees related to letters of credit are not significant and are recognized in income when received.

    Other real estate owned:  Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings and is initially recorded at fair value at the date of foreclosure, which establishes cost. After foreclosure, OREO is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value, and valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded if necessary. OREO is included in other assets in the accompanying consolidated balance sheets.

    Premises and equipment:  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and building improvements	3-50
Furniture and equipment	5-15

    Cost in excess of net assets acquired:  Cost in excess of net assets acquired represents the excess of the acquisition cost over the fair value of the net assets acquired in the purchase of subsidiaries and branches and is being amortized over periods of eleven to forty years using the straight-line method. Cost in excess of net assets acquired is net of accumulated amortization of $3,543,000, $2,985,000 and $2,575,000 at December 31, 2000, June 30, 2000 and 1999, respectively.

    Long-lived assets:  Long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset is not recoverable.

    Income taxes:  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

    Deferred compensation:  The net present value of payments expected to be made under deferred compensation agreements is being accrued over the respective employees' expected employment service periods.

    Earnings per common share:  Earnings per common share have been computed on the basis of the weighted-average number of common shares outstanding during each period presented. Dividends accumulated or declared on cumulative and noncumulative preferred stock, which totaled $76,000 in each of the six month periods ended December 31, 2000, and 1999, and totaled $152,000 in each of the years ended June 30, 2000, 1999, and 1998, reduced the earnings available to common stockholders in the computation.

    Operating segments:  The Company uses the "management approach" for reporting information about segments in annual and interim financial statements. The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the "management approach" model, the Company has determined that its business is comprised of a single operating segment.

    Interim financial statements:  The consolidated financial statements as of December 31, 2000 and 1999 are unaudited, but in the opinion of management, reflect all adjustments, consisting only of a normal and recurring nature, necessary for a fair presentation. These interim financial statements are condensed, and do not include all disclosures required by generally accepted accounting principles.

    Fair value of financial instruments:  The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments as presented in Note 19:

Carrying amounts approximate fair values for the following instruments:

    Cash and due from banks
    Federal funds sold
    Certificates of deposit
    Securities available for sale
    Variable rate loans that reprice frequently where no significant change in credit risk has occurred
    Loans held for sale
    Accrued interest receivable
    Variable rate money market deposit accounts and deposits payable on demand
    Federal funds purchased and securities sold under agreements to repurchase
    Notes payable with a variable interest rate
    Accrued interest payable

    Discounted cash flows using interest rates currently being offered on instruments with similar terms and with similar credit quality:

    All loans except variable rate loans described above
    Fixed rate time certificates
    Notes payable with a fixed interest rate
    Company obligated mandatorily redeemable preferred securities

    Fees currently being charged for similar instruments, taking into account the remaining terms of the agreements and the counterparties' credit standing:

    Off-balance sheet instruments:

        Letters of credit
        Commitments to extend credit

    Emerging accounting standards:  In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement replaces Statement No. 125, which had the same title. The Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement No. 125's provisions. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, with certain provisions effective for fiscal years ending after December 15, 2000. Management has not completed its assessment, but does not believe that the adoption of this pronouncement will have a material impact on the financial statements of Spectrum.

Note 2.  Changes in Minority Interest and Business Combinations

    As of August 7, 2000 the Company acquired all of the outstanding shares of Hamburg Financial, Inc. ("HFI"), an unaffiliated holding company which owned two banks in southwestern Iowa. The Company paid $8,730,995 in cash which included a premium of $2,236,123 to acquire HFI and its subsidiaries; Thurman State Corporation, a second-tier holding company which owned the United National Bank of Iowa, headquartered in Sidney, Iowa; and Iowa State Bank, headquartered in Hamburg, Iowa. Deposits of $56,196,000 and loans of $48,989,000 were acquired. The transaction was accounted for as a purchase. HFI and Thurman State Corporation were merged into the Company. HFI's bank subsidiaries were merged into the Company's subsidiary bank, Citizens Bank, Mt. Ayr.

    On July 13, 2000, the Company's subsidiary, Citizens Bank, Mt. Ayr purchased the assets and assumed the liabilities of the branch of Commercial Federal Bank, FSB located in Kellerton, Iowa. A premium of approximately $175,000 was paid to acquire deposits of approximately $3,300,000.

    On January 14, 2000 the Company, through a newly chartered bank subsidiary, acquired selected assets and assumed the FDIC insured deposits of Hartford-Carlisle Savings Bank in Carlisle, Iowa. Liquid assets of $4,800,000 and loans of $139,000 were acquired and $70,465,000 of deposits and other liabilities was assumed. A premium of $5,500,000 was paid for the right to assume the insured deposits.

The bank was capitalized with $10,500,000 in paid-in capital, including $500,000 by a minority shareholder. Cash was received from the FDIC for the deposits assumed net of assets purchased and premium paid. The acquisition has been accounted for in a manner similar to a purchase and the results of operation of the branches acquired since the date of acquisition are included in the consolidated financial statements. The deposit premium of $5,500,000 has been allocated to goodwill and is being amortized over 15 years using the straight-line method. Under a purchase and assumption agreement with the FDIC, the new bank exercised its right to purchase certain securities and the buildings, real estate, furniture, fixtures and equipment of the failed bank. The acquisition cost of these assets were determined by independent appraisal. Since acquisition date, $34,400,000 of additional loans were acquired from the FDIC.

    A summary of the fair value of net assets acquired and net cash and cash equivalents received (in thousands) on the date of acquisition is as follows:

	Hamburg Financial, Inc. and Commercial Federal Bank	Hartford- Carlisle Savings Bank
Assets acquired:
Securities	$10,055	$862
Loans Receivable	48,989	139
Other assets	3,498	12
Cost in excess of net assets acquired	2,411	5,500
Liabilities assumed:
Deposits	(59,496)	(69,846)
Other liabilities	(5,219)	(619)

Net cash and cash equivalents (received) paid	$238	$(63,952)

    In March 1999, the Company acquired 67 shares (.7%) of the common stock of F&M Bank for $151,621 in cash from a minority shareholder. The transaction was accounted for as a purchase.

    On March 27, 1998, the Company acquired all of the outstanding shares of First Savings & Loan Association of South Dakota, Inc. ("First Savings & Loan") for $2,287,254 in cash and incurred other acquisition costs of $35,408. The excess of the acquisition cost over the fair value of the net assets acquired of $327,184 is being amortized over eleven years using the straight-line method. The acquisition has been accounted for as a purchase and results of operations of First Savings & Loan since the date of acquisition are included in the consolidated financial statements. Concurrent with the purchase, First Savings & Loan was merged into the Company's subsidiary, F&M Bank. A summary of the fair value of net assets acquired and net cash and cash equivalent paid (in thousands) is as follows:

Assets acquired:
Loans	$14,016
Other assets	1,474
Cost in excess of net assets acquired	327
Liabilities assumed:
Deposits	(14,085)
Other liabilities	(591)

Net cash and cash equivalents paid	$1,141

Note 3.  Restrictions on Cash and Due from Banks

    The Company's banking subsidiaries are required to maintain reserve balances in cash and on deposit with the Federal Reserve Bank based on a percentage of deposits. The total requirement was approximately $6,515,000 and $4,181,000 at June 30, 2000 and 1999, respectively.

Note 4.  Securities Available for Sale

    Amortized cost and fair value of investments in securities, all of which are classified as available for sale according to management's intent, are summarized as follows:

	December 31, 2000 (In Thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$6,928	$49	$—	$6,977
U.S. Government agencies and corporations, including mortgage-backed securities	104,894	524	(27)	105,391
States and political subdivision securities	21,582	57	(17)	21,622
Corporate debt securities	10,226	167	—	10,393
Stock in Federal Home Loan Bank and Federal Reserve Bank	3,444	—	—	3,444

	$147,074	$797	$(44)	$147,827

SPECTRUM BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information with Respect to December 31, 2000 and the
Six Months Ended December 31, 2000 and 1999 is Unaudited)

Note 4.  Securities Available for Sale (Continued)

	June 30, 2000 (In Thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$6,942	$1	$(54)	$6,889
U.S. Government agencies and corporations, including mortgage-backed securities	103,914	142	(2,880)	101,176
States and political subdivision securities	20,617	12	(521)	20,108
Corporate debt securities	7,759	24	(126)	7,657
Stock in Federal Home Loan Bank and Federal Reserve Bank	3,240	—	—	3,240

	$142,472	$179	$(3,581)	$139,070

	June 30, 1999 (In Thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$10,488	$24	$(9)	$10,503
U.S. Government agencies and corporations, including mortgage-backed securities	74,875	186	(1,158)	73,903
States and political subdivision securities	19,888	129	(489)	19,528
Corporate debt securities	4,997	18	(8)	5,007
Stock in Federal Home Loan Bank and Federal Reserve Bank	2,063	—	—	2,063

	$112,311	$357	$(1,664)	$111,004

    No ready market exists for the Federal Home Loan Bank stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a fair value which is equal to cost.

    The amortized cost and fair value of debt securities available for sale (in thousands) as of June 30, 2000, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
Due in one year or less	$4,843	$4,833
Due after one year through five years	25,488	25,279
Due after five years through ten years	13,411	13,104
Due after ten years	23,249	22,323
Mortgage-backed securities	72,241	70,291

	$139,232	$135,830

    Proceeds from sales of securities available for sale were $7,585,000, $2,004,000 and $11,636,000 for the years ended June 30, 2000, 1999, and 1998 respectively. Gross gains of $18,000, $27,000 and $195,000 and gross losses of $31,000, $0 and $15,000 were realized on those sales for the years ended June 30, 2000, 1999, and 1998 respectively.

    Securities with an amortized cost of approximately $95,195,000 and $70,079,000 at June 30, 2000 and 1999, respectively, were pledged as collateral on public deposits, securities sold under agreements to repurchase, notes payable to Federal Home Loan Bank and for other purposes as required or permitted by law.

    The components of other comprehensive income—net unrealized gain (loss) on securities available for sale (in thousands) are as follows:

	Years Ended June 30,
	2000	1999	1998
Unrealized holding gain (loss) arising during the period	$(2,540)	$(2,231)	$857
Less reclassification adjustment for net (gain) loss realized in net income	13	(27)	(180)

Net unrealized gain (loss) before income taxes	(2,527)	(2,258)	677
Income (taxes) benefit	695	475	(126)
Minority interest in unrealized gain (loss)	31	23	(9)

Other comprehensive income—net change in unrealized gain (loss) on securities	$(1,801)	$(1,760)	$542

Note 5.  Loans Receivable

    The composition of net loans receivable (in thousands) is as follows:

		June 30,
	December 31, 2000
		2000	1999
Commercial and agricultural	$426,828	$388,615	$326,515
Real estate loans	153,413	135,033	107,944
Loans to individuals	115,500	106,499	86,243
Other loans	638	4,910	2,563

	696,379	635,057	523,265

Deduct:
Allowance for loan losses	(10,785)	(8,197)	(6,838)
Unearned net loan fees	(319)	(300)	(465)

	(11,104)	(8,497)	(7,303)

	$685,275	$626,560	$515,962

    Loans guaranteed by agencies of the U.S. government totaled $29,415,000 and $27,044,000 at June 30, 2000 and 1999, respectively.

    Certain real estate mortgage loans are sold on the secondary market on a prearranged basis. The loans are sold without recourse, except for limited recourse during the first four months after the sale. The Company has experienced no losses on these recourse sales during 2000, 1999, or 1998.

    Information about impaired loans (in thousands) is as follows:

	As of and for the year ended June 30,
	2000	1999	1998
Loans receivable for which there is a related allowance for loan losses	$5,425	$2,423	$2,104
Other impaired loans	—	—	—

Total impaired loans	$5,425	$2,423	$2,104

Related allowance for loan losses	$318	$269	$164
Average monthly balance of impaired loans (based on month-end balances)	5,397	2,183	2,670
Interest income recognized on impaired loans	73	81	127

    Past due and nonaccrual and restructured loans (in thousands) are as follows:

		June 30,
	December 31, 2000
		2000	1999
Outstanding principal balance of accruing loans having payment delinquent by more than ninety days	$1,121	$2,370	$1,082
Loans on which the accrual of interest has been discontinued or reduced	8,156	7,084	6,656

    Changes in the allowance for loan losses (in thousands) are as follows:

	Six months ended December 31, 2000	Years ended June 30,
		2000	1999	1998
Balance, beginning	$8,197	$6,701	$6,276	$6,699
Provision charged to operating expense	1,052	2,036	1,563	1,434
Business acquisition (Note 2)	2,153	—	—	129
Recoveries of amounts charged off	141	342	233	282

	11,543	9,079	8,072	8,544
Amounts charged off	(758)	(882)	(1,234)	(2,268)

Balance, ending	$10,785	$8,197	$6,838	$6,276

    The balance at the end of 1999 does not equal the beginning of 2000 due to a change in reporting periods (See Note 15).

Note 6.  Premises and Equipment (in thousands)

	June 30,
	2000	1999
Land	$3,145	$2,911
Buildings and building improvements	14,717	10,460
Furniture and equipment	8,901	7,762

	26,763	21,133
Less accumulated depreciation	(9,087)	(7,740)

	$17,676	$13,393

Note 7.  Deposits

    The composition of deposits (in thousands) is as follows:

		June 30,
	December 31, 2000
		2000	1999
Noninterest bearing demand	$81,813	$65,896	$56,154
NOW accounts, money market and savings	233,238	208,565	166,899
Time certificates, $100,000 or more	123,782	101,942	88,333
Other time certificates	361,791	315,132	258,585

	$800,624	$691,535	$569,971

    At June 30, 2000, the scheduled maturities of time certificates (in thousands) are as follows:

Year ending June 30,
2001	$268,205
2002	92,668
2003	41,250
2004-2005	13,884
2006 and thereafter	1,067

$417,074

Note 8.  Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

    Federal funds purchased totaled $1,277,000 and $5,301,000 at June 30, 2000 and 1999, respectively.

    Securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date, totaled $21,640,000 and $15,852,000 at June 30, 2000 and 1999, respectively. The mortgage-backed securities underlying the agreements had an amortized cost of approximately $24,328,000 and $19,169,000 and fair value of approximately $23,712,000 and $19,062,000 at June 30, 2000 and 1999, respectively. The securities are held by the Company. For the years ended June 30, 2000, 1999, and 1998, respectively, the maximum month-end balance of the agreements was

$23,107,000, $21,901,000 and $22,279,000, they had an average balance of $19,058,000, $19,737,000 and $19,198,000 and an average interest rate of 4.8%, 4.4% and 4.8%.

Note 9.  Notes Payable

    Notes payable consist of the following (in thousands):

		June 30,
	December 31, 2000
		2000	1999
Note payable to bank, $1,000 due annually, with the balance due in August, 2005, interest due quarterly at LIBOR, plus 1.5%, secured by stock in subsidiary banks	$12,000	$2,300	$—
Notes payable to bank	—	—	11,695
Notes payable to Federal Home Loan Bank, interest rates from 4.23% to 6.9% and maturity dates from July 2000 to December 2013, secured by real estate loans and Federal Home Loan Bank stock	39,507	48,632	28,666
Notes payable to Federal Reserve Bank, consisting of treasury, tax and loan deposits, due on demand	488	4,828	1,250
Subordinated capital notes	1,200	—	—
Other	—	—	755

	$53,195	$55,760	$42,366

    As of June 30, 2000, notes payable are due or callable (whichever is earlier) as follows (in thousands):

Year ending June 30,
2001	$39,618
2002	6,526
2003	8,528
2004	29
2005	31
Thereafter	1,028

$55,760

Note 10.  Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Subordinated Debentures

    The Company has issued 2,040,000 shares, $10 par value, of Company Obligated Manditorily Redeemable Preferred Securities (Preferred Securities) of Spectrum Capital Trust I. Distributions accumulate from August 18, 1999 and are paid quarterly beginning October 15, 1999. Cumulative cash distributions are calculated at a 10.0% annual rate. The Company may, at one or more times, defer interest payments on the capital securities for up to 20 consecutive quarters, but not beyond August 18, 2029. At the end of any deferral period, all accumulated and unpaid distributions will be paid. The capital securities will be redeemed on August 18, 2029, however, the Company has the option to shorten the maturity date to a date not earlier than August 18, 2004. The redemption price is $10 per capital security plus any accrued and unpaid distributions to the date of redemption.

    Holders of the Preferred Securities have no voting rights. The Preferred Securities are unsecured and rank junior in priority of payment to all of the Company's indebtedness and senior to the Company's common stock.

    The Preferred Securities are traded on the American Stock Exchange under the symbol "SBK PRA"

Note 11.  Income Tax Matters

    The provision for income taxes charged to operations consists of the following (in thousands):

	Years Ended June 30,
	2000	1999	1998
Currently paid or payable:
Federal	$4,470	$3,588	$2,839
State	773	670	514
Deferred (benefit)	(803)	(169)	(169)

	$4,440	$4,089	$3,184

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following (in thousands):

	Years Ended June 30,
	2000	1999	1998
Computed "expected" tax expense	$4,927	$4,424	$3,686
Increase (decrease) in income taxes resulting from:
Benefit of income taxed at lower rates	(100)	(112)	(93)
Tax exempt interest income	(325)	(289)	(297)
State income tax, net of federal benefit	463	383	300
Effect of Citizens Corporation income not subject to Federal tax due to S-corporation election	(519)	(423)	(381)
Other	(6)	106	(31)

	$4,440	$4,089	$3,184

SPECTRUM BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information with Respect to December 31, 2000 and the
Six Months Ended December 31, 2000 and 1999 is Unaudited)

Note 11.  Income Tax Matters (Continued)

    Net deferred tax assets (liabilities) (in thousands) consist of the following components:

	June 30,
	2000	1999
Deferred tax assets:
Allowance for loan losses	$2,303	$1,549
Securities available for sale	979	277
Deferred compensation	155	136
Other	72	70

	3,509	2,032

Deferred tax liabilities:
Premises and equipment	(777)	(733)
Other assets	(453)	(389)
Other	(128)	(241)

	(1,358)	(1,363)

	$2,151	$669

    In the accompanying consolidated balance sheets, net deferred tax assets are included in other assets. The deferred tax asset amounts above include no valuation allowance.

    Retained earnings at June 30, 2000 includes approximately $1,107,000 related to the pre-1988 allowance for loan losses of an acquired savings bank for which no deferred income tax liability has been recognized. If the Company no longer qualifies as a bank or in the event of a liquidation of the Company, income would be created, for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for financial statement purposes was $376,000 at June 30, 2000.

Note 12.  Deferred Compensation

    The Company has entered into deferred compensation agreements with certain officers, directors and employees which provide for payments to the employees or their beneficiaries over a period of ten years beginning at age 65 or prior death or disability. The level of payments is dependent upon the Company's earnings during employment. The net present value of the payments is being accrued over the respective employees' expected employment service period. Deferred compensation charged to expense during the years ended June 30, 2000, 1999 and 1998 was $125,000, $127,000 and $62,000, respectively, with a total amount accrued as of June 30, 2000 and 1999 of $407,000 and $410,000, respectively.

Note 13.  Profit-Sharing Plan

    The Company participates in a multiple employer 401(k) profit sharing plan (the Plan). All employees are eligible to participate beginning with the first eligibility date following the completion of one year of service and having reached the age of 21. In addition to employee contributions, the Company may contribute discretionary amounts for eligible participants. Contribution rates for participating employers must be equal. The Company contributed $380,000, $311,000 and $287,000 to the Plan for the years ended June 30, 2000, 1999, and 1998, respectively.

Note 14.  Regulatory Restrictions

    The Company and its banking subsidiaries are subject to certain restrictions on the amount of dividends which may be declared without prior regulatory approval and are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its bank subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and its bank subsidiaries to maintain minimum amounts and ratios (set forth in the table following) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets (all as defined in the regulations). Management believes the Company and its bank subsidiaries meet all capital adequacy requirements to which they are subject as of June 30, 2000.

    The most recent notifications from the regulatory agencies categorize each of the Company's bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since those notifications that management believes have changed the category.

    Actual capital amounts and ratios are also presented in the following tables (amounts in thousands).

					To Be Well Capitalized Under Prompt Corrective Action Provisions(a)
			For Capital Adequacy Purposes(a)
	Actual Amount
		Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2000
Total capital (to risk-weighted assets):
Consolidated	$78,037	11.2%	$55,540	8.0%	N/A	N/A
Citizens Bank, Mount Ayr	22,944	13.6	13,471	8.0	$16,839	10.0%
Citizens Bank of Princeton	3,593	13.0	2,218	8.0	2,772	10.0
F&M Bank	32,993	11.8	22,368	8.0	27,960	10.0
Rushmore Bank & Trust	20,594	12.1	13,573	8.0	16,966	10.0
Citizens Bank, Carlisle	7,074	14.8	3,821	8.0	4,776	10.0
Tier I capital (to risk-weighted assets):
Consolidated	65,727	9.5	27,770	4.0	N/A	N/A
Citizens Bank, Mount Ayr	20,812	12.4	6,736	4.0	10,103	6.0
Citizens Bank of Princeton	3,244	11.7	1,109	4.0	1,663	6.0
F&M Bank	29,693	10.6	11,184	4.0	16,776	6.0
Rushmore Bank & Trust	18,544	10.9	6,786	4.0	10,180	6.0
Citizens Bank, Carlisle	6,476	13.6	1,910	4.0	2,866	6.0
Tier I capital (to average assets):
Consolidated	65,727	7.0	37,707	4.0	N/A	N/A
Citizens Bank, Mount Ayr	20,812	8.8	9,472	4.0	11,839	5.0
Citizens Bank of Princeton	3,244	8.7	1,497	4.0	1,871	5.0
F&M Bank	29,693	7.9	14,962	4.0	18,702	5.0
Rushmore Bank & Trust	18,544	8.2	9,024	4.0	11,281	5.0
Citizens Bank, Carlisle	6,476	9.9	2,629	4.0	3,287	5.0

					To Be Well Capitalized Under Prompt Corrective Action Provisions(a)
			For Capital Adequacy Purposes(a)
	Actual Amount
		Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2000:
Total capital (to risk-weighted assets):
Consolidated	$72,654	11.6%	$50,374	8.0%	N/A	N/A
Citizens Bank, Mount Ayr	14,453	11.5	10,093	8.0	$12,617	10.0%
Citizens Bank of Princeton	3,499	12.6	2,236	8.0	2,796	10.0
F&M Bank	29,706	11.5	20,743	8.0	25,929	10.0
Rushmore Bank & Trust	19,151	10.9	14,032	8.0	17,540	10.0
Citizens Bank, Carlisle	5,465	12.9	3,390	8.0	4,237	10.0
Tier I capital (to risk-weighted assets):
Consolidated	61,436	9.8	25,187	4.0	N/A	N/A
Citizens Bank, Mount Ayr	13,282	10.5	5,047	4.0	7,570	6.0
Citizens Bank of Princeton	3,150	11.3	1,118	4.0	1,677	6.0
F&M Bank	26,614	10.3	10,372	4.0	15,558	6.0
Rushmore Bank & Trust	17,100	9.8	7,016	4.0	10,524	6.0
Citizens Bank, Carlisle	4,935	11.7	1,695	4.0	2,542	6.0
Tier I capital (to average assets):
Consolidated	61,436	7.2	34,048	4.0	N/A	N/A
Citizens Bank, Mount Ayr	13,282	7.6	7,024	4.0	8,779	5.0
Citizens Bank of Princeton	3,150	8.7	1,442	4.0	1,803	5.0
F&M Bank	26,614	7.8	13,574	4.0	16,967	5.0
Rushmore Bank & Trust	17,100	8.1	8,400	4.0	10,500	5.0
Citizens Bank, Carlisle	4,935	6.9	2,846	4.0	3,557	5.0

					To Be Well Capitalized Under Prompt Corrective Action Provisions(a)
			For Capital Adequacy Purposes(a)
	Actual Amount
		Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 1999:
Total capital (to risk-weighted assets):
Consolidated	$49,116	9.3%	$42,173	8.0%	N/A	N/A
Citizens Bank, Mount Ayr	13,704	11.8	9,319	8.0	$11,649	10.0%
Citizens Bank of Princeton	4,243	15.8	2,148	8.0	2,685	10.0
F&M Bank	25,745	11.5	17,910	8.0	22,387	10.0
Rushmore Bank & Trust	15,986	10.5	12,161	8.0	15,201	10.0
Tier I capital (to risk-weighted assets:)
Consolidated	42,634	8.1	20,960	4.0	N/A	N/A
Citizens Bank, Mount Ayr	12,468	10.7	4,659	4.0	6,989	6.0
Citizens Bank of Princeton	3,904	14.5	1,074	4.0	1,611	6.0
F&M Bank	23,043	10.3	8,955	4.0	13,432	6.0
Rushmore Bank & Trust	14,195	9.3	6,081	4.0	9,121	6.0
Tier I capital (to average assets):
Consolidated	42,634	6.4	26,843	4.0	N/A	N/A
Citizens Bank, Mount Ayr	12,468	7.5	6,610	4.0	8,263	5.0
Citizens Bank of Princeton	3,904	11.1	1,412	4.0	1,765	5.0
F&M Bank	23,043	7.8	11,790	4.0	14,738	5.0
Rushmore Bank & Trust	14,195	7.9	7,217	4.0	9,021	5.0

(a)
The amounts and ratios are minimums under the regulations. Prompt corrective action provisions only apply to the bank subsidiaries.

SPECTRUM BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information with Respect to December 31, 2000 and the
Six Months Ended December 31, 2000 and 1999 is Unaudited)

Note 15.  Merger of Citizens Corporation and Spectrum Bancorporation, Inc.

    On August 7, 2000, Spectrum Bancorporation, Inc. (Spectrum) issued 7,584 shares of its common stock in exchange for all outstanding common stock of Citizens Corporation (Citizens). Since the entities were under common control, the merger has been accounted for at historical cost in a manner similar to a pooling-of-interests and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of both entities.

    The results of operations previously reported by the separate entities and the combined amounts presented in the accompanying consolidated financial statements (in thousands) are summarized below.

	Six Months Ended December 31, 1999
		Years Ended June 30,
		2000	1999	1998
Interest income:
Spectrum Bancorporation, Inc. and Subsidiaries	$24,960	$55,572	$46,273	$41,905
Citizens Corporation and Subsidiary	2,831	5,791	5,436	5,184

Combined	$27,791	$61,363	$51,709	$47,089

Net income:
Spectrum Bancorporation, Inc. and Subsidiaries	$3,863	$7,586	$6,845	$5,835
Citizens Corporation and Subsidiary	675	1,558	1,348	1,200

Combined	$4,538	$9,144	$8,193	$7,035

    Prior to the combination, Citizens' fiscal year ended December 31. In recording the combination, Citizens' financial statements for the twelve months ended June 30, 2000 were combined with Spectrum's financial statements for the same period. For previous periods, financial statements for Citizens' fiscal years ended December 31, 1999 and 1998 were combined with Spectrum's fiscal years ended June 30, 1999 and 1998, respectively. Citizens' unaudited results of operations for the six months ended December 31, 1999 included interest income of $2,831,000, net income of $675,000, dividends paid of $138,000, and other comprehensive loss of $460,000. An adjustment has been made to stockholders' equity as of June 30, 2000 to eliminate the effect of including Citizens' results of operations for the six months ended December 31, 1999 in both the years ended June 30, 2000 and 1999.

Note 16.  Stock Purchase and Redemption Agreement

    The Company has entered into stock purchase agreements with two of the minority stockholders of its subsidiary banks under which the Company has the right of first refusal to purchase the minority shares of common stock offered for sale by each stockholder at a specified price. In addition, the Company has agreed to purchase the shares upon the death or termination of employment of each shareholder, and obligates the estate or shareholder to sell such shares. If the purchase occurred on June 30, 2000, the total purchase price would be approximately $962,000. This redemption price exceeds the recorded amount of the related minority interest in those subsidiaries by approximately $79,000.

Note 17.  Commitments and Contingencies

    Financial instruments with off-balance-sheet risk:  The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments (in thousands) is as follows:

		June 30,
	December 31, 2000
		2000	1999
Commitments to extend credit	$115,583	$104,027	$94,655
Letters of credit	1,517	965	1,177

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's credit worthiness on a case-by-case basis. The credit and collateral policy for commitments and letters of credit is comparable to that for granting loans.

    Construction in progress:  The Company has entered into contracts to complete construction of additional facilities. Total estimated costs to complete these projects is approximately $2,529,000 at June 30, 2000. Construction in progress is approximately $3,917,000 as of June 30, 2000.

    Contingencies:  In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

    Financial instruments with concentration of credit risk by geographic location:  A substantial portion of the Company's customers' abilities to honor their contracts is dependent on the economy in South Dakota, southern Iowa and northern Missouri. Although the Company's loan portfolio is diversified, there is a relationship in these regions between the agricultural economy and the economic performance of loans made to nonagricultural customers. The concentration of credit in the regional agricultural economy is taken into consideration by management in determining the allowance for loan losses.

Note 18.  Transactions with Related Parties

    The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with stockholders, directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties).

Total loans to related parties were approximately $6,779,000 and $7,413,000 at June 30, 2000 and 1999, respectively. The Company had participation loans sold of approximately $10,152,000 and $12,108,000 and participations loans purchased of approximately $26,566,000 and $25,731,000 at June 30, 2000 and 1999, respectively, with other banks partially owned by a stockholder of the Company. These transactions have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

Note 19.  Fair Value of Financial Instruments and Interest Rate Risk

    The estimated fair values of the Company's financial instruments are (in thousands) as follows:

	June 30,
	2000		1999
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and due from banks	$26,037	$26,037	$20,206	$20,206
Federal funds sold	15,089	15,089	7,255	7,255
Certificates of deposit	2,772	2,772	792	792
Securities	139,070	139,070	111,004	111,004
Loans receivable	626,560	622,894	515,962	517,094
Accrued interest receivable	8,740	8,740	6,887	6,887
Financial Liabilities
Deposits	691,535	688,861	569,971	571,928
Federal funds purchased and securities sold under agreements to repurchase	22,917	22,917	21,153	21,153
Notes payable	55,760	54,781	42,366	42,156
Company obligated mandatorily redeemable preferred securities	20,400	20,400	—	—
Accrued interest payable	7,151	7,151	4,901	4,901

    The estimated fair value of commitments to extend credit and letters of credit at June 30, 2000 and 1999 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at June 30, 2000 and 1999.

    The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to repay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

Note 20.  Condensed Financial Statements—Parent Company Only

    The following presents condensed parent company only financial statements for Spectrum Bancorporation, Inc.

Condensed Balance Sheets
(in thousands)

		June 30,
	December 31, 2000
		2000	1999
Assets
Cash	$884	$1,019	$40
Investment in subsidiaries	84,602	67,476	52,266
Other assets	3,079	3,212	2,220

Total assets	$88,565	$71,707	$54,526

Liabilities
Notes payable	$34,231	$23,331	$12,405
Accounts payable and accrued liabilities	421	554	353

Total liabilities	34,652	23,885	12,758

Stockholders' Equity
Preferred stock	1,700	1,700	1,700
Common stock	79	79	79
Additional paid-in capital	2,069	2,069	2,074
Retained earnings	49,627	46,331	38,931
Accumulated other comprehensive income (loss)	438	(2,357)	(1,016)

Total stockholders' equity	53,913	47,822	41,768

Total liabilities and stockholders' equity	$88,565	$71,707	$54,526

Condensed Statements of Income
(in thousands)

	Six months ended December 31,		Years ended June 30,
	2000	1999	2000	1999	1998
Income:
Dividends received from subsidiaries	$1,399	$1,427	$4,336	$3,531	$2,600
Interest	58	71	196	9	11

Total income	1,519	1,548	4,646	3,643	2,741

Expense:
Salaries and employee benefits	158	109	199	114	123
Interest	1,672	900	2,067	958	1,016
Other	140	147	389	252	251

Total expenses	1,970	1,156	2,655	1,324	1,390

Income (loss) before income tax (benefit) and equity in undistributed income of subsidiaries	(451)	392	1,991	2,319	1,351
Income tax (benefit)	(624)	(327)	(715)	(352)	(362)

Income before equity in undistributed income of subsidiaries	173	719	2,706	2,671	1,713
Equity in undistributed income of subsidiaries	4,504	3,819	6,438	5,522	5,322

Net income	$4,677	$4,538	$9,144	$8,193	$7,035

SPECTRUM BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Information with Respect to December 31, 2000 and the
Six Months Ended December 31, 2000 and 1999 is Unaudited)

Note 20.  Condensed Financial Statements—Parent Company Only

Condensed Statements of Cash Flows
(in thousands)

	Six months ended December 31,		Years ended June 30,
	2000	1999	2000	1999	1998
Cash flows from operating activities:
Net income	$4,677	$4,538	$9,144	$8,193	$7,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other	39	38	35	60	49
Equity in undistributed income of subsidiaries	(4,504)	(3,819)	(6,438)	(5,522)	(5,322)
Changes in deferrals and accruals:
Other assets	114	173	13	(353)	(111)
Accounts payable and accrued liabilities	(133)	23	208	48	123

Net cash provided by (used in) operating activities	193	953	2,962	2,426	1,774

Cash flows from investing activities:
Investment in subsidiary	(1,250)	(631)	(10,631)	—	—
Business acquisitions	(8,577)	—	—	—	(2,321)
Acquire other assets	(20)	(2,000)	—	—	—

Net cash (used in) investing activities	(9,847)	(2,631)	(10,631)	—	(2,321)

Cash flows from financing activities:
Proceeds from notes payable	12,000	21,031	24,031	810	2,188
Payments on notes payable	(2,300)	(12,468)	(13,168)	(2,153)	(1,190)
Incur debt issuance costs	—	(1,061)	(1,061)	—	—
Proceeds from sale (purchase) of minority interest	—	—	—	(153)	113
Dividends paid	(181)	(315)	(1,137)	(1,063)	(463)
Stock purchased for retirement	—	—	(75)	(72)	(55)

Net cash provided by (used in) financing activities	9,519	7,187	8,590	(2,631)	593

Net increase (decrease) in cash	(135)	5,509	921	(205)	46
Cash at beginning of period	1,019	98	98	245	199

Cash at end of period	$884	$5,607	$1,019	$40	$245

Note 21.  Quarterly Financial Information (Unaudited)

(Dollars in thousands except earnings per share data)

	Year Ended June 30, 2000
	First	Second	Third	Fourth
Total interest income	$13,882	$13,909	$15,702	$17,870
Net interest income	7,093	6,591	7,279	8,886
Provision for loan losses	411	418	758	449
Net income	2,386	2,152	2,080	2,527
Basic earnings per common share	29.65	26.69	25.79	31.44
	Year Ended June 30, 1999
	First	Second	Third	Fourth
Total interest income	$12,696	$12,212	$13,163	$13,638
Net interest income	6,242	5,750	6,908	7,261
Provision for loan losses	239	314	394	616
Net income	2,039	1,887	2,201	2,067
Basic earnings per common share	25.23	23.31	27.27	25.60

    The amounts reported herein vary from amounts previously reported due to the merger with Citizens Corporation as discussed in Note 15.

Note 22.  Subsequent Events

    On July 13, 2000 the Company's subsidiary, Citizens Bank, Mt. Ayr, purchased certain assets and liabilities of the branch of Commercial Federal Bank, FSB, located in Kellerton, Iowa. A premium of approximately $175,000 was paid to acquire deposits of approximately $3,300,000.

    On August 7, 2000 the Company acquired all of the outstanding shares of Hamburg Financial, Inc. (HFI), an unaffiliated holding company which owned two banks in southeastern Iowa. The Company paid $8,730,995 in cash which included a premium of $2,236,123 to acquire HFI and its subsidiaries; Thurman State Corporation, a second-tier holding company which owned the United National Bank of Iowa, headquartered in Sidney, Iowa; and Iowa State Bank, headquartered in Hamburg, Iowa. Deposits of $56,196,000 and loans of $48,989,000 were acquired. The transaction was accounted for as a purchase. HFI and Thurman State Corporation were merged into the Company. HFI's bank subsidiaries were merged into the Company's subsidiary bank, Citizens Bank, Mt. Ayr.

    In December, 2000 the Company agreed to acquire Great Western Securities Inc. for $58,000,000 in cash, $10,000,000 in non-cumulative preferred stock and a 37% interest in the Company's common stock. Great Western Securities, Inc. is a $650,000,000 holding company for Great Western Bank, which serves the Omaha, Nebraska area, and is currently 50% owned by the Company's shareholders. The acquisition is expected to be completed in March, 2001 and will be accounted for as a purchase.

    F&M Bank has agreed to acquire Founders Trust National Bank, Sioux Falls, South Dakota for $2,752,000, subject to adjustment for certain contingencies. At December 31, 2000 Founders had assets of $39,613,000, deposits of $36,401,000, net loans of $20,162,000 and stockholders' equity of $2,266,000. Founders has two banking locations in Sioux Falls which will consolidate with F&M Bank locations. The merger is subject to regulatory approval and is expected to close at the end of the first calendar quarter of 2001.

INDEPENDENT AUDITORS' REPORT

Board of Directors
Great Western Securities, Inc. and Subsidiary:

    We have audited the accompanying consolidated balance sheets of Great Western Securities, Inc. and Subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Great Western Securities, Inc. and Subsidiary as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Omaha, Nebraska
September 1, 2000

GREAT WESTERN SECURITIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2000 AND 1999

	2000	1999
ASSETS
CASH AND DUE FROM BANKS (Note 2)	$24,048,782	$22,693,497
FEDERAL FUNDS SOLD	18,100,000	—

Total cash and cash equivalents	42,148,782	22,693,497
SECURITIES AVAILABLE FOR SALE (Note 3)	104,482,078	118,820,967
LOANS—Net of allowance for loan losses of $7,134,167 in 2000 and $5,753,750 in 1999 (Notes 4, 5 and 15)	469,049,752	389,509,994
ACCRUED INTEREST RECEIVABLE	3,769,305	3,316,438
MORTGAGE SERVICING RIGHTS ACQUIRED (Note 6)	4,295,291	10,648,803
PREMISES AND EQUIPMENT—Net (Note 7)	8,988,065	8,021,107
RECEIVABLE FROM THE SALE OF MORTGAGE SERVICING RIGHTS ACQUIRED	13,743,891	—
OTHER ASSETS	3,964,675	3,344,307

	$650,441,839	$556,355,113

LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
Noninterest-bearing	$98,689,644	$81,024,949
Interest-bearing (Note 8)	440,471,862	363,675,228

Total deposits	539,161,506	444,700,177
FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (Note 3)	25,405,412	43,406,074
ADVANCES FROM FEDERAL HOME LOAN BANK (Note 10)	25,737,826	17,747,218
ACCOUNTS PAYABLE AND ACCRUED EXPENSES	8,353,680	5,543,497
NOTE PAYABLE TO BANK (Note 11)	—	1,665,000

Total liabilities	598,658,424	513,061,966

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY	2,386,603	2,062,865
COMMITMENTS AND CONTINGENCIES (Notes 13, 14, 16 and 17)
STOCKHOLDERS' EQUITY (Notes 12, 13 and 18):
Preferred stock, 6% cumulative, $100 par value, non-voting—authorized and issued 8,000 shares ($200 per share redemption value)	800,000	800,000
Common stock, $100 par value, authorized 5,000 shares, issued and outstanding 632 shares	63,200	63,200
Additional paid-in capital	9,909	9,909
Accumulated other comprehensive loss	(1,334,155)	(325,913)
Retained earnings	49,857,858	40,683,086

Total stockholders' equity	49,396,812	41,230,282

	$650,441,839	$556,355,113

See notes to consolidated financial statements.

GREAT WESTERN SECURITIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED JUNE 30, 2000, 1999 AND 1998

	2000	1999	1998
INTEREST INCOME:
Interest and fees on loans	$38,457,470	$33,771,851	$30,324,129
Interest on securities available for sale	6,738,331	5,705,435	4,279,232
Interest on federal funds sold and other	245,910	406,015	883,686

Total interest income	45,441,711	39,883,301	35,487,047
INTEREST EXPENSE:
Interest on deposits	18,476,730	15,450,207	15,265,773
Interest on federal funds purchased and securities sold under agreements to repurchase	1,723,785	966,132	84,215
Interest on Federal Home Loan Bank advances	1,087,358	827,711	498,224
Interest on note payable	70,168	196,024	188,805

Total interest expense	21,358,041	17,440,074	16,037,017

NET INTEREST INCOME	24,083,670	22,443,227	19,450,030
PROVISION FOR LOAN LOSSES (Note 5)	1,880,000	442,000	1,100,904

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	22,203,670	22,001,227	18,349,126

NONINTEREST INCOME:
Customer service fees	4,185,304	3,246,468	3,088,875
Trust services	1,055,218	924,000	915,999
Loan servicing fees (Note 6)	3,473,986	3,057,044	2,778,150
Gain on sale of mortgage servicing rights acquired	6,306,805	—	366,687
Net gain (loss) on sales of available-for-sale securities	(765,014)	26,463	(66)
Other	543,629	586,031	421,797

Total noninterest income	14,799,928	7,840,006	7,571,442

NONINTEREST EXPENSES:
Salaries and employee benefits	11,500,572	9,312,504	8,288,069
Occupancy and equipment	1,743,515	1,623,861	1,639,496
Amortization of mortgage servicing rights acquired (Note 6)	1,973,128	3,198,074	1,679,128
Data processing	439,535	794,876	539,573
Advertising	802,287	901,655	645,248
Other	3,983,212	3,705,704	3,206,391

Total noninterest expenses	20,442,249	19,536,674	15,997,905

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	16,561,349	10,304,559	9,922,663

INCOME TAX EXPENSE (BENEFIT) (Note 9):
Current	5,938,718	4,289,744	3,719,834
Deferred	(35,909)	(739,201)	(292,776)

Total income taxes	5,902,809	3,550,543	3,427,058

INCOME BEFORE MINORITY INTEREST	10,658,540	6,754,016	6,495,605
MINORITY INTEREST IN NET EARNINGS OF CONSOLIDATED SUBSIDIARY	512,768	328,160	358,175

NET INCOME	$10,145,772	$6,425,856	$6,137,430

BASIC EARNINGS PER COMMON SHARE	$15,902	$10,016	$9,550

See notes to consolidated financial statements.

GREAT WESTERN SECURITIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 2000, 1999 AND 1998

	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
BALANCE, July 1, 1997	$1,000,000	$63,200	$209,909	$(194,837)	$29,209,800	$30,288,072

Comprehensive Income:
Net Income	—	—	—	—	6,137,430	6,137,430
Change in Net Unrealized Gain (Loss) on Securities Available for Sale, net of reclassification adjustment and tax effects	—	—	—	899,672	—	899,672

Total Comprehensive Income						7,037,102

Cash Dividends on Common Stock ($316 per share)	—	—	—	—	(200,000)	(200,000)
Cash Dividends on Preferred Stock ($42 per share)	—	—	—	—	(344,000)	(344,000)
Redemption of Preferred Stock	(200,000)	—	(200,000)	—	—	(400,000)

BALANCE, June 30, 1998	800,000	63,200	9,909	704,835	34,803,230	36,381,174
Comprehensive Income:
Net Income	—	—	—	—	6,425,856	6,425,856
Change in Net Unrealized Gain (Loss) on Securities Available for Sale, net of reclassification adjustment and tax effects	—	—	—	(1,030,748)	—	(1,030,748)

Total Comprehensive Income						5,395,108

Cash Dividends on Common Stock ($712 per share)	—	—	—	—	(450,000)	(450,000)
Cash Dividends on Preferred Stock ($12 per share)	—	—	—	—	(96,000)	(96,000)

BALANCE, June 30, 1999	800,000	63,200	9,909	(325,913)	40,683,086	41,230,282
Comprehensive Income:
Net Income	—	—	—	—	10,145,772	10,145,772
Change in Net Unrealized Loss on Securities Available for Sale, net of reclassification adjustment and tax effects	—	—	—	(1,008,242)	—	(1,008,242)

Total Comprehensive Income						9,137,530

Cash Dividends on Common Stock ($1,384 per share)	—	—	—	—	(875,000)	(875,000)
Cash Dividends on Preferred Stock ($12 per share)	—	—	—	—	(96,000)	(96,000)

BALANCE, June 30, 2000	$800,000	$63,200	$9,909	$(1,334,155)	$49,857,858	$49,396,812

See notes to consolidated financial statements.

GREAT WESTERN SECURITIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED JUNE 30, 2000, 1999 AND 1998

	2000	1999	1998
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,145,772	$6,425,856	$6,137,430
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	777,498	641,198	669,867
Amortization of premium and accretion of discount	264,885	313,384	223,553
Amortization of mortgage servicing rights acquired	1,973,128	3,198,074	1,679,128
Gain on sale of mortgage servicing rights acquired	(6,306,805)	—	(366,687)
Net (gain) loss on sale of securities available for sale	765,014	(26,463)	(66)
Gain on sale of premises and equipment	(11,948)	—	—
Provision for loan losses	1,880,000	442,000	1,100,904
Deferred income taxes	(35,909)	(739,201)	(292,776)
Federal Home Loan Bank stock dividend	(417,800)	(247,000)	(89,600)
Minority interest in undistributed net earnings of consolidated subsidiary	512,768	328,160	358,175
Increase in accrued interest receivable	(452,867)	(467,904)	(284,169)
(Increase) decrease in other assets	(674,937)	113,297	930,385
Increase (decrease) in accounts payable and accrued expenses	3,488,314	911,054	(915,257)
Other	(41,986)	30,906	901

Net cash provided by operating activities	11,865,127	10,923,361	9,151,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of securities available for sale	(18,964,482)	(64,103,579)	(20,780,230)
Proceeds from sale of securities available for sale	9,239,000	6,033,289	12,997,512
Proceeds from maturities of securities available for sale	21,856,377	12,144,405	3,722,831
Net increase in loans	(81,419,758)	(30,838,666)	(56,310,574)
Purchase of equipment	(3,821,267)	(1,577,337)	(389,314)
Proceeds from sale of premises and equipment	2,088,759	—	—
Purchase of mortgage servicing rights acquired	(12,384,884)	(6,860,646)	(1,813,075)
Proceeds from sale of mortgage servicing rights acquired	9,328,182	—	2,225,900
Proceeds from sales of foreclosed assets	—	239,558	—
Other	—	4,963	—

Net cash used in investing activities	(74,078,073)	(84,958,013)	(60,346,950)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	94,461,329	35,419,420	43,532,558
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(18,000,662)	32,350,743	434,873
Net increase in FHLB advances	7,990,608	2,578,955	14,168,263
Payment on note payable to bank	(1,665,000)	(510,000)	(510,000)
Payment on capital note payable	—	(760,000)	—
Cash dividends paid	(971,000)	(546,000)	(544,000)
Redemption of preferred stock	—	—	(400,000)
Purchase of minority interest in subsidiary	—	(383,640)	—
Dividends paid to minority interest in subsidiary	(147,044)	(52,829)	(84,563)

Net cash provided by financing activities	81,668,231	68,096,649	56,597,131
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19,455,285	(5,938,003)	5,401,969
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	22,693,497	28,631,500	23,229,531

CASH AND CASH EQUIVALENTS AT END OF YEAR	$42,148,782	$22,693,497	$28,631,500

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$20,652,291	$17,300,022	$15,752,848

Income taxes	$5,359,626	$3,550,228	$3,725,609

NON-CASH INVESTING & FINANCING ACTIVITY:
Transfer from loans to repossessed assets	$—	$259,384	$—

See notes to consolidated financial statements.

GREAT WESTERN SECURITIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED JUNE 30, 2000, 1999 AND 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Consolidation—The consolidated financial statements include the accounts of Great Western Securities, Inc. and its subsidiary bank, Great Western Bank (the "Bank" or the "Bank subsidiary"), 95.33% owned at June 30, 2000 and 1999. During 2000, the Company's investment in and note payable to a nonbank wholly-owned subsidiary, Great Western Resources, Inc. was transferred to the Bank, and the name was changed to Great Western Leasing ("GWL"). The Bank is located in Omaha and Bellevue, Nebraska, and its customers are primarily located in Nebraska. All intercompany accounts and transactions have been eliminated in consolidation.

    Assets held in agency or fiduciary capacities are not assets of the Bank subsidiary and accordingly, are not included in the accompanying consolidated financial statements.

    Use of Estimates—In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of mortgage servicing rights acquired.

    Securities—Securities available for sale are stated at fair value, with unrealized holding gains and losses excluded from earnings and reported in other comprehensive income. Realized gains and losses on securities available for sale are recognized on the specific identification method. Premiums and discounts are amortized over the contractual lives of the related securities, computed by the interest method.

    Loans Held for Sale—Loans originated and held for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.

    Loans—Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal net of the allowance for loan losses and any deferred fees or costs on originated loans.

    Certain fees and expenses incurred in the loan origination process are deferred and recognized over the contractual life of the related loan as a yield adjustment.

    The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

    Allowance for Loan Losses—The allowance for loan losses represents management's estimate of probable losses inherent in the portfolio. Additions to the allowance are established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

    Larger-balance, non-homogenous loans representing significant individual credit exposures are evaluated based upon the borrower's overall financial condition, resources, and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral. The allowance for loan losses attributed to these loans considers estimates of probable loss inherent in the portfolio by applying loss factors to outstanding loans. The loss factors are based upon historical and estimated default rates; internal risk ratings; geographic, industry, and other current economic conditions; the risk characteristics of the various categories of loans and other pertinent factors.

    Within the allowance for loan losses, a valuation allowance is maintained for larger-balance, non-homogenous loans that have been individually determined to be impaired. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays or payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the method predominantly used by the Bank, which is the fair value of the collateral.

    Each portfolio of smaller balance, homogenous loans, including individual installment, consumer, and residential loans, is collectively evaluated for impairment. The allowance for loan losses attributed to these loans is established from an estimate of probable losses inherent in the portfolio, based upon historical credit losses, delinquent, non-performing and classified loans, and trends in volumes and terms of loans; an evaluation of overall credit quality and the credit process, including lending policies and procedures; consideration of economic, geographical, product, and other factors.

    Premises and Equipment—Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method over the estimated useful life of the asset. Estimated lives are 5 to 50 years for buildings, 5 to 8 years for furniture and equipment, and 5 years for vehicles. Leasehold improvements are generally amortized on a straight-line method over the terms of the respective leases.

    The costs of repairs and maintenance and minor renewals and betterments are charged directly to expense. Major renewals and betterments are capitalized. The cost and accumulated depreciation of property sold or retired are removed from the consolidated balance sheet, and the resulting gains or losses are reflected in operations.

    Mortgage Servicing Rights Acquired—The cost of mortgage servicing rights acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. The cost of mortgage servicing rights acquired and the amortization thereon is periodically evaluated in relation to estimated future net servicing revenues. Projected net servicing revenue is in turn determined on the basis of the estimated future balance of the underlying mortgage loan portfolio. The Company estimates future prepayment rates based on relevant characteristics of the servicing portfolio. Impairment of mortgage servicing rights acquired is assessed based on the fair value of those rights as compared to amortized cost. For purposes of measuring impairment, the rights are stratified based on investor remittance type. Fair values are estimated using discounted cash flows based on interest rates commensurate with the risks involved. Impairment, if any, is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount of the stratum.

    Securities Sold Under Agreements to Repurchase—The Company enters into sales of securities under agreements to repurchase which provides for the repurchase of the same security. Securities sold under agreements to repurchase are treated as financings and the obligations to repurchase such securities are reflected as a liability due on demand. The securities underlying the agreements remain in the asset accounts in the consolidated balance sheets.

    Income Taxes—The Company files a consolidated income tax return with its Bank subsidiary. The Bank subsidiary is charged or credited an amount equal to the tax that would have been due on a separate return basis.

    Deferred income tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of temporary differences between book and tax bases existing at each balance sheet date using enacted tax rates.

    Long-Lived Assets—The Company periodically assesses the recoverability of long-lived assets by reviewing such assets whenever events or changes in circumstances indicate that the book value may not be recoverable. An impairment is recognized when undiscounted cash flows of assets are estimated to be insufficient to recover their related carrying value.

    Statements of Cash Flows—Cash and cash equivalents, for the purpose of the consolidated statements of cash flows, include cash, demand deposits at other financial institutions, and federal funds sold. Generally, federal funds sold are for a one day period.

    Basic Earnings Per Common Share—Basic earnings per share is based on the weighted average number of shares of common stock outstanding (632 shares). For purposes of this calculation, net income has been reduced by $96,000, $96,000 and $102,000 for 2000, 1999 and 1998, respectively, to give effect to preferred dividends. The Company has no common stock equivalents.

    Comprehensive Income—The Company adopated SFAS 130, Reporting Comprehensive Income, as of July 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The components of other comprehensive income and related tax effects are as follows:

	Years Ended June 30,
	2000	1999	1998
Unrealized holding losses on available-for-sale securities	$(2,316,149)	$(1,535,276)	$1,363,205
Reclassification adjustment for (gains) losses realized in income	765,014	(26,463)	(66)

Net unrealized losses	(1,551,135)	(1,561,739)	1,363,139
Tax effect	542,893	530,991	(463,467)
Net-of-tax amount	$(1,008,242)	$(1,030,748)	$899,672

    Reclassifications—Certain June 30, 1999 and 1998 amounts have been reclassified to conform with the 2000 presentation.

2.  CASH AND DUE FROM BANKS

    The Bank subsidiary is required to maintain average reserve balances with the Federal Reserve Bank. Cash and due from banks in the balance sheets included restricted cash reserve requirements of $300,000 at June 30, 2000 and 1999.

3.  SECURITIES

    Following is a summary of securities available for sale at June 30:

	2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury securities	$20,453,101	$18,716	$89,941	$20,381,876
U.S. Government agencies	79,133,599	6,558	2,289,352	76,850,805
State and municipals	4,987,354	6,304	55,841	4,937,817
Equity securities	2,041,628	269,952	—	2,311,580

Total	$106,615,682	$301,530	$2,435,134	$104,482,078

	1999
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury securities	$23,932,571	$232,917	$37,707	$24,127,781
U.S. Government agencies	87,946,681	194,193	1,427,419	86,713,455
State and municipals	5,855,597	28,938	26,397	5,858,138
Equity securities	1,623,828	497,765	—	2,121,593

Total	$119,358,677	$953,813	$1,491,523	$118,820,967

    The Company had proceeds of $9,239,000, $6,033,289 and $12,997,512 and gross realized gains of $6,013, $26,463 and $29,018 and gross realized losses of $771,027, $0 and $28,952 on sales of securities available for sale during 2000, 1999 and 1998, respectively. The tax (benefit) provision effect applicable to these net realized gains and losses amounted to $(267,755), $8,997 and $22, respectively.

    State and municipal securities involve governmental entities within the Company's market area.

    The amortized cost and estimated fair value of available for sale securities at June 30, 2000 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

    Maturities at June 30, 2000 were as follows:

	Amortized Cost	Estimated Fair Value
Due in one year or less	$14,449,219	$14,411,939
Due after one year through five years	50,065,593	49,541,044
Due after five years through ten years	6,725,076	6,594,088
Over ten years	33,334,166	31,623,427
Equity securities	2,041,628	2,311,580

Total securities available for sale	$106,615,682	$104,482,078

    At June 30, 2000 and 1999, securities available for sale with an amortized cost of $94,471,449 and $112,580,585, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law. These pledged securities include certain securities with an amortized cost of $29,595,860 and $29,391,717, which were held as collateral for securities sold under agreements to repurchase at June 30, 2000 and 1999, respectively.

4.  LOANS

    Following is a summary of the loan portfolio by type at June 30:

	2000	1999
Commercial, financial and agricultural	$172,870,709	$133,747,519
Real estate	226,014,116	188,375,078
Installment loans to individuals	73,776,931	69,893,396
Credit cards	1,533,677	1,417,774
Instant cash	668,572	649,752
Overdrafts	57,435	153,375

	474,921,440	394,236,894
Loans held for sale	1,262,479	1,026,850

	476,183,919	395,263,744
Less allowance for loan losses	7,134,167	5,753,750

	$469,049,752	$389,509,994

    The following is a summary of information pertaining to impaired loans:

	2000	1999
Impaired loans with a valuation allowance	$4,954,173	$3,723,245
Impaired loans without a valuation allowance	—	—

Total impaired loans	$4,954,173	$3,723,245

Valuation allowance related to impaired loans	$218,819	$221,549

	Years Ended June 30,
	2000	1999	1998
Average investment in impaired loans	$4,918,361	$3,854,606	$4,305,412

Interest income recognized on impaired loans	$351,659	$182,385	$181,200

    The Bank grants individual consumer, commercial, agricultural and residential loans to customers. The business loan portfolio is well diversified, consisting of numerous industries located or headquartered in Nebraska. The majority of individual consumer loans are to customers located in the Midwest.

    The Bank evaluates each borrower's creditworthiness on a case-by-case basis. The amount of collateral obtained is based upon management's evaluation of the borrower. The majority of the loan categories are generally secured by real estate, operating assets, or financial instruments.

    The Bank is not committed to lend additional funds to debtors whose loans have been modified.

    Loans guaranteed by agencies of the U.S. Government were $4,553,208 and $4,795,408 at June 30, 2000 and 1999, respectively.

GREAT WESTERN SECURITIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED JUNE 30, 2000, 1999 AND 1998

5.  ALLOWANCE FOR LOAN LOSSES

    Following is a summary of the changes in the allowance for loan losses for the years ended June 30:

	2000	1999	1998
Balance at beginning of year	$5,753,750	$5,345,577	$4,466,141
Provision for loan losses	1,880,000	442,000	1,100,904
Loans charged-off	(655,761)	(370,849)	(437,187)
Loans recovered	156,178	337,022	215,719

Total net charge-offs	(499,583)	(33,827)	(221,468)

Balance at end of year	$7,134,167	$5,753,750	$5,345,577

6.  MORTGAGE SERVICING RIGHTS ACQUIRED

    Mortgage loans serviced for others are not included in the accompanying financial statements. The unpaid principal balances of these loans as of June 30 are summarized as follows:

	June 30,
	2000	1999	1998
Mortgage loan portfolios serviced for:
GNMA	$104,936,000	$121,025,510	$159,634,040
FHLMC	117,327,451	379,657,363	396,131,419
FNMA	124,691,618	516,829,165	263,037,082
Other investors	67,196,526	38,779,959	53,790,423

	$414,151,595	$1,056,291,997	$872,592,964

    Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $4,787,000 and $9,614,000 at June 30, 2000 and 1999, respectively. At June 30, 2000 and 1999, the number of mortgage loan pools serviced for GNMA totaled 100.

    Following is an analysis of the changes in the mortgage servicing rights acquired:

	2000	1999	1998
Balance at beginning of period	$10,648,803	$6,986,231	$8,711,497
Additions	12,384,884	6,860,646	1,813,075
Sales	(16,765,268)	—	(1,859,213)
Amortization	(1,973,128)	(3,198,074)	(1,679,128)

Balance at end of period	$4,295,291	$10,648,803	$6,986,231

    Mortgage servicing rights acquired had an estimated fair value of $4,813,000 and $12,066,000 at June 30, 2000 and 1999, respectively.

7.  PREMISES AND EQUIPMENT

    Following is a summary of premises and equipment at June 30:

	2000	1999
Land	$1,078,031	$843,856
Buildings and leasehold improvements	8,044,700	7,184,445
Furniture and equipment	7,733,718	6,366,690
Vehicles	375,336	346,703
Construction in progress	164,199	930,281

	17,395,984	15,671,975
Less accumulated depreciation	8,407,919	7,650,868

	$8,988,065	$8,021,107

8.  DEPOSITS

    The Bank subsidiary had time certificates of deposit in denominations exceeding $100,000 of $83,541,484 and $61,407,763 at June 30, 2000 and 1999, respectively.

    At June 30, 2000, the scheduled maturities of CDs are as follows:

Year Ending June 30,
2001	$194,677,219
2002	56,414,660
2003	2,690,901
2004	627,191
Thereafter	326,895

$254,736,866

9.  INCOME TAXES

    Deferred tax assets (liabilities) result from reporting income and expenses in different periods for tax and financial reporting purposes. The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at June 30, are as follows:

	2000	1999
Deferred tax assets:
Allowance for loan losses	$2,016,488	$1,473,300
Net unrealized loss on securities available for sale	725,426	184,400
Mortgage servicing rights amortization	207,064	859,904
Other	352,632	165,686

Total deferred tax assets	3,301,610	2,683,290
Deferred tax liabilities:
Depreciation	(861,195)	(788,225)

Total deferred tax liabilities	(861,195)	(788,225)

Net deferred tax asset	$2,440,415	$1,895,065

    The effective rates of total tax expense for the years ended June 30, 2000, 1999 and 1998 were different than the statutory tax rate due to tax-exempt interest income and state taxes.

	2000	1999	1998
Federal tax at statutory rates	$5,796,472	$3,606,595	$3,472,932
Benefit of tax-exempt interest	(249,115)	(264,731)	(216,224)
State tax	231,061	204,077	171,705
Other, net	124,391	4,602	(1,355)

	$5,902,809	$3,550,543	$3,427,058

10.  ADVANCES FROM FEDERAL HOME LOAN BANK

    At June 30, 2000 and 1999, the Company was indebted to the Federal Home Loan Bank on notes maturing as follows:

	2000			1999
Year Ending June 30,	Interest Rate Range	Weighted Average Rate	Amount	Weighted Average Rate	Amount
2000	—		$—	6.35%	1,009,392
2001	6.38%-6.52%	6.52%	18,525,542	6.44%	1,025,542
2002	6.60%	6.60%	806,468	5.95%	3,306,468
2003	5.81%-6.67%	5.98%	3,111,367	5.91%	4,111,367
2004	5.97%-6.80%	6.52%	457,573	6.10%	2,957,573
2005	6.80%	6.80%	2,836,876	6.80%	336,876

		6.42%	$25,737,826	6.07%	$12,747,218

    The Company has an agreement whereby amounts under a line of credit, as well as advances, can be borrowed from the Federal Home Loan Bank subject to the maximum amount of credit available based on the Company's eligible collateral. The amount outstanding on the line of credit was $0 and $5,000,000 at June 30, 2000 and 1999, respectively. The line of credit has a variable interest rate which was 6.15% at June 30, 1999.

    The facility is secured by a blanket agreement covering qualifying residential loans and securities.

11.  NOTE PAYABLE TO BANK

    The note payable to bank as of June 30, 1999, which was to mature on January 31, 2002, has been paid in full.

12.  PREFERRED STOCK

    The Company has 8,000 shares of $100 par value, non-voting, cumulative preferred stock. This stock is callable at any time in whole or in part and has a redemption and liquidation value of $200 per share ($1,600,000 aggregate in 2000 and 1999) and an annual dividend rate of 6% on the redemption value. Dividends on preferred stock, including dividends in arrears, are not paid unless cash is available after debt servicing requirements are met. Also, federal regulations impose certain restrictions on the amount of dividends that may be paid in any given year based upon capital levels. Dividends of $96,000, $96,000 and $344,000 were paid during the years ended June 30, 2000, 1999 and 1998, respectively. At June 30, 2000, dividends in arrears on preferred stock were $0.

13.  STOCK PURCHASE AGREEMENT

    The Company has entered into a stock purchase agreement with major shareholders wherein it may, in the event of death of a shareholder, purchase all of the shares of common and preferred stock of the Company then owned to the extent that the Board of Directors of the Company reasonably believe would be allowed by regulatory authorities.

14.  PROFIT-SHARING PLAN

    The Company sponsors a multiple employer profit-sharing plan (the Plan) which covers substantially all of its full-time employees. All employees are eligible to participate beginning with the first eligibility date following the completion of one year of service and having reached the age of 21. In addition to employee contributions, participating employers may also contribute additional amounts for eligible participants subject to the vesting requirements of the Plan. Employer's contributions are 100% of each employee's contribution for the year up to 2.5% of any such employee's annual compensation. Total contributions made to the Plan were $651,974, $490,672 and $381,431 in 2000, 1999 and 1998, respectively.

15.  RELATED PARTY TRANSACTIONS

    The Bank subsidiary had participation loans sold of $24,462,339 and $21,313,331 at June 30, 2000 and 1999, respectively, with banks partially owned by a major shareholder of the Company.

    The Bank subsidiary leases a portion of its buildings to an affiliated entity which provides investment services to Bank customers. Rental income amounted to approximately $279,152, $89,987 and $102,312 for the years ended June 30, 2000, 1999 and 1998, respectively.

    Certain officers and directors, or companies in which they have beneficial ownership, were indebted to the Bank subsidiary in the aggregate amount of $6,943,007 and $8,159,366 at June 30, 2000 and 1999, respectively.

16.  COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of these instruments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    At June 30, 2000 and 1999, the Company had unused loan commitments of $103,402,000 and $84,568,000 of which $66,955,000 and $61,414,000 were for commitments of one year or less, respectively. Additionally, the Company had issued standby letters of credit of $720,638 and $1,327,000 at June 30, 2000 and 1999, respectively.

    The Bank subsidiary has sold loans of $2,693,417 and $2,608,815 with recourse at June 30, 2000 and 1999, respectively. Such loans may be returned to the Bank if they do not remain current for a period of three to six months following the sale.

    The Company is subject to lawsuits and claims for various amounts which arise out of the normal course of its business. In the opinion of management, the disposition of claims currently pending will not have a material adverse effect on the Company's financial position.

17.  LEASES

    The Company has certain obligations under noncancelable operating leases for premises and equipment. Most of these leases have renewal or purchase options. For succeeding years, the approximate minimum rental commitments on all noncancelable leases are as follows:

Year Ending June 30,
2001	$280,972
2002	145,586
2003	136,261
2004	54,831

$617,650

    Rental expense on all leases for the years ended June 30, 2000, 1999 and 1998 was $306,965, $259,507 and $257,427, respectively.

18.  REGULATORY MATTERS

    The Company and Bank subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. The Bank subsidiary is also regulated by state banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank subsidiary must meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and Bank subsidiary's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank subsidiary to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2000 and 1999, that the Company and Bank subsidiary met all capital adequacy requirements to which they are subject.

    As of June 30, 2000 and 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank subsidiary as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank subsidiary must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

    The Company's and Bank subsidiary's actual capital amounts and ratios are as follows:

	Actual		For Capital Adequacy Purposes:		To Be Well- Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2000:
Total Capital (to Risk-Weighted Assets):
Consolidated	$58,977,783	11.08%	$42,587,444	8%	N/A
Great Western Bank	$59,392,098	11.17%	$42,551,077	8%	$53,188,846	10%
Tier Capital I (to Risk-Weighted Assets):
Consolidated	$52,317,570	9.83%	$21,293,722	4%	N/A
Great Western Bank	$52,737,498	9.92%	$21,275,538	4%	$31,913,308	6%
Tier Capital I (to Average Assets):
Consolidated	$52,317,570	8.25%	$25,378,348	4%	N/A
Great Western Bank	$52,737,498	8.32%	$25,348,437	4%	$31,685,546	5%
As of June 30, 1999:
Total Capital (to Risk-Weighted Assets):
Consolidated	$49,372,811	10.41%	$37,945,618	8%	N/A
Great Western Bank	$50,653,396	10.70%	$37,862,911	8%	$47,328,638	10%
Tier Capital I (to Risk-Weighted Assets):
Consolidated	$43,619,061	9.20%	$18,972,809	4%	N/A
Great Western Bank	$44,899,646	9.49%	$18,931,455	4%	$28,397,183	6%
Tier Capital I (to Average Assets):
Consolidated	$43,619,061	7.97%	$21,900,240	4%	N/A
Great Western Bank	$44,899,646	8.65%	$20,762,842	4%	$25,953,553	5%

    Dividends received from the Bank subsidiary are the primary source of funds available to the Company for payment of dividends to its stockholders. State and Federal banking regulations impose certain restrictions of the amount of dividends that may be paid in any given year based upon capital levels.

19.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Fair value estimates are based on existing on- and off-balance sheet financial instruments. The estimates do not include the value of anticipated future business, the value of long-term relationships with depositors (core deposit intangibles), or the value of assets and liabilities that are not considered financial instruments. Fair values are calculated based on the value of one unit without regard to any premium or discount that may result from concentration of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Estimated fair values are made at a specific point in time based on relevant market information about the financial instruments.

    Because no market information is available for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and cannot be determined with precision. Changes in assumptions could significantly affect the estimated fair values.

    Fair value estimates, methods and assumptions are set forth below:

	June 30,
	2000		1999
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)		(In Thousands)
ASSETS
Cash and due from banks	$24,049	$24,049	$22,693	$22,693
Federal funds sold	18,100	18,100	—	—
Securities available for sale	104,482	104,482	118,821	118,821
Loans	469,050	463,364	389,510	389,430
Accrued interest receivable	3,769	3,769	3,316	3,316
LIABILITIES
Noninterest-bearing deposits	98,690	98,690	81,025	81,025
Interest-bearing deposits	440,472	439,718	363,675	364,238
Accrued interest payable	3,625	3,625	2,870	2,870
Securities sold under agreements to repurchase	25,405	25,405	28,371	28,371
Federal funds purchased	—	—	15,035	15,035
Advances from Federal Home Loan Bank	25,738	25,442	17,747	17,588
Note payable to bank	—	—	1,665	1,665

    Short-Term Instruments—The estimated fair value of cash and due from banks, federal funds sold and purchased, accrued interest receivable and payable, and securities sold under agreements to repurchase approximates carrying value because of the short-term nature of these instruments.

    Securities—The estimated fair value of securities is based on quoted market prices at June 30, 2000 and 1999, respectively.

    Loans—The estimated fair value of short-term loans is carrying amount. The estimated fair value of all other loans is based on the discounted value of projected cash flows. When using the discounting method, loans are gathered by homogenous groups and discounted at a rate that would be used for loans with similar terms at June 30, 2000 and 1999, respectively. In addition, when computing the estimated fair value for all loans, the allowance for loan losses is subtracted from the calculated fair value for consideration of credit issues.

GREAT WESTERN SECURITIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED JUNE 30, 2000, 1999 AND 1998

19.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

    Deposits—The estimated fair value of noninterest-bearing deposits, is the amount payable on demand. The estimated fair value of interest-bearing deposits is based on the discounted value of projected cash flows. The discount rate is the market rate currently offered for deposits of similar remaining maturities.

    Advances from Federal Home Loan Bank—The fair value of such advances is estimated by discounting the expected future cash flows using current interest rates as of June 30, 2000 and 1999, for advances with similar terms and remaining maturities.

    Note Payable to Bank—The estimated fair value of the note payable to bank approximates the carrying value because the note carries a variable interest rate.

    Commitments—The estimated fair value of loan commitments and standby letters of credit approximate carrying value because the fees currently charged for these arrangements and the underlying interest rates approximate market.

20.  FINANCIAL INFORMATION—PARENT COMPANY ONLY

    Financial Statements of Great Western Securities, Inc. (Parent Company Only) are as follows:

GREAT WESTERN SECURITIES, INC. (PARENT COMPANY ONLY)
BALANCE SHEETS
JUNE 30, 2000 AND 1999

	2000	1999
ASSETS
CASH AND CASH EQUIVALENTS	$78,191	$51,125
SECURITIES AVAILABLE FOR SALE	290,880	518,693
INVESTMENTS IN SUBSIDIARIES:
Great Western Bank	48,764,549	42,150,310
Great Western Resources, Inc.	—	26,510

Total investments in subsidiaries	48,764,549	42,176,820

OTHER ASSETS	2,102,503	924,977

	$51,236,123	$43,671,615

LIABILITIES AND STOCKHOLDERS' EQUITY
ACCRUED INTEREST PAYABLE	$—	$49,392
INCOME TAXES PAYABLE	1,747,527	531,699
OTHER LIABILITIES	91,784	169,242
NOTES PAYABLE	—	1,691,000

Total liabilities	1,839,311	2,441,333
STOCKHOLDERS' EQUITY:
Preferred stock—6% cumulative, $100 par value, non-voting authorized and issued 8,000 shares	800,000	800,000
Common stock—$100 par value, authorized 5,000 shares, 632 shares issued and outstanding	63,200	63,200
Additional paid-in capital	9,909	9,909
Accumulated other comprehensive loss	(1,334,155)	(325,913)
Retained earnings	49,857,858	40,683,086

Total stockholder's equity	49,396,812	41,230,282

	$51,236,123	$43,671,615

GREAT WESTERN SECURITIES, INC. (PARENT COMPANY ONLY)
STATEMENTS OF INCOME AND RETAINED EARNINGS
YEARS ENDED JUNE 30, 2000, 1999 AND 1998

	2000	1999	1998
INCOME:
Dividends from Great Western Bank	$3,004,588	$1,370,663	$1,640,383
Other	10,449	6,853	5,924

Total operating income	3,015,037	1,377,516	1,646,307
EXPENSES:
Operating	297,805	198,515	90,671
Interest	70,168	138,966	188,805

Total expenses	367,973	337,481	279,476
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED EARNINGS	2,647,064	1,040,035	1,366,831
INCOME TAX BENEFIT	26,582	51,453	69,037

INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS	2,673,646	1,091,488	1,435,868
EQUITY IN UNDISTRIBUTED EARNINGS OF GREAT WESTERN BANK	7,472,126	5,334,368	4,701,562

NET INCOME	10,145,772	6,425,856	6,137,430
CASH DIVIDENDS	(971,000)	(546,000)	(544,000)
RETAINED EARNINGS, BEGINNING OF YEAR	40,683,086	34,803,230	29,209,800

RETAINED EARNINGS, END OF YEAR	$49,857,858	$40,683,086	$34,803,230

GREAT WESTERN SECURITIES, INC. (PARENT COMPANY ONLY)
STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2000, 1999 AND 1998

	2000	1999	1998
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,145,772	$6,425,856	$6,137,430
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(7,472,126)	(5,334,368)	(4,701,562)
Decrease in accrued interest payable	(49,392)	(7,702)	(28,826)
Increase in income taxes payable	1,215,828	468,500	25,563
Decrease in other assets	(1,177,526)	(454,694)	(152,416)
Other	510	—	—

Net cash provided by operating activities	2,663,066	1,097,592	1,280,189

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	—	—	(9,900)

CASH FLOWS FROM FINANCING ACTIVITIES:
Redemption of preferred stock	—	—	(400,000)
Payment on notes payable	(1,665,000)	(510,000)	(510,000)
Cash dividends	(971,000)	(546,000)	(544,000)

Net cash used in financing activities	(2,636,000)	(1,056,000)	(1,454,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	27,066	41,592	(183,711)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	51,125	9,533	193,244
CASH AND CASH EQUIVALENTS AT END OF YEAR	$78,191	$51,125	$9,533

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the year for:
Interest	$119,560	$131,263	$204,318

Income taxes	$(129,502)	$(122,221)	$(94,501)

GREAT WESTERN SECURITIES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2000	June 30, 2000
Assets
Cash and due from banks	$20,532	$24,049
Federal funds sold	8,000	18,100

Total cash and cash equivalents	28,532	42,149
Securities available for sale	109,217	104,482
Loans receivable, net	508,936	469,050
Premises and equipment, net	9,677	8,988
Accrued interest receivable	4,632	3,769
Mortgage servicing rights acquired	4,079	4,295
Other assets	3,250	17,709

	$668,323	$650,442

Liabilities and Stockholders' Equity
Liabilities:
Deposits
Non interest bearing	$73,670	$98,690
Interest bearing	458,740	440,472

Total deposits	532,410	539,162
Federal funds purchased and securities sold under agreements to repurchase	31,674	25,405
Notes payable	40,204	25,738
Accrued interest and other liabilities	7,392	8,354

	611,680	598,659

Minority interest in subsidiary	2,608	2,386

Stockholders' equity:
Preferred stock	800	800
Common stock	63	63
Additional paid in capital	10	10
Retained earnings	52,668	49,858
Accumulated other comprehensive income (loss)	494	(1,334)

Total stockholders' equity	54,035	49,397

	$668,323	$650,442

See Notes to Consolidated Financial Statements.

GREAT WESTERN SECURITIES, INC. AND SUBSIDIARY

Consolidated Statements of Income

For The Six Months Ended December 31, 2000 and 1999

(In thousands, except share and per share data)

(unaudited)

	December 31, 2000	December 31, 1999
Interest income on:
Loans receivable	$22,654	$17,884
Taxable Securities	3,317	3,313
Nontaxable Securities	114	365
Dividends on securities	4	2
Federal funds sold and other	317	79

	26,406	21,643

Interest expense on:
Deposits	12,195	8,469
Federal funds purchased and securities sold under agreements to repurchase	669	987
Notes payable	901	434

	13,765	9,890

Net interest income	12,641	11,753
Provision for loan losses	429	220

Net interest income after provision for loan losses	12,212	11,533

Other income:
Service charges and other fees	2,397	3,745
Trust department income	577	500
Other	279	356

	3,253	4,601

Other expenses:
Salaries and employee benefits	5,308	5,081
Occupancy and equipment expenses, net	1,175	936
Other operating expenses	2,706	3,588

	9,189	9,605

Income before income taxes and minority interest in net income of subsidiaries	6,276	6,529
Income taxes	2,229	2,265

Income before minority interest in net income of subsidiaries	4,047	4,264
Minority interest in net income of subsidiaries	189	201

Net income	$3,858	$4,063

Basic earnings per common share	$6,028	$6,353

Dividends per share declared on common stock	$1,582	$396

Weighted average shares outstanding	632	632

See Notes to Consolidated Financial Statements.

GREAT WESTERN SECURITIES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For The Six Months Ended December 31, 2000 and 1999

(In thousands)

(unaudited)

	December 31, 2000	December 31, 1999
CASH FLOWS FROM OPERATING ACTIVITIES
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,052	$4,344

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales and maturities of securities available for sale	12,801	10,330
Purchase of securities available for sale	(14,645)	(1,000)
Proceeds from sale of mortgage servicing rights	13,744	(6,469)
Net increase in loans	(40,315)	(47,429)
Proceeds from sale of premises and equipment	14	—
Purchase of premises and equipment	(1,150)	(1,348)

NET CASH (USED IN) INVESTING ACTIVITIES	(29,551)	(45,916)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	(6,752)	35,402
Net increase in federal funds purchased and securities sold under agreements to repurchase	6,269	6,577
Net increase (decrease) in notes payable	14,466	(5,460)
Dividends paid, including ($53) and ($27) paid to minority interest, respectively	(1,101)	(322)

NET CASH PROVIDED BY FINANCING ACTIVITIES	12,882	36,197

NET DECREASE IN CASH AND CASH EQUIVALENTS	(13,617)	(5,375)
Cash and cash equivalents:
Beginning	42,149	22,694

Ending	$28,532	$17,319

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$12,752	$10,033
Income taxes	3,990	3,000

See Notes to Consolidated Financial Statements.

GREAT WESTERN SECURITIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of presentation.

    The consolidated financial statements include the accounts of the Company and its 95.33% owned subsidiary bank, Great Western Bank. All material intercompany accounts and transactions with the subsidiary are eliminated in consolidation.

    The June 30, 2000 consolidated balance sheet has been derived from the audited consolidated balance sheet as of that date for Great Western Securities, Inc. and Subsidiary. The consolidated financial statements as of December 31, 2000 and for the six months ended December 31, 2000 and 1999 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of financial position and results of its operations and its cash flows for those periods. Results for the six months ended December 31, 2000 are not necessarily indicative of the results to be expected for the entire year.

2.  Earnings per common share.

    Earnings per share have been computed on the basis of weighted average number of common shares outstanding during each period presented. Dividends accumulated or declared on preferred stock, which totaled $48,000 in each of the six months ended December 31, 2000 and 1999, reduced earnings available to common stockholders in the computation.

3.  Comprehensive Income.

    Comprehensive income was $5,686,000 and $2,886,000 for the six months ended December 31, 2000 and 1999. The difference between comprehensive income and net income presented in the consolidated statements of income is attributed solely to unrealized gains and losses on available-for-sale securities.

4.  Commitments and Contingencies.

    In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of these instruments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    At December 31, 2000, the Company had unused loan commitments of $114,120,000 of which $66,579,000 were for commitments of one year or less. Additionally, the Company had issued standby letters of credit of $605,000 at December 31, 2000.

    The Bank subsidiary has sold loans of $7,741,000 with recourse at December 31, 2000. Such loans may be returned to the Bank if they do not remain current for a period of three to six months following the sale.

    The Company is subject to lawsuits and claims for various amounts which arise out of the normal course of its business. Except as described below, in the opinion of management, the disposition of claims currently pending will not have a material adverse effect on the Company's financial position.

    On November 21, 2000, certain purported class action members filed an amended petition in an action then pending in an Iowa district court in Lee County, Iowa against Thousand Adventures, Inc., also known as TAI, to add as defendants 18 lenders, including Great Western Bank, with respect to retail installment sales contracts originated by TAI in connection with its sale of campground memberships. The amended petition alleges that more than 50,000 class members purchased campground memberships at a cost ranging from $990 to $10,000 and that TAI assigned the contracts outright or as collateral to the lenders. The primary claim of the amended petition appears to be that the lenders, as holders of the installment contracts, are subject to all claims the members had against TAI, which allegedly include breach of contract and consumer fraud, among other things. The amended petition seeks rescission of the campground memberships, an unspecified amount of damages, punitive damages, interest and attorneys' fees. In July of 1997 a default judgment was entered against TAI certifying the action against it as a class action. TAI is the debtor in a Chapter 7 bankruptcy proceeding pending in federal bankruptcy court in Iowa.

    On December 19, 2000, Great Western Bank removed the lawsuit to federal district court in Iowa. The purported class action plaintiffs have filed a motion, which Great Western Bank plans to resist, to remand the lawsuit to the Iowa district court in Lee County. No discovery has been conducted with respect to the claim against Great Western Bank. Great Western Bank denies any wrongdoing and plans to vigorously contest all aspects of this lawsuit including whether the case can properly proceed as a class action. In the event the lawsuit were determined adversely to Great Western Bank, it could have a material adverse effect on the financial condition or results of operations of Great Western Bank, but the amount of the alleged damages is unspecified and cannot now be accurately estimated by the Company.

2,000,000 Preferred Securities

Spectrum Capital Trust II

    % Cumulative Preferred Securities

Fully, Irrevocably and Unconditionally Guaranteed
on a Subordinated Basis as Described in this Prospectus by

Prospectus

Howe Barnes Investments, Inc.
D.A. Davidson & Co.

            , 2001

QuickLinks

PROSPECTUS SUMMARY
Spectrum and Spectrum Capital Trust II
The Offering
RECENT DEVELOPMENTS
RISK FACTORS
SELECTED CONSOLIDATED FINANCIAL DATA OF SPECTRUM
SELECTED CONSOLIDATED FINANCIAL DATA OF GREAT WESTERN SECURITIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
ACCOUNTING AND REGULATORY TREATMENT
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DESCRIPTION OF GREAT WESTERN SECURITIES
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTIONS
SUPERVISION AND REGULATION
DESCRIPTION OF THE PREFERRED SECURITIES
DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES
BOOK-ENTRY ISSUANCE
DESCRIPTION OF PREFERRED SECURITIES GUARANTEE
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
UNDERWRITING
REPORTS OF SPECTRUM
AVAILABLE INFORMATION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT
Condensed Balance Sheets (in thousands)
INDEPENDENT AUDITORS' REPORT